UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

WashingtonFirst Bankshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

	☐	Fee paid previously with preliminary materials.

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Proxy Statement	Prospectus

MERGER AND SHARE ISSUANCE PROPOSED — YOUR VOTE IS NEEDED

Dear Stockholder:

On May 15, 2017, Sandy Spring Bancorp, Inc., a Maryland corporation (which we refer to as “Sandy Spring”), WashingtonFirst Bankshares, Inc., a Virginia corporation (which we refer to as “WashingtonFirst”), and Touchdown Acquisition, Inc., a Virginia corporation and a wholly-owned subsidiary of Sandy Spring (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Sandy Spring and WashingtonFirst. Under the terms of the merger agreement, (i) Merger Sub will merge with and into WashingtonFirst (which we refer to as the “first-step merger”), with WashingtonFirst continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of Sandy Spring, (ii) immediately following the completion of the first-step merger, WashingtonFirst will merge with and into Sandy Spring (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with Sandy Spring continuing as the surviving corporation in the second-step merger, and (iii) immediately following the completion of the integrated mergers, WashingtonFirst Bank, a Virginia state-chartered bank and a wholly-owned subsidiary of WashingtonFirst, will merge with and into Sandy Spring Bank, a Maryland state-chartered trust company with commercial banking powers and a wholly-owned subsidiary of Sandy Spring, with Sandy Spring Bank being the surviving bank (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

At the effective time of the first-step merger, each outstanding share of the common stock, par value $0.01 per share, of WashingtonFirst (which we refer to as “WashingtonFirst common stock”) and each share of WashingtonFirst Series A non-voting common stock (which we refer to as the “WashingtonFirst non-voting common stock”), except for (i) specified shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock owned by WashingtonFirst or Sandy Spring and (ii) shares of WashingtonFirst non-voting common stock whose holders have validly exercised and perfected their appraisal rights under Virginia law (which we collectively refer to as the “excluded shares”), will be converted into the right to receive 0.8713 shares (such number being referred to as the “exchange ratio”) of the common stock, par value $1.00 per share, of Sandy Spring (which we refer to as the “Sandy Spring common stock”), together with cash in lieu of fractional shares, subject to adjustment if the volume-weighted average price of Sandy Spring common stock on the Nasdaq Global Select Market, for the twenty trading day period ending on the fifth trading day before the day of completion of the first-step merger (which we refer to as the “Sandy Spring volume-weighted average price”), is more than $50.15 or less than $37.07 per share. As a result, the number of shares of Sandy Spring common stock that WashingtonFirst stockholders will receive in the merger may fluctuate with the market price of Sandy Spring common stock and will not be known at the time that WashingtonFirst stockholders vote on the merger agreement. If the Sandy Spring volume-weighted average price is less than $34.00, WashingtonFirst may terminate the merger agreement unless Sandy Spring adjusts the merger consideration by either (i) increasing the exchange ratio to equal $32.30 divided by the Sandy Spring volume-weighted average price or (ii) adding a cash amount to bring the total value of the merger consideration to $32.30 per share. In this joint proxy statement/prospectus, we refer to the number of shares of Sandy Spring common stock that a WashingtonFirst stockholder will receive in the merger, together with cash in lieu of fractional shares, as the “merger consideration.”

On May 15, 2017, the last full trading day before the public announcement of the Transactions, the closing price of Sandy Spring common stock was $42.72, and on August 31, 2017, the most recent trading day practicable before the printing of this proxy statement/prospectus, the closing price of Sandy Spring common stock was $38.57. If $42.72 was the Sandy Spring volume-weighted average price, WashingtonFirst stockholders would receive merger consideration of 0.8713 shares of Sandy Spring common stock for each of their shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock, and if $38.57 was the Sandy Spring volume-weighted average price, WashingtonFirst stockholders would receive merger consideration of 0.8713 shares of Sandy Spring common stock for each of their shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock, in each case with cash paid in lieu of fractional shares. Based on an exchange ratio of 0.8713 and the number of shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock outstanding on August 31, 2017 (which includes the number of shares of WashingtonFirst common stock underlying WashingtonFirst’s restricted stock awards as of August 31, 2017), the maximum number of shares of Sandy Spring common stock estimated to be issuable at the effective time of the first-step merger is 11,398,870. We urge you to obtain current market quotations for Sandy Spring (trading symbol “SASR”) and WashingtonFirst (trading symbol “WFBI”).

Sandy Spring will hold a special meeting of its stockholders (which we refer to as the “Sandy Spring special meeting”) in connection with the issuance of the shares of Sandy Spring common stock representing the merger consideration (which we refer to as the “Sandy Spring share issuance”). At the Sandy Spring special meeting, the holders of Sandy Spring common stock (which we refer to as “Sandy Spring stockholders”) will be asked to vote to approve the Sandy Spring share issuance. Approval of the Sandy Spring share issuance requires the affirmative vote of a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting.

WashingtonFirst will hold a special meeting of its stockholders (which we refer to as the “WashingtonFirst special meeting”) in connection with the first-step merger. At the WashingtonFirst special meeting, the holders of WashingtonFirst common stock (which we refer to as “WashingtonFirst stockholders”) will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Under Virginia law and WashingtonFirst’s organizational documents, approval of the merger agreement requires the affirmative vote of a majority of the votes cast by WashingtonFirst stockholders entitled to vote at the WashingtonFirst special meeting.

The Sandy Spring special meeting will be held on October 18, 2017, at Sandy Spring’s corporate headquarters located at 17801 Georgia Avenue, Olney, Maryland 20832, at 9:00 a.m., local time. The WashingtonFirst special meeting will be held on October 18, 2017, at WashingtonFirst’s corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, at 10:00 a.m., local time.

The Sandy Spring board of directors unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance and “FOR” the adjournment of the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance.

The WashingtonFirst board of directors unanimously recommends that WashingtonFirst stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the first-step merger, and “FOR” the adjournment of the WashingtonFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

This joint proxy statement/prospectus describes the WashingtonFirst special meeting, the Sandy Spring special meeting, the Transactions, the Sandy Spring share issuance, the documents related to the Transactions and other related matters. Please carefully read this entire joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 26, for a discussion of the risks relating to the proposed merger and the Sandy Spring share issuance. You can also obtain information about Sandy Spring and WashingtonFirst from documents that each has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).

Daniel J. Schrider President and Chief Executive Officer Sandy Spring Bancorp, Inc.	Shaza L. Andersen President and Chief Executive Officer WashingtonFirst Bankshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the first-step merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the first-step merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Sandy Spring or WashingtonFirst, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is September 8, 2017, and it is first being mailed or otherwise delivered to the stockholders of Sandy Spring and WashingtonFirst on or about September 12, 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Sandy Spring:

Sandy Spring will hold the Sandy Spring special meeting at 9:00 a.m., local time, on October 18, 2017, at Sandy Spring’s corporate headquarters located at 17801 Georgia Avenue, Olney, Maryland 20832 to consider and vote upon the following matters:

•	A proposal to approve the issuance of shares of Sandy Spring common stock in connection with the first-step merger (which we refer to as the “Sandy Spring share issuance proposal”); and

•	A proposal to adjourn the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance proposal (which we refer to as the “Sandy Spring adjournment proposal”).

We have fixed the close of business on August 31, 2017, as the record date for the Sandy Spring special meeting (which we refer to as the “Sandy Spring record date”). Only Sandy Spring stockholders of record as of the Sandy Spring record date are entitled to notice of, and to vote at, the Sandy Spring special meeting, or any adjournment of the Sandy Spring special meeting. Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting. The Sandy Spring adjournment proposal will be approved if a majority of the votes cast by holders of Sandy Spring common stock at the Sandy Spring special meeting are voted in favor of the Sandy Spring adjournment proposal.

The Sandy Spring board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the integrated mergers and the Sandy Spring share issuance, and unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the Sandy Spring stockholders approve the Sandy Spring share issuance proposal.

Regardless of whether you plan to attend the Sandy Spring special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Sandy Spring please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone by following the instructions on the accompanying proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Sandy Spring special meeting, the Transactions, the Sandy Spring share issuance, the documents related to the Transactions and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Ronald E. Kuykendall

General Counsel and Secretary

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of WashingtonFirst:

WashingtonFirst will hold the WashingtonFirst special meeting at 10:00 a.m., local time, on October 18, 2017, at WashingtonFirst’s corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 to consider and vote upon the following matters:

•	A proposal to approve the merger agreement and the first-step merger, pursuant to which Merger Sub will merge with and into WashingtonFirst, as more fully described in this joint proxy statement/prospectus (which we refer to as the “WashingtonFirst merger proposal); and

•	A proposal to adjourn the WashingtonFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WashingtonFirst merger proposal (which we refer to as the “WashingtonFirst adjournment proposal”).

We have fixed the close of business on August 31, 2017, as the record date for the WashingtonFirst special meeting (which we refer to as the “WashingtonFirst record date”). Only WashingtonFirst stockholders of record as of the WashingtonFirst record date are entitled to notice of, and to vote at, the WashingtonFirst special meeting, or any adjournment of the WashingtonFirst special meeting. Under Virginia law and WashingtonFirst’s organizational documents, approval of the WashingtonFirst merger proposal requires the affirmative vote of a majority of the votes cast by WashingtonFirst stockholders entitled to vote at the WashingtonFirst special meeting. The WashingtonFirst adjournment proposal will be approved if a majority of the votes cast on such proposal at the WashingtonFirst special meeting are voted in favor of such proposal.

The WashingtonFirst board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of WashingtonFirst and its stockholders, and unanimously recommends that WashingtonFirst stockholders vote “FOR” the WashingtonFirst merger proposal and “FOR” the WashingtonFirst adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the WashingtonFirst stockholders approve the WashingtonFirst merger proposal.

Regardless of whether you plan to attend the WashingtonFirst special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of WashingtonFirst, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone by following the instructions on the accompanying proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the WashingtonFirst special meeting, the Transactions, the documents related to the Transactions and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard D. Horn

General Counsel and Secretary

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Sandy Spring and WashingtonFirst from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Sandy Spring and/or WashingtonFirst at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Sandy Spring Bancorp, Inc. 17801 Georgia Avenue Olney, Maryland 20832 (800) 399-5919	WashingtonFirst Bankshares, Inc. 11921 Freedom Drive, Suite 250 Reston, Virginia 20190 (703) 840-2410

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Sandy Spring stockholders requesting documents must do so by October 11, 2017, in order to receive them before the Sandy Spring special meeting, and WashingtonFirst stockholders requesting documents must do so by October 11, 2017, in order to receive them before the WashingtonFirst special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 8, 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to WashingtonFirst stockholders or Sandy Spring stockholders nor the issuance by Sandy Spring of shares of Sandy Spring common stock in connection with the first-step merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding WashingtonFirst has been provided by WashingtonFirst and information contained in this document regarding Sandy Spring has been provided by Sandy Spring.

See “Where You Can Find More Information” beginning on page 150 for more details.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a Sandy Spring stockholder or a WashingtonFirst stockholder, may have about the Transactions, the Sandy Spring share issuance, the Sandy Spring special meeting or the WashingtonFirst special meeting, as applicable, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Transactions, the Sandy Spring share issuance, the Sandy Spring special meeting or the WashingtonFirst special meeting, as applicable. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Sandy Spring” refer to Sandy Spring Bancorp, Inc., a Maryland corporation, and its subsidiaries, and references to “WashingtonFirst” refer to WashingtonFirst Bankshares, Inc., a Virginia corporation, and its subsidiaries.

Q:	What are the Transactions?

A:	Sandy Spring, WashingtonFirst and Merger Sub entered into the merger agreement on May 15, 2017. The first-step merger is the first step in a series of transactions to combine Sandy Spring and WashingtonFirst, and their respective subsidiary banks, Sandy Spring Bank and WashingtonFirst Bank.

Under the terms of the merger agreement:

•	Merger Sub will merge with and into WashingtonFirst, with WashingtonFirst continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of Sandy Spring (which we refer to as the “first-step merger”).

•	Immediately following the completion of the first-step merger, WashingtonFirst, as the surviving corporation in the first-step merger, will merge with and into Sandy Spring, with Sandy Spring being the surviving corporation (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”).

•	Immediately following the completion of the integrated mergers, WashingtonFirst Bank will merge with and into Sandy Spring Bank, with Sandy Spring Bank being the surviving bank (which we refer to as the “bank merger,” and together with the integrated mergers, the “Transactions”).

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The integrated mergers cannot be completed unless, among other things:

•	The holders (which we refer to as the “Sandy Spring stockholders”) of the common stock, par value $1.00 per share, of Sandy Spring (which we refer to as the “Sandy Spring common stock”) approve the issuance of the shares of Sandy Spring common stock in connection with the first-step merger (which we refer to as the “Sandy Spring share issuance”).

•	The holders (which we refer to as the “WashingtonFirst stockholders”) of the common stock, par value $0.01 per share, of WashingtonFirst (which we refer to as the “WashingtonFirst common stock”) approve the merger agreement and the transactions contemplated thereby, including the first-step merger (which we refer to as the “WashingtonFirst merger proposal”).

The completion of the integrated mergers is subject to the fulfillment of additional customary conditions, which are discussed in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Integrated Mergers” beginning on page 109.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement being used by both the Sandy Spring board of directors (which we refer to as the “Sandy Spring board”) and the WashingtonFirst board of directors (which we refer to as the “WashingtonFirst board”) to solicit proxies of the stockholders of Sandy Spring and WashingtonFirst, as applicable, in connection with approval of the Sandy Spring share issuance and the first-step merger, as applicable, and related matters.

In order to approve the Sandy Spring share issuance, Sandy Spring has called a special meeting of the Sandy Spring stockholders (which we refer to as the “Sandy Spring special meeting”). In order to approve the merger agreement and the transactions contemplated thereby, including the first-step merger, WashingtonFirst has called a special meeting of the WashingtonFirst stockholders (which we refer to as the “WashingtonFirst special meeting”). This document also serves as a notice of the Sandy Spring special meeting and the WashingtonFirst special meeting, and describes the proposals to be presented at each special meeting.

In addition, this document is also a prospectus that is being delivered to WashingtonFirst stockholders because Sandy Spring is offering shares of Sandy Spring common stock to WashingtonFirst stockholders in connection with the first-step merger.

This joint proxy statement/prospectus contains important information about the Transactions. This document also contains important information about the proposals being voted on at the Sandy Spring special meeting and the WashingtonFirst special meeting, respectively. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	In addition to the Sandy Spring share issuance, what else are Sandy Spring stockholders being asked to vote on at the Sandy Spring special meeting?

A:	In addition to voting on the Sandy Spring share issuance (which we refer to as the “Sandy Spring share issuance proposal”), Sandy Spring is soliciting proxies from the Sandy Spring stockholders with respect to a proposal to adjourn the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance proposal (which we refer to as the “Sandy Spring adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the Sandy Spring adjournment proposal.

Q:	In addition to the approval of the merger agreement and the first-step merger, what else are WashingtonFirst stockholders being asked to vote on at the WashingtonFirst special meeting?

A:	In addition to voting on the WashingtonFirst merger proposal, WashingtonFirst is soliciting proxies from the WashingtonFirst stockholders with respect to a proposal to adjourn the WashingtonFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WashingtonFirst merger proposal (which we refer to as the “WashingtonFirst adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the WashingtonFirst adjournment proposal.

Q:	What will WashingtonFirst stockholders be entitled to receive in the first-step merger?

A:

If the first-step merger is completed, each outstanding share of WashingtonFirst common stock and each share of WashingtonFirst non-voting common stock, except for (i) specified shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock owned by WashingtonFirst or Sandy Spring and (ii) shares of WashingtonFirst non-voting common stock whose holders have validly exercised and perfected their appraisal rights under Virginia law (which we collectively refer to as the “excluded shares”), will be converted into the right to receive 0.8713 shares (such number being referred to as the “exchange ratio”) of Sandy Spring common stock, together with cash in lieu of fractional shares, and subject to adjustment if the volume-weighted average price of Sandy Spring common stock on the Nasdaq Global Select Market, for the twenty trading day period ending on the fifth trading day before the day of completion of the first-step merger (which we refer to as the “Sandy Spring volume-weighted average price”), is more than $50.15 or less than $37.07 per share (which we refer to as the “merger consideration”). WashingtonFirst stockholders who would otherwise be entitled to receive a fractional share of Sandy Spring common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) based on the final exchange ratio.

Q:	What will Sandy Spring stockholders be entitled to receive in the first-step merger?

A:	Sandy Spring stockholders will not be entitled to receive any merger consideration and will continue to hold the shares of Sandy Spring common stock that they held immediately prior to the completion of the first-step merger.

Q:	How will the first-step merger affect WashingtonFirst equity awards?

A:	The WashingtonFirst equity awards will be affected as follows:

Restricted Stock Awards: At the effective time of the first-step merger (which we refer to as the “effective time”), each restricted stock award granted by WashingtonFirst will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of WashingtonFirst common stock held by such holder.

Stock Options: Also at the effective time, all outstanding and unexercised options to purchase shares of WashingtonFirst common stock will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time that the first-step merger is completed?

A:	Perhaps. The value of the merger consideration may fluctuate between the date of this joint proxy statement/prospectus and the closing date because the market value for Sandy Spring common stock fluctuates.

Q:	How does the Sandy Spring board recommend that I vote at the Sandy Spring special meeting?

A:	The Sandy Spring board unanimously recommends that you vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Q:	How does the WashingtonFirst board recommend that I vote at the WashingtonFirst special meeting?

A:	The WashingtonFirst board unanimously recommends that you vote “FOR” the WashingtonFirst merger proposal and “FOR” the WashingtonFirst adjournment proposal.

Q:	When and where are the meetings?

A:	The Sandy Spring special meeting will be held at Sandy Spring’s corporate headquarters located at 17801 Georgia Avenue, Olney, Maryland 20832 on October 18, 2017, at 9:00 a.m., local time.

The WashingtonFirst special meeting will be held at WashingtonFirst’s corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 on October 18, 2017, at 10:00 a.m., local time.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus. After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly as described under “— Q: How do I vote?” immediately below. In order to assure that your shares are represented and voted at your special meeting, please submit your proxy as instructed on the accompanying proxy card even if you currently plan to attend your special meeting in person.

Q:	How do I vote?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on any proposal. The procedures for voting are as follows:

Voting by Proxy:

If you hold your shares in your name as a stockholder of record, you may vote by mail, through the Internet or by telephone.

•	To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to your special meeting.

•	To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•	To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received or will receive from your bank or broker.

If your special meeting is postponed or adjourned for any reason, at any subsequent reconvening of your special meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of your special meeting, except for any proxies that have at that time effectively been revoked or withdrawn, even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Voting in Person at Your Special Meeting:

If you hold your shares in your name as a stockholder of record and wish to attend your special meeting and vote in person, you may request a ballot when you arrive. “Street name” stockholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the Sandy Spring special meeting?

A:	The presence at the Sandy Spring special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Sandy Spring common stock entitled to be voted at the Sandy Spring special meeting will constitute a quorum for the transaction of business at the Sandy Spring special meeting. Once a share is represented for any purpose at the Sandy Spring special meeting, it is deemed present for quorum purposes for the remainder of the Sandy Spring special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the WashingtonFirst special meeting?

A:	The presence at the WashingtonFirst special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of WashingtonFirst common stock entitled to be voted at the WashingtonFirst special meeting will constitute a quorum for the transaction of business at the WashingtonFirst special meeting. Once a share is represented for any purpose at the WashingtonFirst special meeting, it is deemed present for quorum purposes for the remainder of the WashingtonFirst special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the Sandy Spring special meeting?

A:	Sandy Spring share issuance proposal:

•	Standard: Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

Sandy Spring adjournment proposal:

•	Standard: Approval of the Sandy Spring adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

Q:	What is the vote required to approve each proposal at the WashingtonFirst special meeting?

A:	WashingtonFirst merger proposal:

•	Standard: Approval of the WashingtonFirst merger proposal requires the affirmative vote of a majority of the outstanding shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the WashingtonFirst merger proposal, it will have the effect of a vote against the WashingtonFirst merger proposal.

WashingtonFirst adjournment proposal:

•	Standard: Approval of the WashingtonFirst adjournment proposal requires the affirmative vote of a majority of the votes cast by WashingtonFirst stockholders entitled to vote at the WashingtonFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the WashingtonFirst adjournment proposal, it will have no effect on the WashingtonFirst adjournment proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Sandy Spring or WashingtonFirst to obtain the necessary quorum to hold their respective special meetings. If you are a Sandy Spring stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the Sandy Spring share issuance proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the integrated mergers. If you are a WashingtonFirst stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the WashingtonFirst merger proposal will have the same effect as a vote against the proposal, even though such approval is a condition to the completion of the integrated mergers. The Sandy Spring share issuance must be approved by the affirmative vote of at least a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The Sandy Spring board unanimously recommends that the Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and the WashingtonFirst board unanimously recommends that the WashingtonFirst stockholders vote “FOR” the WashingtonFirst merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All stockholders of Sandy Spring and WashingtonFirst, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Sandy Spring and WashingtonFirst common stock can vote in person at the Sandy Spring special meeting and WashingtonFirst special meeting, respectively. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Sandy Spring and WashingtonFirst reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without Sandy Spring’s or WashingtonFirst’s express written consent, respectively.

Q:	Can I change my vote?

A:	Sandy Spring stockholders: Yes. If you are a holder of record of Sandy Spring common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to Sandy Spring’s corporate secretary, (iii) attending the Sandy Spring special meeting in person, notifying the corporate secretary and voting by ballot at the Sandy Spring special meeting or (iv) voting through the Internet or by telephone at a later time. Attendance at the Sandy Spring special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Sandy Spring after the vote will not affect the vote. Sandy Spring’s corporate secretary’s mailing address is: Corporate Secretary, 17801 Georgia Avenue, Olney, Maryland 20832.

WashingtonFirst stockholders: Yes. If you are a holder of record of WashingtonFirst common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation letter to WashingtonFirst’s corporate secretary, (iii) attending the WashingtonFirst special meeting in person, notifying the corporate secretary and voting by ballot at the WashingtonFirst special meeting or (iv) voting through the Internet or by telephone at a later time. Attendance at the WashingtonFirst special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by WashingtonFirst after the vote will not affect the vote. WashingtonFirst’s corporate secretary’s mailing address is: Corporate Secretary, 11921 Freedom Drive, Reston, Virginia 20190.

If you hold your shares of Sandy Spring common stock or WashingtonFirst common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	Will Sandy Spring be required to submit the Sandy Spring share issuance proposal to its stockholders even if the Sandy Spring board has withdrawn, modified or qualified its recommendation?

A:	No, Sandy Spring will not be required to submit the Sandy Spring share issuance proposal to its stockholders if the Sandy Spring board has withdrawn, modified or qualified its recommendation.

Q:	Will WashingtonFirst be required to submit the WashingtonFirst merger proposal to its stockholders even if the WashingtonFirst board has withdrawn, modified or qualified its recommendation?

A:	No, WashingtonFirst will not be required to submit the WashingtonFirst merger proposal to its stockholders if the WashingtonFirst board has withdrawn, modified or qualified its recommendation.

Q:	What are the U.S. federal income tax consequences of the integrated mergers to WashingtonFirst stockholders?

A:	The obligations of WashingtonFirst and Sandy Spring to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of WashingtonFirst and Sandy Spring of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming that the integrated mergers qualify as a reorganization under the Code, holders of WashingtonFirst common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of WashingtonFirst common stock for shares of Sandy Spring common stock, except with respect to any cash received instead of fractional shares of Sandy Spring common stock.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 116 for a more complete discussion of the U.S. federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Q:	Are WashingtonFirst stockholders entitled to dissenters’ rights?

A:	Holders of shares WashingtonFirst common stock are not entitled to exercise dissenters’ rights in connection with the WashingtonFirst merger proposal. However, holders, of shares of WashingtonFirst non-voting common stock are entitled to exercise dissenters’ rights in connection with the WashingtonFirst merger proposal. For further information, see “The Transactions — Dissenters’ Rights” beginning on page 92.

Q:	If I am a WashingtonFirst stockholder, should I send in my WashingtonFirst stock certificates now?

A:	No. Please do not send in your WashingtonFirst stock certificates with your proxy. Promptly following the completion of the first-step merger, an exchange agent will send you instructions for exchanging WashingtonFirst stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 97.

Q:	What should I do if I hold my shares of WashingtonFirst common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of WashingtonFirst common stock are held in book-entry form. Promptly following the completion of the first-step merger, shares of WashingtonFirst common stock held in book-entry form automatically will be exchanged for shares of Sandy Spring common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	Whom may I contact if I cannot locate my WashingtonFirst stock certificate(s)?

A:	If you are unable to locate your original WashingtonFirst stock certificate(s), you should contact Computershare Investor Services, WashingtonFirst’s transfer agent, at (800) 368-5948 or P.O. Box 43078, Providence, Rhode Island 02940-3078.

Q:	What should I do if I receive more than one set of voting materials?

A:	Sandy Spring stockholders and WashingtonFirst stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Sandy Spring and/or WashingtonFirst common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Sandy Spring common stock or WashingtonFirst common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Sandy Spring common stock and WashingtonFirst common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Sandy Spring common stock and/or WashingtonFirst common stock that you own.

Q:	When do you expect to complete the Transactions?

A:	Sandy Spring and WashingtonFirst currently expect to complete the Transactions in the fourth quarter of 2017. However, neither Sandy Spring nor WashingtonFirst can assure you of when, or if, the Transactions will be completed. The completion of the integrated mergers is subject to the fulfillment of customary closing conditions, including the approval by the Sandy Spring stockholders of the Sandy Spring share issuance proposal, the approval by the WashingtonFirst stockholders of the WashingtonFirst merger proposal and the receipt of necessary regulatory approvals.

Q:	What happens if the first-step merger is not completed?

A:

If the first-step merger is not completed, WashingtonFirst stockholders will not receive any consideration for their shares in connection with the first-step merger. Instead, WashingtonFirst will remain an independent publicly traded company and its common stock will continue to be listed and traded on the Nasdaq Capital Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either Sandy Spring or WashingtonFirst. For a more detailed discussion of the circumstances under which such payments will be required to be paid, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 112.

Q:	Whom should I call with questions?

A:	Sandy Spring stockholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sandy Spring common stock, please contact Investor Relations at (800) 399-5919 or Sandy Spring’s proxy solicitor, Laurel Hill Advisory Group, LLC, at (888) 742-1305.

WashingtonFirst stockholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of WashingtonFirst common stock, please contact Richard D. Horn, General Counsel, or Matthew R. Johnson, Executive Vice President and Chief Financial Officer, at (703) 840-2410 or WashingtonFirst’s proxy solicitor, Laurel Hill Advisory Group, LLC, at (888) 742-1305.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the Transactions. See “Where You Can Find More Information” beginning on page 150. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

In the First-Step Merger, WashingtonFirst Stockholders will be Entitled to Receive the Merger Consideration (page 95)

Sandy Spring and WashingtonFirst are proposing a strategic merger. If the first-step merger is completed, each outstanding share of WashingtonFirst common stock, except for the excluded shares, will be converted into the right to receive a number of shares of Sandy Spring common stock based on the Sandy Spring volume-weighted average price. Specifically, at the effective time of the first-step merger, each share of WashingtonFirst common stock and each share of WashingtonFirst non-voting common stock, except for the excluded shares, will be converted into shares of Sandy Spring common stock as follows:

•	if the Sandy Spring volume-weighted average price is greater than $53.23, the exchange ratio will equal 0.8210;

•	if the Sandy Spring volume-weighted average price is greater than $50.15 and equal to or less than $53.23, the exchange ratio will equal the quotient of $43.70 divided by the Sandy Spring volume-weighted average price;

•	if the Sandy Spring volume-weighted average price is equal to or greater than $37.07 and equal to or less than $50.15, the exchange ratio will equal 0.8713;

•	if the Sandy Spring volume-weighted average price is equal to or greater than $34.00 and less than $37.07, the exchange ratio will equal the quotient of $32.30 divided by the Sandy Spring volume-weighted average price; and

•	if the Sandy Spring volume-weighted average price is less than $34.00, the exchange ratio will equal 0.9500.

The following table illustrates the value of the merger consideration based on the Sandy Spring volume-weighted average price. Because the market value of Sandy Spring common stock will fluctuate, the value of the merger consideration may have a value as of the date the WashingtonFirst stockholders receive their shares that is less than, or greater than, the value of merger consideration on the date that the exchange ratio is determined.

Sandy Spring Volume- Weighted Average Price	Exchange Ratio	Implied Value of Merger Consideration
$54.00	0.8210	$44.33
$53.23	0.8210	$43.70
$53.00	0.8245	$43.70
$52.00	0.8404	$43.70
$51.00	0.8569	$43.70
$50.15	0.8713	$43.70
$50.00	0.8713	$43.57
$49.00	0.8713	$42.69
$48.00	0.8713	$41.82
$47.00	0.8713	$40.95
$46.00	0.8713	$40.08
$45.00	0.8713	$39.21
$44.00	0.8713	$38.34
$43.00	0.8713	$37.47
$42.00	0.8713	$36.59
$41.00	0.8713	$35.72
$40.00	0.8713	$34.85
$39.00	0.8713	$33.98
$38.00	0.8713	$33.11
$37.07	0.8713	$32.30
$37.00	0.8730	$32.30
$36.00	0.8972	$32.30
$35.00	0.9229	$32.30
$34.00	0.9500	$32.30
$33.00	0.9500	$31.35

Sandy Spring will not issue any fractional shares of Sandy Spring common stock in the first-step merger. WashingtonFirst stockholders who would otherwise be entitled to receive a fraction of a share of Sandy Spring common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share of Sandy Spring common stock to which the holder would otherwise be entitled by the Sandy Spring volume-weighted average price.

Sandy Spring common stock is listed on the Nasdaq Global Select Market under the symbol “SASR” and WashingtonFirst common stock is listed on the Nasdaq Capital Market under the symbol “WFBI.” The following table shows the closing sale prices of Sandy Spring common stock and WashingtonFirst common stock as reported on the Nasdaq Stock Market on May 15, 2017, the last full trading day before the public announcement of the Transactions, and on August 31, 2017, the latest practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of WashingtonFirst common stock, which was calculated by first multiplying the closing price of Sandy Spring common stock on those dates by an exchange ratio of 0.8713.

	Sandy Spring Common Stock	WashingtonFirst Common Stock	Implied Value of Merger Consideration
May 15, 2017	$42.72	$28.18	$37.22
August 31, 2017	$38.57	$33.87	$33.61

The merger agreement governs the integrated mergers. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the integrated mergers are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the integrated mergers.

The Sandy Spring Board Unanimously Recommends that Sandy Spring Stockholders Vote “FOR” the Sandy Spring Share Issuance Proposal and the Sandy Spring Adjournment Proposal Presented at the Sandy Spring Special Meeting (page 70)

The Sandy Spring board has unanimously approved the merger agreement. The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal presented at the Sandy Spring special meeting. For the factors considered by the Sandy Spring board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — Sandy Spring’s Reasons for the Transactions; Recommendation of the Sandy Spring Board” beginning on page 70.

Each of Sandy Spring’s directors, solely in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with WashingtonFirst, pursuant to which each such director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance. A form of these voting agreements is attached to this joint proxy statement/prospectus as Annex B. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Sandy Spring Voting Agreements” beginning on page 114.

The WashingtonFirst Board Unanimously Recommends that WashingtonFirst Stockholders Vote “FOR” the WashingtonFirst Merger Proposal and the WashingtonFirst Adjournment Proposal Presented at the WashingtonFirst Special Meeting (page 53)

The WashingtonFirst board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the first-step merger, are advisable and in the best interests of WashingtonFirst and its stockholders and has unanimously approved the merger agreement. The WashingtonFirst board unanimously recommends that WashingtonFirst stockholders vote “FOR” the WashingtonFirst merger proposal and “FOR” the WashingtonFirst adjournment proposal presented at the WashingtonFirst special meeting. For the factors considered by the WashingtonFirst board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — WashingtonFirst’s Reasons for the Transactions; Recommendation of the WashingtonFirst Board” beginning on page 53.

Each of WashingtonFirst’s directors, solely in his or her capacity as a WashingtonFirst stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of WashingtonFirst common stock over which he or she exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions. A form of these voting agreements is attached to this joint proxy statement/prospectus as Annex C. In addition, Endicott Opportunity Partners III, L.P. (which we refer to as “Endicott”), which owned 9.59% of the outstanding shares of WashingtonFirst common stock as of the WashingtonFirst record date, has also entered into a voting agreement with Sandy Spring pursuant to which Endicott has agreed to vote all shares of WashingtonFirst common stock over which it exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions. A copy of the Endicott voting agreement is attached to this joint proxy statement/prospectus as Annex D. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — WashingtonFirst Voting Agreements” beginning on page 113.

Opinion of WashingtonFirst’s Financial Advisor (page 57 and Annex E)

In connection with the integrated mergers, WashingtonFirst’s financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”), delivered a written opinion, dated May 15, 2017, to the WashingtonFirst board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of WashingtonFirst common stock of the exchange ratio in the proposed first-step merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex E to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the WashingtonFirst board (in its capacity as such) in connection with its consideration of the financial terms of the integrated mergers. The opinion did not address the underlying business decision of WashingtonFirst to engage in the integrated mergers or enter into the merger agreement or constitute a recommendation to the WashingtonFirst board in connection with the integrated mergers, and it does not constitute a recommendation to any holder of WashingtonFirst voting common stock or any stockholder of any other entity as to how to vote in connection with the integrated mergers or any other matter.

Opinion of Sandy Spring’s Financial Advisor (page 72 and Annex F)

On May 15, 2017, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) rendered its written opinion to the Sandy Spring board that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to Sandy Spring. The full text of the Sandler O’Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex F. Sandy Spring stockholders are urged to read the opinion in its entirety. Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. The Sandler O’Neill written opinion is addressed to the Sandy Spring board, is directed only to the merger consideration, and does not constitute a recommendation as to how any holder of Sandy Spring common stock should vote with respect to the Sandy Spring share issuance proposal or any other matter.

What Holders of WashingtonFirst Equity-Based Awards will be Entitled to Receive (page 87)

The WashingtonFirst equity awards will be affected as follows:

Restricted Stock Awards: At the effective time, each restricted stock award granted by WashingtonFirst will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of WashingtonFirst common stock held by such holder.

Stock Options: Also at the effective time, all outstanding and unexercised options to purchase shares of WashingtonFirst common stock will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price.

Sandy Spring Will Hold the Sandy Spring Special Meeting on October 18, 2017 (page 39)

The Sandy Spring special meeting will be held on October 18, 2017, at 9:00 a.m., local time, at Sandy Spring’s corporate headquarters located at 17801 Georgia Avenue, Olney, Maryland 20832. At the Sandy Spring special meeting, Sandy Spring stockholders will be asked to approve the Sandy Spring share issuance proposal and approve the Sandy Spring adjournment proposal.

Only holders of record of Sandy Spring common stock at the close of business on August 31, 2017 (which we refer to as the “Sandy Spring record date”), will be entitled to notice of, and to vote at, the Sandy Spring special meeting. Each share of Sandy Spring common stock is entitled to one vote on each proposal to be considered at the Sandy Spring special meeting. As of the Sandy Spring record date, there were 24,178,652 shares of Sandy Spring common stock entitled to vote at the Sandy Spring special meeting.

As of the Sandy Spring record date, the directors and executive officers of Sandy Spring and their affiliates beneficially owned and were entitled to vote approximately 636,647 shares of Sandy Spring common stock representing approximately 2.64% of the shares of Sandy Spring common stock outstanding on that date.

Each of Sandy Spring’s directors, solely in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with WashingtonFirst, pursuant to which each such Sandy Spring director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance proposal.

Approval of the Sandy Spring share issuance requires the affirmative vote of a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

The Sandy Spring adjournment proposal will be approved if a majority of the votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

WashingtonFirst Will Hold the WashingtonFirst Special meeting on October 18, 2017 (page 33)

The WashingtonFirst special meeting will be held on October 18, 2017, at 10:00 a.m., local time, at WashingtonFirst’s corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190.

At the WashingtonFirst special meeting, WashingtonFirst stockholders will be asked to approve the WashingtonFirst merger proposal and the WashingtonFirst adjournment proposal.

Only holders of record of WashingtonFirst common stock at the close of business on August 31, 2017 (which we refer to as the “WashingtonFirst record date”), will be entitled to notice of, and to vote at, the WashingtonFirst special meeting. Each share of WashingtonFirst common stock is entitled to one vote on each proposal to be considered at the WashingtonFirst special meeting. As of the WashingtonFirst record date, there were 12,509,766 shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting.

As of the WashingtonFirst record date, the directors and executive officers of WashingtonFirst and their affiliates beneficially owned and were entitled to vote approximately 2,697,307 shares of WashingtonFirst common stock representing approximately 21.57% of the shares of WashingtonFirst common stock outstanding on that date.

Each of WashingtonFirst’s directors, solely in his or her capacity as a WashingtonFirst stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such WashingtonFirst director has agreed to vote all shares of WashingtonFirst common stock over which he or she exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions. In addition, Endicott has also entered into a voting agreement with Sandy Spring pursuant to which Endicott has agreed to vote all shares of WashingtonFirst common stock over which it exercises sole disposition and voting rights vote in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions.

Under Virginia law and WashingtonFirst’s organizational documents, approval of the WashingtonFirst merger proposal requires the affirmative vote of a majority of the outstanding shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the WashingtonFirst merger proposal, it will have the same effect as a vote against the WashingtonFirst merger proposal.

The WashingtonFirst adjournment proposal will be approved if a majority of the votes cast on such proposal at the WashingtonFirst special meeting are voted in favor of such proposal at the WashingtonFirst special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting or fail to instruct your bank or broker how to vote with respect to either such proposal, it will have no effect on the WashingtonFirst adjournment proposal.

U.S. Federal Income Tax Consequences of the Integrated Mergers (page 116)

The obligations of WashingtonFirst and Sandy Spring to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of WashingtonFirst and Sandy Spring of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the integrated mergers qualify as a reorganization, holders of WashingtonFirst common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of WashingtonFirst common stock for shares of Sandy Spring common stock, except with respect to any cash received instead of fractional shares of Sandy Spring common stock.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 116 for a more complete discussion of the U.S.

federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Certain WashingtonFirst Directors and Executive Officers Have Financial Interests in the Transactions that Differ from Your Interests (page 87)

In considering the recommendation of the WashingtonFirst board to adopt the merger agreement, WashingtonFirst stockholders should be aware that certain directors and executive officers of WashingtonFirst have employment and other compensation agreements or plans that give them interests in the Transactions that are different from, or in addition to, their interests as WashingtonFirst stockholders. The WashingtonFirst board was aware of these circumstances at the time it approved the merger agreement. These interests include:

•	The awards of stock options that WashingtonFirst has made to its executive officers and directors under its equity incentive plan. As a result of the first-step merger, each stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the closing will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price;

•	The awards of restricted stock that WashingtonFirst has made to its executive officers and directors under its equity incentive plans. As a result of the first-step merger, each restricted stock award that is outstanding immediately prior to closing will fully vest and each holder will be entitled to receive the per share merger consideration for each share of WashingtonFirst common stock held by such holder;

•	The employment agreements with Shaza L. Andersen, President and Chief Executive Officer of WashingtonFirst Bank, and Michael J. Rebibo, Executive Vice President of WashingtonFirst Bank and President of 1st Portfolio Wealth Advisors and WashingtonFirst Mortgage, which provide for a cash severance payment (and, for Ms. Andersen, payment of premiums for continued health benefits for 12 months) in the event of a termination of employment without cause following a change in control;

•	The severance payment agreements with George W. Connors, IV, President and Chief Credit Officer of WashingtonFirst Bank, Richard D. Horn, General Counsel of WashingtonFirst Bank, and Matthew R. Johnson, Executive Vice President and Chief Financial Officer of WashingtonFirst Bank, which provide for a cash severance payment and payment of COBRA costs for continued health benefits for up to 12 months in the event of a termination of employment without cause following a change in control;

•	The supplemental executive retirement agreements with Shaza L. Andersen, George W. Connors, IV, Richard D. Horn, Matthew R. Johnson, and Joseph S. Bracewell, Chairman of the Board of WashingtonFirst, which provide each executive with a vested benefit upon a separation from service following a change in control of WashingtonFirst or WashingtonFirst Bank; and

•	That, pursuant to the merger agreement, Shaza L. Andersen, Joseph S. Bracewell and two additional members of WashingtonFirst’s board of directors are to be appointed as members of the Sandy Spring and Sandy Spring Bank boards of directors and Shaza L. Andersen and Joseph S. Bracewell are to be appointed to the executive committee of the Sandy Spring board.

It is anticipated that Ms. Andersen will enter into a consulting and separation agreement with Sandy Spring that will set forth Ms. Andersen’s entitlements and continuing obligations in connection with her termination of employment with WashingtonFirst and WashingtonFirst Bank following the effective time of the first-step merger and her service as a non-employee director of and consultant to Sandy Spring. It is also anticipated that

Mr. Connors will negotiate and enter into a bonus award and release agreement that will provide for certain payments in lieu of the lump sum cash payment under his severance payment agreement and an employment agreement with Sandy Spring that will set forth his new position at Sandy Spring following the effective time of the first-step merger. All arrangements entered into with Sandy Spring will be effective as of the effective time of the first-step merger.

Holders of WashingtonFirst Common Stock Are NOT Entitled to Assert Dissenters’ Rights (page 92)

Under the Virginia Stock Corporation Act, the holders of WashingtonFirst common stock will not have any dissenters’ rights with respect to the WashingtonFirst merger proposal. However, the holders of shares of WashingtonFirst non-voting common stock will have dissenters’ rights with respect to the WashingtonFirst merger proposal. For further information, see “The Transactions — Dissenters’ Rights” beginning on page 92.

Completion of the Transactions; Conditions That Must Be Fulfilled For the Integrated Mergers To Occur (page 109)

Currently, WashingtonFirst and Sandy Spring expect to complete the Transactions in the fourth quarter of 2017. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the integrated mergers depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement by the WashingtonFirst stockholders and approval of the issuance of shares of Sandy Spring common stock in connection with the first-step merger by Sandy Spring stockholders;

•	authorization for listing on the Nasdaq Global Select Market of the shares of Sandy Spring common stock to be issued in the first-step merger;

•	the receipt of required regulatory approval, including the approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions, and the expiration of all statutory waiting periods and the absence of any materially burdensome conditions on any regulatory approvals;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the absence of any order, injunction or other legal restraint preventing the completion of the integrated mergers or making the completion of the integrated mergers illegal;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Sandy Spring and WashingtonFirst in the merger agreement;

•	performance in all material respects by each of Sandy Spring and WashingtonFirst of its obligations under the merger agreement; and

•	receipt by each of Sandy Spring and WashingtonFirst of an opinion from its counsel as to certain tax matters.

Neither WashingtonFirst nor Sandy Spring can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived, or that the integrated mergers will be completed.

Termination of the Merger Agreement (page 110)

The merger agreement can be terminated at any time prior to the completion of the first-step merger in the following circumstances:

•	by mutual written consent, if Sandy Spring and WashingtonFirst so determine;

•	by either Sandy Spring or WashingtonFirst, if the required vote of WashingtonFirst stockholders needed to approve the merger agreement or the required vote of Sandy Spring stockholders needed to approve the Sandy Spring share issuance is not received;

•	by either Sandy Spring or WashingtonFirst, if (i) any governmental entity denies any requisite regulatory approval in connection with the Transactions and such denial has become final and non-appealable, or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by either Sandy Spring or WashingtonFirst, if the integrated mergers have not been consummated on or before May 15, 2018, the one year anniversary of the date of the merger agreement (which we refer to as the “termination date”), unless the failure of the integrated mergers to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by either Sandy Spring or WashingtonFirst (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true) which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 30 days following written notice to the party committing such breach, or such breach cannot be cured during such period;

•	by WashingtonFirst, prior to the time that the Sandy Spring share issuance proposal is approved, if the Sandy Spring board (i) fails to recommend in this joint proxy statement/prospectus that the Sandy Spring stockholders approve the Sandy Spring share issuance, or takes certain adverse actions with respect to such recommendation, or (ii) breaches certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the Sandy Spring share issuance, in any material respect;

•	by Sandy Spring, prior to the time that the WashingtonFirst merger proposal is approved, if the WashingtonFirst board (i) fails to recommend in this joint proxy statement/prospectus that the WashingtonFirst stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding WashingtonFirst common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an alternative acquisition proposal, or (iv) breaches certain obligations, including with respect to alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect; or

•	by WashingtonFirst, if the Sandy Spring volume-weighted average price is less than $34.00, subject to Sandy Spring’s right to adjust the merger consideration by either (i) increasing the exchange ratio to equal $32.30 divided by the Sandy Spring volume-weighted average price or (ii) adding a cash amount to bring the total value of the merger consideration to $32.30 per share.

Termination Fee (page 112)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals with respect to WashingtonFirst, changes in the recommendation of the

WashingtonFirst board or changes in the recommendation of the Sandy Spring board, WashingtonFirst or Sandy Spring, as applicable, may be required to pay to the other party a termination fee equal to $18.5 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with WashingtonFirst or Sandy Spring.

Regulatory Approvals Required for the Integrated Mergers and the Bank Merger (page 93)

Subject to the terms of the merger agreement, both WashingtonFirst and Sandy Spring have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from the Federal Reserve Board, the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions. Sandy Spring submitted applications to the Federal Reserve Board on June 29, 2017 and to the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions on July 5, 2017. As of the date of this joint proxy statement/prospectus, the Virginia Bureau of Financial Institutions has approved the transactions contemplated by the merger agreement and the remainder of these applications remain outstanding. Although neither Sandy Spring nor WashingtonFirst knows of any reason why the applications should not be approved in a timely manner, Sandy Spring and WashingtonFirst cannot be certain when, or if, the applications will be approved.

The Rights of WashingtonFirst Stockholders Will Change as a Result of the First-Step Merger (page 131)

Sandy Spring is incorporated under the laws of the State of Maryland and WashingtonFirst is incorporated under the laws of the Commonwealth of Virginia. Accordingly, Maryland law governs the Sandy Spring stockholders and Virginia law governs the WashingtonFirst stockholders. As a result of the first-step merger, WashingtonFirst stockholders will become stockholders of Sandy Spring. Thus, following the completion of the first-step merger, the rights of WashingtonFirst stockholders who become Sandy Spring stockholders in the first-step merger will be governed by the corporate law of the State of Maryland and will also then be governed by Sandy Spring’s articles of incorporation and bylaws, rather than by the corporate law of the Commonwealth of Virginia and WashingtonFirst’s articles of incorporation and bylaws.

See “Comparison of Stockholders’ Rights” for a description of the material differences in stockholders’ rights under the laws of the State of Maryland, the Commonwealth of Virginia and each of the Sandy Spring and WashingtonFirst governing documents.

Information About the Companies (pages 45 and 46)

Sandy Spring

Sandy Spring, headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank. Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services. With $5.3 billion in assets at June 30, 2017, Sandy Spring operates 44 community offices and six financial centers across central Maryland, Northern Virginia, and the greater Washington, D.C. region.

Sandy Spring’s common stock is traded on the Nasdaq Global Select Market under the symbol “SASR.”

Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and its telephone number at that location is (800) 399-5919. Additional information about Sandy Spring and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

Merger Sub

Merger Sub is a Virginia corporation and a wholly-owned subsidiary of Sandy Spring. Merger Sub was formed by Sandy Spring for the sole purpose of consummating the integrated mergers. See the section of this joint proxy statement/prospectus entitled “Information About Merger Sub” beginning on page 45.

WashingtonFirst

WashingtonFirst, headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 19 full-service banking offices throughout the Washington, D.C. metropolitan area. WashingtonFirst Bank offers a comprehensive range of commercial banking products and services to small-to-medium sized businesses, not-for-profit organizations, professional service firms and individuals in the greater Washington, D.C. area. In addition, WashingtonFirst provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through WashingtonFirst Bank’s subsidiary, WashingtonFirst Mortgage Corporation.

WashingtonFirst’s common stock is traded on the Nasdaq Capital Market under the symbol “WFBI.”

WashingtonFirst’s principal executive office is located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 and its telephone number at that location is (703) 840-2410. Additional information about WashingtonFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

Litigation Related to the Transactions

On August 1, 2017, Paul Parshall, a purported stockholder of WashingtonFirst, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia against WashingtonFirst, the members of the WashingtonFirst board and Sandy Spring on behalf of all WashingtonFirst public stockholders. The lawsuit alleges that Sandy Spring’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, omitted certain material information, which rendered the registration statement false and misleading. The relief sought in the lawsuit includes preliminary and permanent injunction against the consummation of the Transactions, rescission or rescissory damages if the Transactions are completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against the suit vigorously. However, at this time, it is not possible to predict the outcome of the lawsuit or the impact on Sandy Spring, WashingtonFirst or the Transactions.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SANDY SPRING

The following table presents selected historical consolidated financial data for Sandy Spring as of and for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Sandy Spring. The following table also presents selected historical consolidated financial data for Sandy Spring as of and for each of the six months ended June 30, 2017 and 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Sandy Spring.

The selected consolidated historical financial data below is only a summary. You should read this information in conjunction with the historical financial statements of Sandy Spring and the related notes, including those contained in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Sandy Spring’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Results of Operations
Tax-equivalent interest income	$94,534	$83,456	$177,267	$164,790	$153,558	$154,639	$149,244
Interest expense	11,955	10,602	21,004	20,113	18,818	19,433	22,651
Tax-equivalent net interest income	82,579	72,854	156,263	144,677	134,740	135,206	126,593
Tax-equivalent adjustment	3,697	3,304	6,711	6,478	5,192	5,292	5,374
Provision (credit) for loan losses	1,516	4,193	5,546	5,371	(163)	(1,084)	3,649
Net interest income after provision (credit) for loan losses	81,063	68,661	144,006	132,828	129,711	130,998	117,570
Non-interest income	26,203	26,114	51,042	49,901	46,871	47,511	46,956
Non-interest expenses	62,849	63,188	123,058	115,347	120,800	111,524	109,927
Income before taxes	44,417	31,587	71,990	67,382	55,782	66,985	54,599
Income tax expense	14,564	10,127	23,740	22,027	17,582	22,563	18,045
Net income	29,853	21,460	48,250	45,355	38,200	44,422	36,554

Per Share Data
Net income — basic per share	$1.24	$0.90	2.00	$1.84	$1.53	$1.78	$1.49
Net income — diluted per share	1.23	0.89	2.00	1.84	1.52	1.77	1.48
Dividends declared per common share	0.52	0.48	0.98	0.90	0.76	0.64	0.48
Book value per common share	23.13	22.18	22.32	21.58	20.83	19.98	19.41

Period End Balances
Total assets	$5,270,521	$4,739,449	$5,091,383	$4,655,380	$4,397,132	$4,106,100	$3,955,206
Total investment securities(1)	821,491	734,828	779,648	841,650	933,619	1,016,609	1,075,032
Total loans(2)	4,133,171	3,672,624	3,927,808	3,495,370	3,127,392	2,784,266	2,531,128
Total deposits	3,885,445	3,510,141	3,577,544	3,263,730	3,066,509	2,877,225	2,913,034
Total borrowings	797,312	662,887	945,119	829,145	764,432	703,842	526,987
Total stockholders’ equity	554,683	529,479	533,572	524,427	521,751	499,363	483,512

(1)	Includes available-for-sale securities and other equity securities.
(2)	Includes loans held for investment at amortized cost.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WASHINGTONFIRST

The following table presents selected historical consolidated financial data for WashingtonFirst as of and for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of WashingtonFirst. The following table also presents selected historical consolidated financial data for WashingtonFirst as of and for each of the six months ended June 30, 2017 and 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of WashingtonFirst.

The selected consolidated historical financial data below is only a summary. You should read this information in conjunction with the historical financial statements of WashingtonFirst and the related notes, including those contained in WashingtonFirst’s Annual Report on Form 10-K for the year ended December 31, 2016 and in WashingtonFirst’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Results of Operations
Interest income	$41,908	$35,726	$73,847	$63,183	$55,119	$46,829	$28,219
Interest expense	7,596	6,172	12,471	9,211	7,219	6,130	4,949
Net interest income	34,312	29,554	61,376	53,972	47,900	40,699	23,270
Provision for loan losses	1,940	1,605	3,880	3,550	3,005	4,755	3,225
Net interest income after provision for loan losses	32,372	27,949	57,496	50,422	44,895	35,944	20,045
Non-interest income	11,397	13,271	27,505	7,891	1,998	1,139	3,541
Non-interest expenses	28,764	28,036	56,863	39,589	33,116	28,117	20,178
Income before taxes	15,005	13,184	28,138	18,724	13,777	8,966	3,408
Income tax expense	5,232	4,862	10,131	6,469	4,353	2,627	1,173
Net income	9,773	8,322	18,007	12,255	9,424	6,339	2,235
Net income available to common stockholders	9,773	8,322	18,007	12,181	9,263	6,161	2,057

Per Share Data
Net income — basic per share(1)	$0.75	$0.65	$1.40	$1.15	$1.09	$0.73	$0.54
Net income — diluted per share(1)	0.74	0.64	1.37	1.13	1.06	0.72	0.53
Book value per common share(1)	15.57	14.64	14.94	13.95	12.07	10.65	10.13
Dividends paid	0.14	0.12	0.24	0.20	0.16	—	—

Period End Balances
Total assets	$2,083,177	$1,853,666	$2,002,911	$1,674,466	$1,333,390	$1,127,559	$1,147,818
Total investments(2)	319,289	265,156	291,930	226,241	171,733	148,897	138,221
Total loans(3)	1,687,150	1,443,721	1,566,652	1,344,577	1,066,126	838,120	753,355
Total deposits	1,744,691	1,548,877	1,522,741	1,333,242	1,086,063	948,903	972,660
Total borrowings(4)	121,135	103,563	270,587	149,913	104,311	63,489	64,923
Total stockholders’ equity	203,578	188,300	192,660	178,595	134,538	107,604	101,520

(1)	Adjusted for stock dividends.
(2)	Includes the following categories from the balance sheet: available-for-sale investment securities and restricted stocks.
(3)	Includes loans held for sale at lower of cost or fair value and loans held for investment at amortized cost.
(4)	Includes the following categories from the balance sheet: other borrowings, Federal Home Loan Bank advances and long-term borrowings.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of Sandy Spring giving effect to the Transactions.

With respect to the Transactions, the selected unaudited pro forma condensed combined financial information assumes that the Transactions will be accounted for under the acquisition method of accounting with Sandy Spring treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of WashingtonFirst, as of the effective date of the Transactions, will be recorded by Sandy Spring at their respective estimated fair values and the excess of the merger consideration over the estimated fair value of WashingtonFirst’s net identifiable assets will be allocated to goodwill.

The pro forma financial condition data set forth in the table below assumes that the Transactions became effective on June 30, 2017. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2016 and June 30, 2017 present the pro forma results of operations of Sandy Spring giving effect to the Transactions assuming that the Transactions became effective on January 1, 2016.

The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The selected unaudited pro forma condensed combined financial data also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 121, the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Transactions are completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

As of June 30, 2017
Pro Forma Condensed Consolidated Combined Statement of Financial Condition Data
(Dollars in thousands)
Cash and cash equivalents	$65,569
Net loans	5,729,708
Total assets	7,617,537
Deposits	5,629,763
Borrowings	919,351
Other liabilities	47,854
Stockholders’ equity	1,020,569

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro Forma Condensed Consolidated Combined Statement of Income Data
(Dollars in thousands, except per share data)
Net interest income	$116,746	$210,419
Provision for loan losses	3,456	9,426

Net interest income after provision for loan losses	113,290	200,993
Noninterest income	37,600	78,547
Noninterest expense	92,110	181,089

Income before income taxes	58,780	98,451
Income taxes	19,571	33,284

Net income	$39,209	$65,167

Pro Forma Condensed Consolidated Combined Per Share Data
Net income per share — basic	$1.11	$1.84
Net income per share — diluted	1.10	1.84

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Sandy Spring and WashingtonFirst is historical, unaudited pro forma combined and pro forma equivalent per share financial data. The information presented below should be read together with the historical consolidated financial statements of Sandy Spring and WashingtonFirst, including the related notes, filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma combined and pro forma equivalent per share information gives effect to the Transactions as if they had been effective on June 30, 2017 in the case of the book value data, and as if the Transactions had been effective as of the beginning of the periods presented in the case of the earnings per share and the cash dividends data. The unaudited pro forma earnings per share data combines the historical results of WashingtonFirst into Sandy Spring’s consolidated statement of income. While certain adjustments to the book value data were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place as of the beginning of the period presented. In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Transactions or consider any potential impacts of current market conditions or the Transactions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Sandy Spring Historical	WashingtonFirst Historical	Pro Forma Combined(1)	Per Equivalent WashingtonFirst Share(2)
Book value per share:
At June 30, 2017	$23.13	$15.57	$28.93	$25.21
At December 31, 2016	$22.32	$14.94	$28.08	$24.62

Cash dividends declared per share:
Six months ended June 30, 2017	$0.52	$0.14	$0.52	$0.45
Year ended December 31, 2016	$0.98	$0.24	$0.98	$0.85

Basic earnings per share:
Six months ended June 30, 2017	$1.24	$0.75	$1.11	$0.97
Year ended December 31, 2016	$2.00	$1.40	$1.84	$1.60

Diluted earnings per share:
Six months ended June 30, 2017	$1.23	$0.74	$1.10	$0.96
Year ended December 31, 2016	$2.00	$1.37	$1.84	$1.60

(1)	Pro forma dividends per share represent Sandy Spring’s historical dividends per share.
(2)	Per equivalent WashingtonFirst share was computed by multiplying the pro forma combined amounts by the exchange ratio of 0.8713.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

Because the market price of Sandy Spring common stock may fluctuate, WashingtonFirst stockholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Upon completion of the first-step merger, each outstanding share of WashingtonFirst common stock and WashingtonFirst non-voting common stock will be converted into the right to receive 0.8713 of a share of Sandy Spring common stock, together with cash in lieu of fractional shares, subject to adjustment if the Sandy Spring volume-weighted average price is more than $50.15 or less than $37.07 per share. There will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date of the Sandy Spring special meeting, the date of the WashingtonFirst special meeting and the date on which WashingtonFirst stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Sandy Spring common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Sandy Spring’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Sandy Spring and WashingtonFirst. Consequently, at the time WashingtonFirst stockholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Sandy Spring common stock they may receive when the first-step merger is completed. The value of the merger consideration will depend on the market value of shares of Sandy Spring common stock on the date the merger consideration is received. This value will not be known at the time of the WashingtonFirst special meeting and may be more or less than the current price of Sandy Spring common stock or the price of Sandy Spring common stock at the time of the WashingtonFirst special meeting.

The market price of Sandy Spring common stock after the first-step merger is completed may be affected by factors different from those affecting the market price of WashingtonFirst or Sandy Spring common stock currently.

Upon completion of the first-step merger, WashingtonFirst stockholders will become Sandy Spring stockholders. Sandy Spring’s business differs in important respects from that of WashingtonFirst, and, accordingly, the results of operations of the combined company and the market price of Sandy Spring common stock after the completion of the first-step merger may be affected by factors different from those currently affecting the independent results of operations of each of Sandy Spring and WashingtonFirst. For a discussion of the businesses of Sandy Spring and WashingtonFirst and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 150.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transactions.

Before the Transactions can be completed, Sandy Spring and WashingtonFirst must obtain approvals from the Federal Reserve Board, the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions. Sandy Spring submitted applications to the Federal Reserve Board on June 29, 2017 and to the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions on July 5, 2017. As of the date of this joint proxy statement/prospectus, the Virginia Bureau of Financial Institutions has approved the transactions contemplated by the merger agreement and the remainder of these applications remain outstanding. In determining whether to approve these applications, the regulatory agencies consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this joint proxy statement/prospectus entitled “The Transactions —Regulatory Approvals Required for the Transactions” beginning on page 93. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the Transactions or require changes to the terms of the Transactions. Such conditions or changes could have the effect of delaying or preventing completion of the Transactions or imposing additional costs on or limiting the revenues of the combined company following the completion of the Transactions, any of which might have an adverse effect on the combined company following the completion of the Transactions. For more information, see the section of this joint proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 93.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Transactions may not be realized.

Sandy Spring and WashingtonFirst have operated and, until the completion of the Transactions, will continue to operate, independently. The success of the Transactions, including anticipated benefits and cost savings, will depend, in part, on Sandy Spring’s ability to successfully combine and integrate the businesses of Sandy Spring and WashingtonFirst in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the Transactions. The loss of key employees could adversely affect Sandy Spring’s ability to successfully conduct its business, which could have an adverse effect on Sandy Spring’s financial results and the value of its common stock. If Sandy Spring experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Sandy Spring and/or WashingtonFirst to lose customers or cause customers to remove their accounts from Sandy Spring and/or WashingtonFirst and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of WashingtonFirst and Sandy Spring during this transition period and for an undetermined period after completion of the Transactions on the combined company. In addition, the actual cost savings of the Transactions could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary. The actual financial condition and results of operations of Sandy Spring after the completion of the Transactions may differ materially.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Sandy Spring’s actual financial condition or results of operations would have been had the Transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the Transactions had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the WashingtonFirst identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the first-step merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of WashingtonFirst as of the date of the completion of the Transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 121.

Certain WashingtonFirst directors and executive officers have interests in the Transactions that may differ from the interests of WashingtonFirst stockholders.

The WashingtonFirst stockholders should be aware that certain WashingtonFirst directors and executive officers have interests in the Transactions and have arrangements that are different from, or in addition to, those of WashingtonFirst stockholders generally. The WashingtonFirst board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that WashingtonFirst stockholders vote in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions.

The material interests considered by the WashingtonFirst board were as follows:

•	The awards of stock options that WashingtonFirst has made to its executive officers and directors under its equity incentive plan. As a result of the first-step merger, each stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the closing will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price;

•	The awards of restricted stock that WashingtonFirst has made to its executive officers and directors under its equity incentive plans. As a result of the first-step merger, each restricted stock award that is outstanding immediately prior to closing will fully vest and each holder will be entitled to receive the per share merger consideration for each share of WashingtonFirst common stock held by such holder;

•	The employment agreements with Shaza L. Andersen, President and Chief Executive Officer of WashingtonFirst Bank, and Michael J. Rebibo, Executive Vice President of WashingtonFirst Bank and President of 1st Portfolio Wealth Advisors and WashingtonFirst Mortgage, which provide for a cash severance payment (and, for Ms. Andersen, payment of premiums for continued health benefits for 12 months) in the event of a termination of employment without cause following a change in control;

•	The severance payment agreements with George W. Connors, IV, President and Chief Credit Officer of WashingtonFirst Bank, Richard D. Horn, General Counsel of WashingtonFirst Bank, and Matthew R. Johnson, Executive Vice President and Chief Financial Officer of WashingtonFirst Bank, which provide for a cash severance payment and payment of COBRA costs for continued health benefits for up to 12 months in the event of a termination of employment without cause following a change in control;

•	The supplemental executive retirement agreements with Shaza L. Andersen, George W. Connors, IV, Richard D. Horn, Matthew R. Johnson and Joseph S. Bracewell, Chairman of the Board of WashingtonFirst, which provide each executive with a vested benefit upon a separation from service following a change in control of WashingtonFirst or WashingtonFirst Bank; and

•	That, pursuant to the merger agreement, Shaza L. Andersen, Joseph S. Bracewell and two additional members of WashingtonFirst’s board of directors are to be appointed as members of the Sandy Spring and Sandy Spring Bank boards of directors and Shaza L. Andersen and Joseph S. Bracewell are to be appointed to the executive committee of the Sandy Spring board.

For a more complete description of these interests, see the section of this joint proxy statement/prospectus entitled “The Transactions — Interests of Certain WashingtonFirst Directors and Executive Officers in the Transactions” beginning on page 87.

It is anticipated that Ms. Andersen will enter into a consulting and separation agreement with Sandy Spring that will set forth Ms. Andersen’s entitlements and continuing obligations in connection with her termination of employment with WashingtonFirst and WashingtonFirst Bank following the effective time of the first-step merger and her service as a non-employee director of and consultant to Sandy Spring. It is also anticipated that

Mr. Connors will negotiate and enter into a bonus award and release agreement that will provide for certain payments in lieu of the lump sum cash payment under his severance payment agreement and an employment agreement with Sandy Spring that will set forth his new position at Sandy Spring following the effective time of the first-step merger. All arrangements entered into with Sandy Spring will be effective as of the effective time of the first-step merger.

Termination of the merger agreement could negatively impact WashingtonFirst or Sandy Spring.

If the merger agreement is terminated, there may be various consequences. For example, WashingtonFirst’s or Sandy Spring’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the Transactions, without realizing any of the anticipated benefits of completing the Transactions. Additionally, if the merger agreement is terminated, the market price of WashingtonFirst common stock or Sandy Spring common stock could decline to the extent that the current market prices reflect a market assumption that the Transactions will be completed. If the merger agreement is terminated under certain circumstances, WashingtonFirst or Sandy Spring may be required to pay to the other party a termination fee of $18.5 million.

Sandy Spring and WashingtonFirst will be subject to business uncertainties and contractual restrictions while the Transactions are pending.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on WashingtonFirst or Sandy Spring. These uncertainties may impair WashingtonFirst’s or Sandy Spring’s ability to attract, retain and motivate key personnel until the Transactions are completed, and could cause customers and others that deal with WashingtonFirst or Sandy Spring to seek to change existing business relationships with WashingtonFirst or Sandy Spring. Retention of certain employees by WashingtonFirst or Sandy Spring may be challenging while the Transactions are pending, as certain employees may experience uncertainty about their future roles with Sandy Spring. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with WashingtonFirst or Sandy Spring, WashingtonFirst’s business or Sandy Spring’s business could be harmed. In addition, subject to certain exceptions, WashingtonFirst has agreed to operate its business in the ordinary course prior to closing, and each of WashingtonFirst and Sandy Spring has agreed to certain restrictive covenants. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 101 for a description of the restrictive covenants applicable to WashingtonFirst and Sandy Spring.

Litigation relating to the Transactions could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the Transactions.

On August 1, 2017, Paul Parshall, a purported stockholder of WashingtonFirst, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia against WashingtonFirst, the members of the WashingtonFirst board and Sandy Spring on behalf of all WashingtonFirst public stockholders. The lawsuit alleges that Sandy Spring’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, omitted certain material information, which rendered the registration statement false and misleading. The relief sought in the lawsuit includes preliminary and permanent injunction against the consummation of the Transactions, rescission or rescissory damages if the Transactions are completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against the suit vigorously. However, at this time, it is not possible to predict the outcome of the lawsuit or the impact on Sandy Spring, WashingtonFirst or the Transactions.

A negative outcome in this suit could have a material adverse effect on WashingtonFirst and Sandy Spring if it results in preliminary or permanent injunctive relief or rescission of the merger agreement. Such action may also create additional uncertainty relating to the Transactions, and defending such actions may be costly and distracting to management. Neither WashingtonFirst nor Sandy Spring is currently able to predict the outcome of the suit with any certainty. Additional suits arising out of or relating to the Transactions may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, WashingtonFirst and Sandy Spring will not necessarily announce such additional filings.

If the Transactions are not completed, Sandy Spring and WashingtonFirst will have incurred substantial expenses without realizing the expected benefits of the Transactions.

Each of Sandy Spring and WashingtonFirst has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the first-step merger. If the Transactions are not completed, Sandy Spring and WashingtonFirst would have to recognize these expenses without realizing the expected benefits of the Transactions.

The merger agreement limits WashingtonFirst’s ability to pursue alternative acquisition proposals and requires either company to pay a termination fee of $18.5 million under limited circumstances, including circumstances relating to acquisition proposals for WashingtonFirst. Additionally, certain provisions of WashingtonFirst’s articles of incorporation and bylaws may deter potential acquirers.

The merger agreement prohibits WashingtonFirst from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 108. The merger agreement also provides that Sandy Spring or WashingtonFirst must pay a termination fee in the amount of $18.5 million in the event that the merger agreement is terminated under certain circumstances, including WashingtonFirst’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 112. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of WashingtonFirst from considering or proposing such an acquisition. Each director of WashingtonFirst, solely in his or her capacity as a WashingtonFirst stockholder has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of WashingtonFirst common stock over which he or she exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters, and against alternative transactions. In addition, Endicott has entered into a similar voting agreement with Sandy Spring, pursuant to which Endicott has agreed to vote all shares of WashingtonFirst common stock over which it exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters, and against alternative transactions. As of the WashingtonFirst record date, (i) the WashingtonFirst directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 1,089,796 shares of WashingtonFirst common stock, representing 8.72% of the outstanding shares of WashingtonFirst common stock and (ii) Endicott exercised sole disposition and voting rights with respect to 1,199,032 shares of WashingtonFirst common stock, representing 9.59% of the outstanding shares of WashingtonFirst common stock. For more information see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — WashingtonFirst Voting Agreements” beginning on page 113. Additionally, certain provisions of WashingtonFirst’s articles of incorporation or bylaws or of the Virginia Stock Corporation Act (which we refer to as the “VSCA”) could make it more difficult for a third-party to acquire control of WashingtonFirst or may discourage a potential competing acquirer.

The shares of Sandy Spring common stock to be received by WashingtonFirst stockholders as a result of the first-step merger will have different rights from shares of WashingtonFirst common stock.

The rights of WashingtonFirst stockholders are currently governed by the Virginia Stock Corporation Act, WashingtonFirst’s articles of incorporation and WashingtonFirst’s bylaws. Upon completion of the first-step merger, WashingtonFirst stockholders will become Sandy Spring stockholders and their rights as stockholders will then be governed by the Maryland General Corporation Law, Sandy Spring’s articles of incorporation and

Sandy Spring’s bylaws. The rights associated with WashingtonFirst common stock are different from the rights associated with Sandy Spring common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Stockholder Rights” beginning on page 131 for a discussion of the different rights associated with Sandy Spring common stock.

Holders of WashingtonFirst and Sandy Spring common stock will have a reduced ownership and voting interest after the first-step merger and will exercise less influence over management.

Holders of WashingtonFirst and Sandy Spring common stock currently have the right to vote in the election of the board of directors and on other matters affecting WashingtonFirst and Sandy Spring, respectively. Upon the completion of the first-step merger, each WashingtonFirst stockholder who receives shares of Sandy Spring common stock will become a Sandy Spring stockholder with a percentage ownership of Sandy Spring that is smaller than the stockholder’s percentage ownership of WashingtonFirst. It is currently expected that the former WashingtonFirst stockholders as a group will receive shares in the first-step merger constituting approximately 32% of the outstanding shares of Sandy Spring common stock immediately after the first-step merger. As a result, current Sandy Spring stockholders as a group will own approximately 68% of the outstanding shares of Sandy Spring common stock immediately after the first-step merger. Because of this reduced ownership percentage, WashingtonFirst stockholders may have less influence on the management and policies of Sandy Spring than they now have on the management and policies of WashingtonFirst, and current Sandy Spring stockholders may have less influence than they now have on the management and policies of Sandy Spring. Upon consummation of the Transactions, Sandy Spring has agreed to increase the size of the Sandy Spring board and the board of directors of Sandy Spring Bank to fifteen members and appoint Shaza L. Andersen, Joseph S. Bracewell and two other current members of the WashingtonFirst board to the Sandy Spring board and the board of directors of Sandy Spring Bank.

Holders of WashingtonFirst common stock do not have dissenters’ or appraisal rights with respect to the WashingtonFirst merger proposal.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Virginia law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because the WashingtonFirst common stock is listed on the Nasdaq Capital Market, the holders of WashingtonFirst common stock are not entitled to dissenters’ or appraisal rights in the first-step merger. However, the shares of WashingtonFirst non-voting common stock are not listed on any exchange, and this exception does not apply to holders of WashingtonFirst non-voting common stock. Therefore, the holders of WashingtonFirst non-voting common stock will have dissenters’ rights with respect to the WashingtonFirst merger proposal.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. These forward-looking statements may include: management plans relating to the Transactions; the expected timing of the completion of the Transactions; the ability to complete the Transactions; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the Transactions; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Sandy Spring nor WashingtonFirst assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring or WashingtonFirst anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Sandy Spring’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in WashingtonFirst’s Annual Report on Form 10-K, those disclosed in Sandy Spring’s and WashingtonFirst’s respective other periodic reports filed with the SEC, as well as the possibility: that expected benefits of the Transactions may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the Transactions may not be timely completed, if at all; that prior to the completion of the Transactions or thereafter, Sandy Spring’s and WashingtonFirst’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies relating to the Transactions; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; that Sandy Spring and WashingtonFirst may face reputational risks and the reaction of the companies’ customers, employees and other constituents to the Transactions; and that management’s time may be diverted to merger-related matters. For any forward-looking statements made in this joint proxy statement/prospectus or in any documents, Sandy Spring and WashingtonFirst claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE WASHINGTONFIRST SPECIAL MEETING

This section contains information for WashingtonFirst stockholders about the WashingtonFirst special meeting that WashingtonFirst has called to allow its stockholders to consider and vote on the WashingtonFirst merger proposal and the WashingtonFirst adjournment proposal. WashingtonFirst is mailing this joint proxy statement/prospectus to you, as a WashingtonFirst stockholder, on or about September 12, 2017. This joint proxy statement/prospectus is accompanied by a notice of the WashingtonFirst special meeting and a form of proxy card that the WashingtonFirst board is soliciting for use at the WashingtonFirst special meeting and at any adjournments of the WashingtonFirst special meeting.

Date, Time and Place of the WashingtonFirst Special Meeting

The WashingtonFirst special meeting will be held at WashingtonFirst’s corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 at 10:00 a.m., local time, on October 18, 2017. On or about September 12, 2017, WashingtonFirst commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the WashingtonFirst special meeting.

Matters to Be Considered at the WashingtonFirst Special Meeting

At the WashingtonFirst special meeting, you, as a WashingtonFirst stockholder, will be asked to consider and vote upon the following matters:

•	the WashingtonFirst merger proposal; and

•	the WashingtonFirst adjournment proposal.

Recommendation of the WashingtonFirst Board

The WashingtonFirst board has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of WashingtonFirst and its stockholders, has unanimously approved the merger agreement and unanimously recommends that the WashingtonFirst stockholders vote “FOR” the WashingtonFirst merger proposal and “FOR” the WashingtonFirst adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions —WashingtonFirst’s Reasons for the Transactions; Recommendation of the WashingtonFirst Board” beginning on page 53 for a more detailed discussion of the WashingtonFirst board’s recommendation.

WashingtonFirst Record Date and Quorum

The WashingtonFirst board has fixed the close of business on August 31, 2017, as the WashingtonFirst record date for determining the WashingtonFirst stockholders entitled to receive notice of, and to vote at, the WashingtonFirst special meeting.

As of the WashingtonFirst record date, there were 12,509,766 shares of WashingtonFirst common stock outstanding and entitled to notice of, and to vote at, the WashingtonFirst special meeting held by 429 holders of record. Each share of WashingtonFirst common stock entitles the holder to one vote at the WashingtonFirst special meeting on each proposal to be considered at the WashingtonFirst special meeting.

The presence at the WashingtonFirst special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of WashingtonFirst common stock entitled to be voted at the WashingtonFirst special meeting will constitute a quorum for the transaction of business at the WashingtonFirst special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the WashingtonFirst special meeting.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

WashingtonFirst merger proposal:

•	Standard: Approval of the WashingtonFirst merger proposal requires the affirmative vote of a majority of the outstanding shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the WashingtonFirst merger proposal, it will have the same effect as a vote against the WashingtonFirst merger proposal.

WashingtonFirst adjournment proposal:

•	Standard: Approval of the WashingtonFirst adjournment proposal requires the affirmative vote of a majority of the votes cast by WashingtonFirst stockholders entitled to vote at the WashingtonFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the WashingtonFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the WashingtonFirst adjournment proposal, it will have no effect on the WashingtonFirst adjournment proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the WashingtonFirst record date, the directors and executive officers of WashingtonFirst and their affiliates beneficially owned and were entitled to vote approximately 2,697,307 shares of WashingtonFirst common stock, representing approximately 21.57% of the shares of WashingtonFirst common stock outstanding on that date.

Each of WashingtonFirst’s directors, in his or her capacity as a WashingtonFirst stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of WashingtonFirst common stock over which he or she exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions. As of the WashingtonFirst record date, (i) the WashingtonFirst directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 1,089,796 shares of WashingtonFirst common stock, representing 8.72% of the outstanding shares of WashingtonFirst common stock. In addition, Endicott has also entered into a voting agreement with Sandy Spring pursuant to which Endicott has agreed to vote all shares of WashingtonFirst common stock over which it exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters and against alternative transactions. As of the WashingtonFirst record date, Endicott exercised sole disposition and voting rights with respect to 1,199,032 shares of WashingtonFirst common stock, representing 9.59% of the outstanding shares of WashingtonFirst common stock. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — WashingtonFirst Voting Agreements” beginning on page 113. As of the WashingtonFirst record date, Sandy Spring did not beneficially hold any shares of WashingtonFirst common stock.

Voting by Proxy or In Person; Incomplete Proxies

Any WashingtonFirst stockholder may vote by proxy or in person at the WashingtonFirst special meeting.

If you hold your shares of WashingtonFirst common stock in your name as a stockholder of record and wish to attend your special meeting and vote in person, you may request a ballot when you arrive.

If you hold your shares of WashingtonFirst common stock in your name as a stockholder of record, you may vote by proxy by mail, through the Internet, or by telephone:

•	To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to your special meeting.

•	To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•	To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

WashingtonFirst requests that WashingtonFirst stockholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to WashingtonFirst in the enclosed postage-paid envelope , through the Internet, or by telephone. When the accompanying proxy card is returned properly executed, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the WashingtonFirst special meeting. The shares of WashingtonFirst common stock represented by your properly executed proxy card will be voted at the WashingtonFirst special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of WashingtonFirst common stock represented by the proxy card will be voted (i) “FOR” the WashingtonFirst merger proposal and (ii) “FOR” the WashingtonFirst adjournment proposal.

If you vote through the Internet or by telephone, you do not need to sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

Every WashingtonFirst stockholder’s vote is important. Accordingly, each WashingtonFirst stockholder should sign, date and return the enclosed proxy card, or vote through the Internet or by telephone, whether or not the WashingtonFirst stockholder plans to attend the WashingtonFirst special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a WashingtonFirst stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. WashingtonFirst’s stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to WashingtonFirst or by voting in person at the WashingtonFirst special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of WashingtonFirst common stock on behalf of their customers will not vote your shares of WashingtonFirst common stock or give a proxy to WashingtonFirst to vote those shares with respect to the WashingtonFirst merger proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

To ensure that your shares are represented at the WashingtonFirst special meeting and voted in the manner you desire, it is important that you instruct your bank, broker or other holder of record as to how it should vote your shares.

Revocability of Proxies and Changes to a WashingtonFirst Stockholder’s Vote

If you are the record holder of shares of WashingtonFirst common stock, you have the power to change your vote at any time before your shares of WashingtonFirst common stock are voted at the WashingtonFirst special meeting by:

•	attending and voting in person at the WashingtonFirst special meeting;

•	giving notice of revocation of the proxy at the WashingtonFirst special meeting;

•	delivering to the Corporate Secretary of WashingtonFirst at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

•	if you appointed the proxies through the Internet or by telephone, you can go to the same Internet website or use the same telephone number that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the WashingtonFirst special meeting. Attendance at the WashingtonFirst special meeting will not in and of itself constitute a revocation of proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the WashingtonFirst special meeting. If your shares are held in “street name” and you have instructed a bank, broker or other nominee to vote your shares of WashingtonFirst common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

This solicitation is made on behalf of the WashingtonFirst board, and WashingtonFirst will pay for the solicitation of proxies from the WashingtonFirst stockholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, WashingtonFirst’s proxy solicitor, will assist WashingtonFirst in soliciting proxies from the WashingtonFirst stockholders. WashingtonFirst has agreed to pay $6,000, plus expenses, for these services. WashingtonFirst will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of WashingtonFirst may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the WashingtonFirst Special Meeting

All WashingtonFirst stockholders, including holders of record and WashingtonFirst stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend the WashingtonFirst special meeting. WashingtonFirst stockholders of record can vote in person at the WashingtonFirst special meeting. If you are not a WashingtonFirst stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the WashingtonFirst special meeting. If you plan to attend the WashingtonFirst special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. WashingtonFirst reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the WashingtonFirst special meeting is prohibited without WashingtonFirst’s express written consent.

Delivery of Proxy Materials to WashingtonFirst Stockholders Sharing an Address

As permitted by the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), only one copy of this joint proxy statement/prospectus is being delivered to multiple WashingtonFirst stockholders sharing an address unless WashingtonFirst has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” WashingtonFirst stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Richard D. Horn, General Counsel, or Matthew R. Johnson, Executive Vice President and Chief Financial Officer, at (703) 840-2410 or WashingtonFirst’s proxy solicitor, Laurel Hill Advisory Group, LLC, at the following address 2 Robbins Lane, Suite 201, Jericho, New York 11753, or by telephone at (888) 742-1305, WashingtonFirst will promptly deliver a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding WashingtonFirst’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact WashingtonFirst’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, New York 11753, or by telephone at (888) 742-1305.

THE WASHINGTONFIRST PROPOSALS

Proposal 1 — WashingtonFirst Merger Proposal

WashingtonFirst is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the first-step merger. WashingtonFirst stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the Transactions. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the WashingtonFirst board unanimously approved the merger agreement, having determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, were advisable and in the best interests of WashingtonFirst and WashingtonFirst’s stockholders. See the section of this joint proxy statement/prospectus entitled “The Transactions — WashingtonFirst’s Reasons for the Transactions; Recommendation of the WashingtonFirst Board” beginning on page 53 for a more detailed discussion of the WashingtonFirst board’s recommendation.

The WashingtonFirst board unanimously recommends a vote “FOR” the WashingtonFirst merger proposal.

Proposal 2 — WashingtonFirst Adjournment Proposal

The WashingtonFirst special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the WashingtonFirst special meeting to approve the WashingtonFirst merger proposal. If, at the WashingtonFirst special meeting, the number of shares of WashingtonFirst common stock present or represented by proxy and voting in favor of the WashingtonFirst merger proposal is insufficient to approve the WashingtonFirst merger proposal, WashingtonFirst intends to move to adjourn the WashingtonFirst special meeting in order to enable the WashingtonFirst board to solicit additional proxies for approval of the WashingtonFirst merger proposal. In that event, WashingtonFirst will ask its stockholders to vote upon the WashingtonFirst adjournment proposal, but not the WashingtonFirst merger proposal.

In this proposal, WashingtonFirst is asking its stockholders to authorize the holder of any proxy solicited by the WashingtonFirst board on a discretionary basis to vote in favor of adjourning the WashingtonFirst special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from WashingtonFirst stockholders who have previously voted.

The WashingtonFirst board unanimously recommends a vote “FOR” the WashingtonFirst adjournment proposal.

THE SANDY SPRING SPECIAL MEETING

This section contains information for Sandy Spring stockholders about the Sandy Spring special meeting that Sandy Spring has called to allow its stockholders to consider and vote on the Sandy Spring share issuance proposal and the Sandy Spring adjournment proposal. Sandy Spring is mailing this joint proxy statement/prospectus to you, as a Sandy Spring stockholder, on or about September 12, 2017. This joint proxy statement/prospectus is accompanied by a notice of the Sandy Spring special meeting and a form of proxy card that the Sandy Spring board is soliciting for use at the Sandy Spring special meeting and at any adjournments or postponements of the Sandy Spring special meeting.

Date, Time and Place of the Sandy Spring Special Meeting

The Sandy Spring special meeting will be held at Sandy Spring’s corporate headquarters located at 17801 Georgia Avenue, Olney, Maryland 20832, at 9:00 a.m., local time, on October 18, 2017. On or about September 12, 2017, Sandy Spring commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders to vote at the Sandy Spring special meeting.

Matters to Be Considered at the Sandy Spring Special Meeting

At the Sandy Spring special meeting, you, as a Sandy Spring stockholder, will be asked to consider and vote upon the following matters:

•	the Sandy Spring share issuance proposal; and

•	the Sandy Spring adjournment proposal.

Recommendation of the Sandy Spring Board

The Sandy Spring board has unanimously approved the merger agreement and unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions — Sandy Spring’s Reasons for the Transactions; Recommendation of the Sandy Spring Board” beginning on page 70 for a more detailed discussion of the Sandy Spring board’s recommendation.

Sandy Spring Record Date and Quorum

The Sandy Spring board has fixed the close of business on August 31, 2017, as the Sandy Spring record date for determining the Sandy Spring stockholders entitled to receive notice of and to vote at the Sandy Spring special meeting.

As of the Sandy Spring record date, there were 24,178,652 shares of Sandy Spring common stock outstanding and entitled to notice of, and to vote at, the Sandy Spring special meeting held by approximately 2,124 holders of record. Each share of Sandy Spring common stock entitles the holder to one vote at the Sandy Spring special meeting on each proposal to be considered at the Sandy Spring special meeting.

The presence at the Sandy Spring special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Sandy Spring common stock entitled to be voted at the Sandy Spring special meeting will constitute a quorum for the transaction of business at the Sandy Spring special meeting. Once a share is represented for any purpose at the Sandy Spring special meeting, it is deemed present for quorum purposes for the remainder of the Sandy Spring special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Sandy Spring share issuance proposal:

•	Standard: Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

Sandy Spring adjournment proposal:

•	Standard: Approval of the Sandy Spring adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the Sandy Spring record date, the directors and executive officers of Sandy Spring and their affiliates beneficially owned and were entitled to vote approximately 636,647 shares of Sandy Spring common stock representing approximately 2.64% of the shares of Sandy Spring common stock outstanding on that date.

Each of Sandy Spring’s directors, in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with WashingtonFirst, pursuant to which each such director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance proposal. As of the Sandy Spring record date, the Sandy Spring directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 254,220 shares of Sandy Spring common stock, representing 1.06% of the outstanding shares of Sandy Spring common stock. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Sandy Spring Voting Agreements” beginning on page 114. As of the Sandy Spring record date, WashingtonFirst did not beneficially hold any shares of Sandy Spring common stock.

Voting by Proxy or in Person; Incomplete Proxies

Any Sandy Spring stockholder may vote by proxy or in person at the Sandy Spring special meeting.

If you hold your shares of Sandy Spring stock in your name as a stockholder of record and wish to attend your special meeting and vote in person, you may request a ballot when you arrive.

If you hold your shares of Sandy Spring stock in your name as a stockholder of record, you may vote by proxy by mail, through the Internet, or by telephone:

•	To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to your special meeting.

•	To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•	To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

Sandy Spring requests that Sandy Spring stockholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to Sandy Spring in the enclosed postage-paid envelope, through the Internet, or by telephone. When the accompanying proxy card is returned properly executed, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the Sandy Spring special meeting. The shares of Sandy Spring common stock represented by your properly executed proxy card will be voted at the Sandy Spring special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sandy Spring common stock represented by the proxy card will be voted (i) “FOR” the Sandy Spring share issuance proposal and (ii) “FOR” the Sandy Spring adjournment proposal.

If you vote through the Internet or by telephone, you do not need to sign and return a proxy card. Under Maryland law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

Every Sandy Spring stockholder’s vote is important. Accordingly, each Sandy Spring stockholder should sign, date and return the enclosed proxy card, or vote through the Internet or by telephone, whether or not the Sandy Spring stockholder plans to attend the Sandy Spring special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Sandy Spring stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Sandy Spring’s stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Sandy Spring or by voting in person at the Sandy Spring special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Sandy Spring common stock on behalf of their customers will not vote your shares of Sandy Spring common stock or give a proxy to Sandy Spring to vote those shares with respect to the Sandy Spring share issuance proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

To ensure that your shares are represented at the Sandy Spring special meeting and voted in the manner you desire, it is important that you instruct your bank, broker or other holder of record as to how it should vote your shares.

Revocability of Proxies and Change to a Sandy Spring Stockholder’s Vote

If you are the record holder of shares of Sandy Spring common stock, you have the power to change your vote at any time before your shares of Sandy Spring common stock are voted at the Sandy Spring special meeting by:

•	attending and voting in person at the Sandy Spring special meeting;

•	giving notice of revocation of the proxy at the Sandy Spring special meeting;

•	delivering to the Corporate Secretary of Sandy Spring at 17801 Georgia Avenue, Olney, Maryland 20832 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

•	if you appointed the proxies through the Internet or by telephone, you can go to the same Internet website or use the same telephone number that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the Sandy Spring special meeting. Attendance at the Sandy Spring special meeting will not in and of itself constitute a revocable proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Sandy Spring special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Sandy Spring common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

This solicitation is made on behalf of the Sandy Spring board, and Sandy Spring will pay for the solicitation of proxies from the Sandy Spring stockholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, Sandy Spring’s proxy solicitor, will assist Sandy Spring in soliciting proxies from the Sandy Spring stockholders. Sandy Spring has agreed to pay $6,000, plus expenses, for these services. Sandy Spring will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Sandy Spring may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Sandy Spring Special Meeting

All Sandy Spring stockholders, including holders of record and Sandy Spring stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend the Sandy Spring special meeting. Sandy Spring stockholders of record can vote in person at the Sandy Spring special meeting. If you are not a Sandy Spring stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Sandy Spring special meeting. If you plan to attend the Sandy Spring special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Sandy Spring reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Sandy Spring special meeting is prohibited without Sandy Spring’s express written consent.

Delivery of Proxy Materials to Sandy Spring Stockholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple Sandy Spring stockholders sharing an address unless Sandy Spring has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” Sandy Spring stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations at (800) 399-5919 or Sandy Spring’s proxy solicitor, Laurel Hill Advisory Group, LLC, at (888) 742-1305, Sandy Spring will deliver promptly a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding Sandy Spring’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at the following address 17801 Georgia Avenue, Olney, Maryland 20832, or by telephone at (800) 399-5919, or Sandy Spring’s proxy solicitor, Laurel Hill Advisory Group, LLC, at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or by telephone at (888) 742-1305.

THE SANDY SPRING PROPOSALS

Proposal No. 1 — Sandy Spring Share Issuance Proposal

In this proposal, Sandy Spring is asking its stockholders to approve the Sandy Spring share issuance. Sandy Spring stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the Transactions and the Sandy Spring share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Sandy Spring board unanimously approved the Sandy Spring share issuance proposal and the merger agreement, having determined that the merger agreement and the transactions contemplated thereby were in the best interests of Sandy Spring and Sandy Spring’s stockholders. See the section of this joint proxy statement/prospectus entitled “The Transactions — Sandy Spring’s Reasons for the Transactions; Recommendation of the Sandy Spring Board” beginning on page 70 for a more detailed discussion of the Sandy Spring board’s recommendation.

The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal.

Proposal No. 2 — Sandy Spring Adjournment Proposal

The Sandy Spring special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies as necessary to obtain additional votes in favor of the Sandy Spring share issuance proposal.

If, at the Sandy Spring special meeting, the number of shares of Sandy Spring common stock present or represented by proxy and voting in favor of the Sandy Spring share issuance proposal is insufficient to approve the Sandy Spring share issuance proposal, Sandy Spring intends to move to adjourn the Sandy Spring special meeting in order to enable the Sandy Spring board to solicit additional proxies for approval of the Sandy Spring share issuance proposal. In that event, Sandy Spring will ask its stockholders to vote upon the Sandy Spring adjournment proposal, but not the Sandy Spring share issuance proposal.

In this proposal, Sandy Spring is asking its stockholders to authorize the holder of any proxy solicited by the Sandy Spring board on a discretionary basis to vote in favor of adjourning the Sandy Spring special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Sandy Spring stockholders who have previously voted.

The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring adjournment proposal.

INFORMATION ABOUT SANDY SPRING

Sandy Spring is the holding company for Sandy Spring Bank. Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services. With $5.3 billion in assets at June 30, 2017, Sandy Spring operates 44 community offices and six financial centers across central Maryland, Northern Virginia, and the greater Washington, D.C. region.

Sandy Spring common stock is traded on the Nasdaq Global Select Market under the symbol “SASR.”

Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and its telephone number at that location is (800) 399-5919. Additional information about Sandy Spring and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

INFORMATION ABOUT MERGER SUB

Merger Sub is a Virginia corporation and a wholly-owned subsidiary of Sandy Spring. Merger Sub was formed by Sandy Spring for the sole purpose of consummating the integrated mergers.

INFORMATION ABOUT WASHINGTONFIRST

WashingtonFirst is the holding company for WashingtonFirst Bank. WashingtonFirst Bank, headquartered in Reston, Virginia, operates 19 full-service banking offices throughout the Washington, D.C. metropolitan area. WashingtonFirst Bank offers a comprehensive range of commercial banking products and services to small-to-medium sized businesses, not-for-profit organizations, professional service firms and individuals in the greater Washington, D.C. area. In addition, WashingtonFirst provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through WashingtonFirst Bank’s subsidiary, WashingtonFirst Mortgage Corporation.

WashingtonFirst’s common stock is traded on the Nasdaq Capital Market under the symbol “WFBI.”

WashingtonFirst’s principal executive office is located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 and its telephone number at that location is (703) 840-2410. Additional information about WashingtonFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

THE TRANSACTIONS

The following discussion contains certain information about the Transactions. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the Transactions.

Structure of the Transactions

Each of the Sandy Spring board and WashingtonFirst board has unanimously approved the merger agreement. The merger agreement provides that (i) Merger Sub will merge with and into WashingtonFirst, with WashingtonFirst continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of Sandy Spring, (ii) immediately following the first-step merger, WashingtonFirst will merge with and into Sandy Spring, with Sandy Spring continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, WashingtonFirst Bank will merge with and into Sandy Spring Bank, with Sandy Spring Bank being the surviving entity in the bank merger.

At the effective time of the first-step merger, each issued and outstanding share of WashingtonFirst common stock and WashingtonFirst non-voting common stock, except for the excluded shares, will be converted into the right to receive 0.8713 shares of Sandy Spring common stock, subject to adjustment if the Sandy Spring volume-weighted average price is more than $50.15 or less than $37.07 per share. No fractional shares of Sandy Spring common stock will be issued in connection with the first-step merger, and WashingtonFirst stockholders will instead be entitled to receive cash in lieu thereof.

WashingtonFirst stockholders are being asked to approve the merger agreement and the first-step merger. Sandy Spring stockholders are being asked to approve the Sandy Spring share issuance. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 95 for additional and more detailed information regarding the legal documents that govern the Transactions, including information about the conditions to the completion of the integrated mergers and the provisions for terminating or amending the merger agreement.

Background of the Transactions

From time to time, the boards of directors and senior management of both Sandy Spring and WashingtonFirst have independently conducted reviews of their respective corporate strategies, business objectives and long-term prospects to assess whether there were opportunities to better maximize stockholder value and the overall success of their organizations. The directors and senior management teams would consider, without limitation, the historical and projected future financial performance of each organization, including projected organic growth; the state of the banking industry, generally and in the greater Washington, D.C. metropolitan area specifically, including consolidation trends and likely opportunities for acquisitive growth; the state of the national and local economies; the business cycle and stock market performance; and the current and prospective regulatory environment and related compliance costs. These reviews included periodic assessment of whether the organizations’ corporate strategies, business objectives and long-term prospects could be advanced through business combinations or similar strategic transactions.

Around the time of WashingtonFirst’s tenth anniversary in April 2014, Joseph Bracewell, WashingtonFirst’s Chairman, and Shaza Andersen, WashingtonFirst’s President and Chief Executive Officer, discussed WashingtonFirst’s future plans for continued growth and improved profitability. Ms. Andersen and Mr. Bracewell also discussed the desirability of beginning to think about the range of strategic alternatives available to WashingtonFirst. Although there was no immediate plan to pursue a potential transaction, Ms. Andersen and Mr. Bracewell felt it would be appropriate to begin getting acquainted with executives of banks that had expressed an interest in expansion in the greater Washington, D.C. metropolitan area. Over the next two and a half years Ms. Andersen and Mr. Bracewell met informally with senior leadership of a number of financial institutions. The primary purpose of these meetings was for all parties to get acquainted with one another on a face-to-face basis. No specific or confidential information was discussed or and no proposals were made at any of these meetings.

During 2016, market multiples for bank stocks steadily increased, and merger activity in WashingtonFirst’s market area continued to remain robust. In August 2016, one of WashingtonFirst’s principal competitors announced that it was being acquired. That transaction represented a multiple of tangible book value that prompted management of WashingtonFirst to assess whether it might be timely to consider seeking a larger merger partner.

Through the fourth quarter of 2016, market multiples for bank stocks had continued to climb, especially after the November elections. On November 10, 2016, representatives of KBW, an investment banking firm that was subsequently engaged to act as WashingtonFirst’s financial advisor in a sale of WashingtonFirst, met with Ms. Andersen and Mr. Bracewell to discuss potential strategic alternatives, including potential acquirers for WashingtonFirst. At this meeting, Ms. Andersen and Mr. Bracewell told the representatives of KBW that they believed the timing was right for WashingtonFirst to evaluate its strategic options.

Since mid-2014, Ms. Andersen, Mr. Bracewell and other senior leadership of WashingtonFirst met several times with management of a financial institution, which we refer to herein as “Bank A.” Because of these extensive contacts, Bank A’s expressed desire to expand in the greater Washington, D.C. metropolitan area market with the WashingtonFirst team as flagship market leaders, Bank A’s history of successfully executing acquisitions, and the fact that Bank A’s loan portfolio was not overly concentrated in commercial real estate loans, Ms. Andersen and Mr. Bracewell authorized KBW to approach Bank A. Representatives of KBW met with Bank A in November, 2016. Bank A responded that it was not in a position to engage in negotiations with WashingtonFirst at that time; however, Bank A reiterated that the greater Washington, D.C. metropolitan market, and WashingtonFirst in particular, would be high on its priority list once Bank A was in a position to engage.

In December 2016, the senior management of WashingtonFirst, consisting of Ms. Andersen, Messrs. Bracewell and Johnson and Richard Horn, General Counsel, who we collectively refer to herein as the “WashingtonFirst Executives,” engaged in discussions with representatives of KBW concerning a potential sale of WashingtonFirst. The WashingtonFirst Executives and the representatives of KBW discussed, among other things, potential merger partners, the desirability of an in-market versus out-of-market combination, market timing, the overall economic outlook for the financial services sector in particular and the regional economy in general, valuation considerations, possible deal points, and the risks associated with a sale strategy.

On December 14, 2016, Daniel J. Schrider, President and Chief Executive Officer of Sandy Spring, contacted Ms. Andersen and asked to schedule a meeting.

During the latter part of December 2016 and into January 2017, WashingtonFirst established a virtual data room to be utilized by potential acquirers for the purpose of conducting the diligence necessary to prepare written expressions of interest to acquire WashingtonFirst.

In early February 2017, the WashingtonFirst Executives and KBW discussed a list of the financial institutions, including Sandy Spring, to be contacted by KBW to gauge their potential interest in a business combination transaction with WashingtonFirst. The list of financial institutions was developed with key input from Mr. Bracewell and Ms. Andersen, based in large measure on the positive feedback and interest received during their meetings with bankers over the prior two years.

On February 9, 2017, Ms. Andersen and Mr. Schrider met for lunch in Reston, Virginia. Ms. Andersen did not disclose at this lunch meeting that WashingtonFirst was considering a sale of the organization; rather, the two discussed in more general terms the local and regional banking market generally, and Mr. Schrider’s continuing interest in WashingtonFirst as a potential strategic partner, effectively continuing a theme of discussion that had begun several years earlier when Mr. Schrider and Ms. Andersen were first introduced.

At the direction of WashingtonFirst, KBW contacted the potential acquirers approved by the WashingtonFirst Executives, and invited each of them to execute a non-disclosure agreement, or NDA, as a precondition to learning WashingtonFirst’s identity and receiving confidential information about WashingtonFirst and the acquisition opportunity. Following the signing of an NDA, a Confidential Information Memorandum which had been prepared by WashingtonFirst, with KBW’s assistance, during January and early February was provided to the potential acquirers. The Confidential Information Memorandum contained detailed instructions for submitting written expressions of interest to acquire WashingtonFirst, as well as summary information about WashingtonFirst, including an historical overview, performance highlights, loan and deposit detail, capitalization, forecasted earnings and an analysis of cost savings to be achieved in a merger.

In all, KBW contacted 18 financial institutions that were approved by the WashingtonFirst Executives, including Bank A and Sandy Spring. KBW’s initial communications provided general information about the nature of WashingtonFirst, but did not identify WashingtonFirst by name. Nine of the 18 institutions signed NDAs, including Bank A and Sandy Spring, and were provided with the Confidential Information Memorandum and access to WashingtonFirst’s virtual data room to conduct preliminary due diligence. Per the instructions contained in the Confidential Information Memorandum, interested parties were requested to submit their written expressions of interest to acquire WashingtonFirst by March 7, 2017.

On March 1, 2017, Mr. Schrider, together with Philip J. Mantua, Sandy Spring’s Executive Vice President and Chief Financial Officer, and representatives of The Kafafian Group, Inc. (which we refer to as The Kafafian Group), Sandy Spring’s financial advisor, reviewed financial aspects of a possible acquisition of WashingtonFirst with the Sandy Spring board’s Executive and Governance Committee, which approved the submission of a non-binding indication of interest.

By letter dated March 7, 2017, Sandy Spring provided a non-binding expression of interest in the combination of WashingtonFirst and Sandy Spring, which we refer to herein as the Letter of Intent. In its Letter of Intent, Sandy Spring proposed to acquire all of the outstanding shares of WashingtonFirst for shares of Sandy Spring, at an exchange ratio of 0.8713 shares of Sandy Spring stock for each share of WashingtonFirst stock. Based on the closing price of Sandy Spring’s common stock on March 6, 2017, the implied per share value of the Letter of Intent was $38.00 per share for WashingtonFirst. Sandy Spring also proposed to assume all outstanding WashingtonFirst warrants and to cash out each WashingtonFirst stock option, whether vested or unvested, for the difference between the market value of the stock consideration per share and each stock option’s exercise price. Sandy Spring also expressed an interest in retention of certain key members of the WashingtonFirst executive management team. Additionally, Sandy Spring proposed to expand the Sandy Spring board and the board of directors of its banking subsidiary, Sandy Spring Bank, and to appoint four non-employee directors of WashingtonFirst to fill the newly created positions. The proposal was expressly subject to the completion of due diligence review by Sandy Spring, the execution of a definitive agreement and both regulatory and stockholder approvals. The March 7, 2017 Letter of Intent was the first expression by Sandy Spring of the proposed terms for a transaction.

On March 9, 2017, WashingtonFirst convened a meeting of the WashingtonFirst board’s Executive Committee to evaluate the terms of the Letter of Intent and to decide whether to proceed with consideration of the merger opportunity. The Executive Committee consisted of Bracewell and Andersen, as well as WashingtonFirst’s independent directors: C.E. Andrews, Juan Mencia, Madhu Mohan, William Oldaker and Kenneth Morrissette. The Executive Committee reviewed preliminary information from KBW regarding financial aspects of the proposal and discussed the matter extensively. The Executive Committee considered how the proposal compared with WashingtonFirst’s strategic vision described above and noted that the Sandy Spring proposal would capture in just over one year approximately 60% of the stock value appreciation targeted in the strategic vision over a five year period. The Executive Committee also considered the possible benefits of waiting until other interested parties might be in a position to submit a bid, concluding that the Sandy Spring proposal appeared to be a strong enough bid that it was unlikely to be improved upon by waiting. The Executive Committee also discussed the desirability of a cash component to the consideration or a price protection mechanism. After considerable discussion, the Executive Committee voted unanimously to authorize the WashingtonFirst Executives and KBW to continue discussions with Sandy Spring and another financial institution, which we refer to herein as “Bank B,” for the sale of WashingtonFirst. The WashingtonFirst Executives informed representatives of KBW of the decision of the Executive Committee later that day.

On March 16, 2017, representatives of WashingtonFirst, Sandy Spring, KBW and The Kafafian Group met at the Tower Club in Tysons Corner. At this meeting, WashingtonFirst advised Sandy Spring of WashingtonFirst’s desire for a cash component to the consideration or other price protection mechanism. WashingtonFirst also informed Sandy Spring that they would be invited to begin detailed due diligence efforts on WashingtonFirst’s operations and financial condition with the goal of submitting a revised indication of interest to WashingtonFirst by April 7, 2017. Over the ensuing weeks, Sandy Spring was provided additional detailed due diligence information through the virtual data room, as well as conducting onsite credit due diligence and selected due diligence discussions with members of WashingtonFirst’s executive team.

On March 27, 2017, Sandy Spring and Sandler O’Neill entered into an engagement letter pursuant to which Sandler O’Neill would provide a fairness opinion to the Sandy Spring board.

On March 29, 2017, Ms. Andersen and Mr. Horn had lunch in Reston, Virginia with representatives of Troutman Sanders LLP, WashingtonFirst’s legal counsel, at which time the group discussed at a high-level the terms of the Letter of Intent and related legal and business issues.

On March 29, 2017, a regular meeting of the Sandy Spring board was held. Among other things, the Sandy Spring board was briefed on discussions with WashingtonFirst by management and representatives of The Kafafian Group. The terms of the March 7 Letter of Intent, including its financial and other terms, were discussed in detail. The Sandy Spring board was informed that WashingtonFirst may request some protection against volatility in the price of Sandy Spring stock. After discussion, the Sandy Spring board encouraged management to continue to conduct due diligence and express interest in a possible transaction along the terms discussed.

On April 4, 2017, the WashingtonFirst Executives and Mr. Connors met with the following executives of Sandy Spring at the Tysons Corner, Virginia office of Troutman Sanders: Mr. Schrider; Mr. Mantua; Ronda McDowell, Executive Vice President and Chief Credit Officer; Joseph J. O’Brien, Executive Vice President Commercial & Retail Banking; and Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary. Also present at this meeting were representatives of KBW, The Kafafian Group, and Kilpatrick Townsend & Stockton LLP, Sandy Spring’s legal counsel (which we refer to as Kilpatrick Townsend). The meeting participants engaged in high level discussions of each organization’s business philosophy, including commercial and retail strategies, credit culture, management and operational matters, and strategic vision.

By letter dated April 7, 2017, Sandy Spring presented an updated non-binding expression of interest to acquire WashingtonFirst, which we refer to herein as the Updated Letter of Intent. The material terms of the Updated Letter of Intent were substantially unchanged from the Letter of Intent, including that each outstanding common share of WashingtonFirst would be acquired at an exchange ratio of 0.8713 shares of Sandy Spring common stock for each common share of WashingtonFirst. In the Updated Letter of Intent, Sandy Spring noted that it would be open to discussing a form of price protection for its and WashingtonFirst’s respective stockholder bases. Sandy Spring also specified that Ms. Andersen and Mr. Bracewell would be two of the four WashingtonFirst directors appointed to the Sandy Spring board and that two of the legacy WashingtonFirst directors would also serve on the Executive Committee of the Sandy Spring board.

Simultaneous with delivery of the Updated Letter of Intent, Sandy Spring provided WashingtonFirst with a proposed Exclusivity Agreement, granting the parties a period of 45 days in which to negotiate the terms of a definitive merger agreement, and a draft form of merger agreement based upon the terms of Sandy Spring’s Updated Letter of Intent.

Following WashingtonFirst’s receipt of the March 7, 2017 Letter of Intent, Bank B had expressed an interest to KBW in continuing to analyze a potential acquisition of WashingtonFirst and requested that it be permitted to retain access to the virtual data room, though it did not submit an indication of interest at that time. During the period between the submission of Sandy Spring’s Letter of Intent and the Updated Letter of Intent, in accordance with WashingtonFirst’s directives, KBW periodically had conversations with Bank B about its continued interest in submitting an indication of interest to acquire WashingtonFirst. KBW advised WashingtonFirst that Bank B knew that WashingtonFirst was moving forward with a proposal and was nevertheless evaluating whether or not to submit a competing bid. Following the receipt of Sandy Spring’s Updated Letter of Intent, in accordance with WashingtonFirst’s directives, KBW reached out to Bank B again about its interest in submitting a proposal to acquire WashingtonFirst. Bank B then notified KBW that it was not in a position to bid for WashingtonFirst at that time due to reasons unrelated to WashingtonFirst.

Following receipt of the Updated Letter of Intent, WashingtonFirst discussed with Sandy Spring its desire to revise the pricing structure in Sandy Spring’s Updated Letter of Intent to provide WashingtonFirst with some protection against volatility in the price of Sandy Spring stock between the date of a signed merger agreement and the closing of the transaction. On April 19, 2017, Ms. Andersen met in person with Mr. Schrider to discuss this request.

After further negotiation, by letter dated April 21, 2017, Sandy Spring provided an addendum to the Updated Letter of Intent, which we refer to herein as the Addendum, that included an adjustment to the pricing mechanism based on a twenty day volume weighted average price, as described below under “The Merger Agreement — Structure of the Transactions; Merger Consideration.”

On April 23, 2017, WashingtonFirst convened another meeting of the WashingtonFirst board’s Executive Committee to consider and vote on whether to recommend that the full WashingtonFirst board approve the Updated Letter of Intent and Addendum. Following an update from Ms. Andersen, Mr. Bracewell and representatives of KBW on events since the prior Executive Committee meeting, the Committee voted unanimously to recommend that the WashingtonFirst board accept the Updated Letter of Intent and Addendum, execute the Exclusivity Agreement, conduct reverse due diligence and negotiate the terms of a definitive merger agreement.

On April 24, 2017, Sandy Spring provided an updated draft of a form of merger agreement. The updated form of merger agreement reflected the changes in pricing terms proposed by Sandy Spring in its Addendum of April 21, 2017.

On April 26, 2017 a regular meeting of the Sandy Spring board was held. The board was briefed in detail on the Updated Letter of Intent and Addendum, the results of further diligence and the status of negotiations with WashingtonFirst, including a general description of the terms of the proposed merger agreement and Sandy Spring’s request that WashingtonFirst agree to deal exclusively with Sandy Spring on customary terms. After discussion, the board encouraged management to complete its due diligence and continue negotiations for a possible transaction.

On April 26, 2017, the full WashingtonFirst board met for the purpose of considering the Updated Letter of Intent and Addendum. Following an overview by Ms. Andersen, Mr. Bracewell and management of events and discussions to that date, representatives of KBW discussed financial aspects of the proposed transaction based on the terms of the Updated Letter of Intent and Addendum and gave an overview of each of Sandy Spring’s and WashingtonFirst’s business, performance and competitive positioning. Representatives of KBW also discussed the banking industry more generally and recent developments in the trading prices of WashingtonFirst, Sandy Spring and similar financial institutions generally. Social aspects of the proposed transaction were also discussed at this meeting. WashingtonFirst would receive four of 15 board seats, two of which would include Mr. Bracewell and Ms. Andersen. Mr. Bracewell and Ms. Andersen would also serve on the Executive Committee of the Sandy Spring board. It was also noted that Sandy Spring had agreed to establish a bonus retention pool for key WashingtonFirst Bank employees, and the transaction would be subject to customary regulatory and stockholder approvals. Following robust discussion, the WashingtonFirst board voted unanimously to proceed with accepting the Updated Letter of Intent and Addendum, executing the Exclusivity Agreement, conducting reverse due diligence and negotiating the terms of a definitive merger agreement.

WashingtonFirst executed the Exclusivity Agreement on April 27, 2017, after which WashingtonFirst began its reverse due diligence and the parties and their respective legal advisers continued to negotiate the final terms of the merger agreement and related voting agreements.

On May 5, 2017, WashingtonFirst completed reverse due diligence with telephonic management interviews of senior management of Sandy Spring. Representatives from Sandy Spring, The Kafafian Group, Kilpatrick Townsend, WashingtonFirst, KBW and Troutman Sanders participated in the call.

Over the course of the following days, the parties, with the assistance of their respective legal and financial advisors, continued to negotiate and finalize the terms of the proposed transaction and exchange drafts of the merger agreement. Mr. Schrider and Ms. Andersen discussed potential roles for Ms. Andersen in the combined company.

On May 12, 2017, Sandy Spring and WashingtonFirst conducted a bilateral bring-down diligence teleconference to confirm there were no material developments that needed to be disclosed in advance of the parties’ pending board meetings. Representatives from Sandy Spring, The Kafafian Group, Sandler O’Neill, Kilpatrick Townsend, WashingtonFirst, KBW and Troutman Sanders participated in the call.

On May 13, 2017, Kilpatrick Townsend circulated an execution version of the merger agreement to Troutman Sanders.

On May 15, 2017, the WashingtonFirst board held a regular meeting, which was attended by all directors, members of senior management, KBW and Troutman Sanders. At this meeting, KBW reviewed the financial aspects of the proposed merger and delivered to the WashingtonFirst board its opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex E) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed first-step merger (defined, for purposes of the opinion, as the ratio of 0.8713 of a share of Sandy Spring common stock for one share of WashingtonFirst common stock) was fair, from a financial point of view, to the holders of WashingtonFirst common stock. The Washington First board also received a presentation from Troutman Sanders regarding the structure of the merger, the proposed terms of the merger agreement and the director voting agreements, duties of the WashingtonFirst board under applicable law and how those duties related to the process that WashingtonFirst (including the WashingtonFirst board) employed in considering the business combination with Sandy Spring. Following discussion among the directors, including a consideration of the presentations and the factors described in the section of this joint proxy statement/prospectus entitled “— WashingtonFirst’s Reasons for the Transactions; Recommendation of the WashingtonFirst Board,” and questions to and answers from senior management, KBW and Troutman Sanders, the WashingtonFirst board unanimously determined that the merger agreement and the transactions contemplated thereby, including the integrated mergers, were advisable and in the best interests of WashingtonFirst’s stockholders and unanimously resolved to approve and adopt, and to recommend that WashingtonFirst’s stockholders approve and adopt, the Transactions, the merger agreement, the related plan of merger and other supporting documents.

Also on May 15, 2017, the Sandy Spring board met to discuss the proposed transaction. Representatives of The Kafafian Group, Sandler O’Neill and Kilpatrick Townsend were present at that meeting. The Sandy Spring board had been provided with a set of meeting materials in advance of the meeting, including a summary of the terms and conditions of the merger agreement prepared by Kilpatrick Townsend. A representative of Sandler O’Neill reviewed with the Sandy Spring board its financial analysis of the Transactions and rendered its oral opinion, which was subsequently confirmed in writing (a copy of which is attached to this joint proxy statement/prospectus as Annex F), to the Sandy Spring board that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the first-step merger was fair, from a financial point of view, to Sandy Spring. A representative of Kilpatrick Townsend reviewed the terms of the proposed merger agreement with the Sandy Spring board. After extensive discussions, including a consideration of the presentations and the factors described in the section of this joint proxy statement/prospectus entitled “— Sandy Spring’s Reasons for the Transactions; Recommendation of the Sandy Spring Board,” the Sandy Spring board unanimously approved the merger agreement and determined to recommend that the Sandy Spring stockholders approve the Sandy Spring share issuance.

The merger agreement was entered into by Sandy Spring and WashingtonFirst the evening of May 15, 2017. The transaction was announced via a joint press release issued prior to the opening of trading on May 16, 2017.

WashingtonFirst’s Reasons for the Transactions; Recommendation of the WashingtonFirst Board

After careful consideration, the WashingtonFirst board, at a meeting held on May 15, 2017, unanimously determined that the merger agreement, including the Transactions and the other transactions contemplated thereby, is in the best interests of WashingtonFirst and its stockholders. Accordingly, the WashingtonFirst board has unanimously approved the Transactions and the merger agreement and unanimously recommends that WashingtonFirst’s stockholders vote “FOR” approval of the merger agreement and the Transactions.

In evaluating the Transactions and the merger agreement, the WashingtonFirst board consulted with WashingtonFirst’s management and WashingtonFirst’s financial and legal advisors. The WashingtonFirst board carefully considered the terms of the merger agreement and the value of the merger consideration to be received by WashingtonFirst’s stockholders and ultimately determined that it was in the best interests of WashingtonFirst and its stockholders for WashingtonFirst to enter into the merger agreement with Sandy Spring. The WashingtonFirst board believes that partnering with Sandy Spring and becoming the largest locally-headquartered community bank in the Washington, D.C. metropolitan area will maximize the long-term value of its stockholders’ investment in WashingtonFirst, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Northern Virginia and the Washington, D.C. metropolitan area.

In reaching its unanimous decision to approve the Transactions and the merger agreement and to recommend that the WashingtonFirst stockholders vote “FOR” approval of the Transactions and the merger agreement, the WashingtonFirst board considered many factors, including, without limitation, the following:

•	the extensive review undertaken by WashingtonFirst’s Executive Committee, with the assistance of WashingtonFirst’s executive management and WashingtonFirst’s financial and legal advisors, with respect to the strategic alternatives available to WashingtonFirst;

•	the substantial management, financial and employee resources that would be required to execute WashingtonFirst’s strategic plan, the length of time it would take to achieve the objectives of its strategic plan and the risks and challenges inherent in the successful execution of its strategic plan;

•	its understanding of the current and prospective economic environment in which WashingtonFirst and Sandy Spring operate, including the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on WashingtonFirst both with and without the Transactions;

•	the feasibility and prospects of WashingtonFirst continuing to operate independently, including WashingtonFirst’s ability to compete with much larger regional and national banks, the challenges associated with hiring and retaining senior management personnel experienced in the management of larger institutions, the potential need to eventually raise additional capital that could be dilutive to existing WashingtonFirst stockholders and the potential future trading value of WashingtonFirst common stock compared to the implied value of the merger consideration offered by Sandy Spring;

•	Sandy Spring’s asset size, capital position and financial performance in recent periods, which make Sandy Spring an attractive merger partner and would increase the combined company’s asset base to approximately $7.5 billion;

•	the additional products offered by Sandy Spring to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company, and the diversity of revenue sources associated with such products and services;

•	the anticipated continued participation of certain of WashingtonFirst’s directors, officers and employees, including Shaza Andersen and Joseph Bracewell, in the combined company, which enhances the likelihood that the strategic benefits expected to be achieved as a result of the Transactions will be realized;

•	the solicitation process undertaken by WashingtonFirst with the assistance of KBW;

•	the earnings prospects of the combined company after completion of the Transactions as compared to the anticipated future earnings growth of WashingtonFirst as a stand-alone company;

•	the financial presentation of KBW, dated May 15, 2017 to the WashingtonFirst board and the written opinion, dated May 15, 2017, of KBW to the WashingtonFirst board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of WashingtonFirst common stock of the exchange ratio in the proposed Transactions, as more fully described below under “— Opinion of WashingtonFirst’s Financial Advisor” beginning on page 57;

•	the presentation by Troutman Sanders LLP, legal counsel to WashingtonFirst, regarding the structure of the Transactions, the terms of the merger agreement, the duties of the WashingtonFirst board under applicable law and how those duties related to the process that WashingtonFirst (including its board of directors) employed in considering all potential strategic transactions, including the merger with Sandy Spring;

•	the value of the Sandy Spring common stock consideration being offered to WashingtonFirst stockholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of WashingtonFirst;

•	the fact that the merger consideration represented approximately 2.56 times the book value per share of WashingtonFirst common stock based on the closing price of Sandy Spring common stock on May 12, 2017 and represented a premium of approximately 33.4% to WashingtonFirst’s closing stock price as of the same day;

•	the expected future payment after completion of the Transactions of significant dividends to legacy WashingtonFirst stockholders, based on Sandy Spring’s current and forecasted dividend yield;

•	the market capitalization and trading liquidity of Sandy Spring common stock in the event WashingtonFirst stockholders desired to sell the shares of Sandy Spring common stock to be received by them upon completion of the Transactions;

•	the price protection in the form of a price collar fixing the deal value per share of WashingtonFirst common stock at $32.30 per share if the average closing price of Sandy Spring’s common stock, measured pursuant to the terms of the merger agreement, is equal to or greater than $34.00 and less than $37.07 per share;

•	the ability to terminate the merger agreement if the Sandy Spring volume-weighted average price falls below $34.00 per share, subject to Sandy Spring’s right to prevent a walkaway by increasing the exchange ratio or agreeing to add a cash component to the per share consideration as more fully set forth in the merger agreement;

•	the potential value of an expansion of the Sandy Spring branch network, particularly in northern Virginia, adding WashingtonFirst branch locations to Sandy Spring’s existing branch network in Virginia, Maryland, and Washington, D.C.;

•	the increased possibilities for growth, both organically and through possible future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the shared community banking philosophies of WashingtonFirst and Sandy Spring, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	the strategic benefits of the transaction, including the potential cost-saving opportunities resulting from the Transactions and the potential for WashingtonFirst’s stockholders, as future Sandy Spring stockholders, to benefit to the extent of their interest in the combined company from the anticipated pro forma impact of the Transactions; and

•	the effects of the Transactions on WashingtonFirst employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to WashingtonFirst employees.

In addition to considering the factors described above, the WashingtonFirst board also considered a number of potential risks and uncertainties associated with the Transactions in connection with its deliberations on the Transactions, including without limitation the following factors:

•	the challenges of integrating WashingtonFirst’s businesses, operations and employees with those of Sandy Spring;

•	the potential effects of the Transactions on WashingtonFirst’s deposit and loan customers, employees and on the communities in which WashingtonFirst operates;

•	the need to obtain approval by stockholders of WashingtonFirst and Sandy Spring, as well as regulatory approvals in order to complete the Transactions;

•	the risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings;

•	the fact that certain WashingtonFirst directors and executive officers have interests in the Transactions that are different from, or in addition to, those of other WashingtonFirst stockholders, as more fully discussed under “— Interests of Certain WashingtonFirst Directors and Executive Officers in the Transactions” on page 87;

•	the risks associated with entry into the merger agreement and the conduct of WashingtonFirst’s business before the Transactions are completed, including diversion of management’s attention and resources from the operation of WashingtonFirst’s business in planning for the merger and executing integration plans and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the Transactions;

•	the impact that provisions of the merger agreement relating to the payment of a termination fee by WashingtonFirst may have on WashingtonFirst receiving superior acquisition offers; and

•	the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of Sandy Spring’s common stock if the average price of Sandy Spring’s common stock moves outside the price collar, and the risk that Sandy Spring’s common stock price might decline reducing the aggregate and per share merger consideration from the values at the time the merger agreement was approved.

The WashingtonFirst board also considered the structural protections included in the merger agreement, such as the ability of WashingtonFirst to terminate the merger agreement if, without limitation:

•	Sandy Spring breaches the representation that, since December 31, 2016, no event has occurred or circumstance arisen that has had, or is reasonably expected to have, a material adverse effect with respect to Sandy Spring, which breach cannot be or has not been cured within 30 days after written notice of the breach to Sandy Spring;

•	Sandy Spring materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Sandy Spring; or

•	any required approval of any government authority is denied by final nonappealable action of such government authority, or the Sandy Spring stockholders do not approve the Sandy Spring share issuance proposal at the Sandy Spring special meeting or the WashingtonFirst stockholders do not approve the WashingtonFirst merger proposal at the WashingtonFirst special meeting.

The WashingtonFirst board also noted that it could terminate the merger agreement if the volume-weighted average closing price of Sandy Spring common stock, as determined pursuant to the terms of the merger agreement, is less than $34.00, subject however, to Sandy Spring’s rights under the merger agreement to prevent WashingtonFirst’s termination by agreeing to provide WashingtonFirst’s stockholders with a minimum deal value of $32.30 per share of WashingtonFirst common stock by either increasing the exchange ratio or adding a cash component to the merger consideration.

Finally, the WashingtonFirst board took note of its right to participate in discussions with respect to an unsolicited acquisition proposal, as defined in the merger agreement, that was received by WashingtonFirst in compliance with the non-solicitation provisions of the merger agreement and that constitutes or is reasonably likely to lead to a transaction that involves consideration to the WashingtonFirst stockholders that is more favorable, from a financial point of view, than the merger consideration under the merger agreement. In the event the WashingtonFirst board, in the exercise of their fiduciary obligations to WashingtonFirst’s stockholders, recommend or endorse such an acquisition proposal, Sandy Spring would have the right to terminate the merger agreement and collect from WashingtonFirst a termination fee of $18.5 million. The amount of this potential termination fee was negotiated at arm’s-length and was deemed by the WashingtonFirst board to be reasonable based upon the break-up fees provided for in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the approval of the merger agreement. As of the date of this joint proxy statement/prospectus, no unsolicited acquisition proposals have been received.

The foregoing discussion of the information and factors considered by the WashingtonFirst board is not intended to be exhaustive, but includes the material factors considered by the WashingtonFirst board. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Transactions, the WashingtonFirst board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The WashingtonFirst board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The WashingtonFirst board based its recommendation on the totality of the information considered.

The WashingtonFirst board unanimously recommends that you vote “FOR” the approval of the WashingtonFirst merger proposal and “FOR” the WashingtonFirst adjournment proposal. WashingtonFirst stockholders should be aware that WashingtonFirst’s directors and executive officers have interests in the

Transactions that are different from, or in addition to, those of other WashingtonFirst stockholders. The WashingtonFirst board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Transactions, and in unanimously recommending that the merger agreement by approved by the WashingtonFirst stockholders. See “— Interests of Certain WashingtonFirst Directors and Executive Officers in the Transactions” on page 87.

Opinion of WashingtonFirst’s Financial Advisor

WashingtonFirst engaged KBW to render financial advisory and investment banking services to WashingtonFirst, including an opinion to the WashingtonFirst board as to the fairness, from a financial point of view, to the holders of WashingtonFirst common stock of the exchange ratio to be received by such stockholders in the proposed first-step merger. WashingtonFirst selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Transactions. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the WashingtonFirst board held on May 15, 2017, at which the WashingtonFirst board evaluated the proposed Transactions. At this meeting, KBW reviewed the financial aspects of the proposed Transactions and rendered to the WashingtonFirst board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed first-step merger (defined, for purposes of the opinion, as the ratio of 0.8713 of a share of Sandy Spring common stock for one share of WashingtonFirst common stock) was fair, from a financial point of view, to the holders of WashingtonFirst common stock. The WashingtonFirst board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the WashingtonFirst board (in its capacity as such) in connection with its consideration of the financial terms of the integrated mergers. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the first-step merger to the holders of WashingtonFirst common stock. It did not address the underlying business decision of WashingtonFirst to engage in the integrated mergers or enter into the merger agreement or constitute a recommendation to the WashingtonFirst board in connection with the integrated mergers, and it does not constitute a recommendation to any holder of WashingtonFirst voting common stock or any stockholder of any other entity as to how to vote in connection with the integrated mergers or any other matter, nor does it constitute a recommendation regarding whether or not any stockholder of WashingtonFirst or any other entity should enter into a voting, stockholders’, or affiliates’ agreement with respect to the Transactions or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WashingtonFirst and Sandy Spring and bearing upon the integrated mergers, including, among other things:

•	a draft of the merger agreement dated May 15, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for each of the three fiscal years in the period ended December 31, 2016 of WashingtonFirst;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended March 31, 2017 of WashingtonFirst;

•	the audited financial statements and the Annual Reports on Form 10-K for each of the three fiscal years in the period ended December 31, 2016 of Sandy Spring;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended March 31, 2017 of Sandy Spring;

•	certain regulatory filings of WashingtonFirst and Sandy Spring including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended March 31, 2017 for Sandy Spring and December 31, 2016 for WashingtonFirst and their respective subsidiary bank’s call reports filed with respect to each quarter during the three-year period ended March 31, 2017;

•	certain other interim reports and other communications of WashingtonFirst and Sandy Spring to their respective stockholders; and

•	other financial information concerning the businesses and operations of WashingtonFirst and Sandy Spring that was furnished to KBW by WashingtonFirst and Sandy Spring or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of WashingtonFirst and Sandy Spring;

•	the assets and liabilities of WashingtonFirst and Sandy Spring;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for WashingtonFirst and Sandy Spring with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of WashingtonFirst that were prepared by, and provided to KBW and discussed with KBW by, WashingtonFirst management and that were used and relied upon by KBW at the direction of such management and with the consent of the WashingtonFirst board;

•	publicly available consensus “street estimates” of Sandy Spring for 2017 and 2018, as well as, for 2018, adjustments thereto by Sandy Spring management for current tax rates and assumed long-term Sandy Spring growth rates provided to KBW by Sandy Spring management, all of which information was discussed with KBW by Sandy Spring management and used and relied upon by KBW based on such discussions, at the direction of WashingtonFirst management and with the consent of the WashingtonFirst board; and

•	estimates regarding certain pro forma financial effects of the integrated mergers on Sandy Spring (including, without limitation, the cost savings and related expenses expected to result or be derived from the integrated mergers) that were prepared by, and provided to and discussed with KBW by, Sandy Spring management, and used and relied upon by KBW based on such discussions, at the direction of WashingtonFirst management and with the consent of the WashingtonFirst board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of WashingtonFirst and Sandy Spring regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by WashingtonFirst, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with WashingtonFirst.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of WashingtonFirst as to the reasonableness and achievability of the financial and operating forecasts and projections of WashingtonFirst referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of WashingtonFirst, upon Sandy Spring management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Sandy Spring (as adjusted for 2018), the assumed Sandy Spring long-term growth rates, and the estimates regarding certain pro forma financial effects of the Transactions on Sandy Spring, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Transactions), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Sandy Spring “street estimates” (as adjusted for 2018) referred to above that such estimates were consistent with, the best currently available estimates and judgments of Sandy Spring management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of WashingtonFirst and Sandy Spring that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Sandy Spring, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of WashingtonFirst and Sandy Spring and with the consent of the WashingtonFirst board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WashingtonFirst or Sandy Spring since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with WashingtonFirst’s consent, that the aggregate allowances for loan and lease losses for WashingtonFirst and Sandy Spring are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of WashingtonFirst or Sandy Spring, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of WashingtonFirst or Sandy Spring under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the integrated mergers and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the WashingtonFirst common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval for the integrated mergers or any related transactions (including the subsidiary bank merger) and that all conditions to the completion of the integrated mergers and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the integrated mergers and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of WashingtonFirst, Sandy Spring or the pro forma entity, or the contemplated benefits of the Transactions, including without limitation the cost savings and related expenses expected to result or be derived from the Transactions.

KBW assumed that the integrated mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of WashingtonFirst that WashingtonFirst relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WashingtonFirst, Sandy Spring, Merger Sub, the integrated mergers and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the first-step merger to the holders of WashingtonFirst common stock, without regard to differences between WashingtonFirst voting common stock and WashingtonFirst non-voting common stock. KBW expressed no view or opinion as to any other terms or aspects of the integrated mergers or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the integrated mergers or any such related transaction to WashingtonFirst, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the integrated mergers or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate recently-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of WashingtonFirst to engage in the integrated mergers or enter into the merger agreement;

•	the relative merits of the integrated mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by WashingtonFirst or the WashingtonFirst board;

•	the fairness of the amount or nature of any compensation to any of WashingtonFirst’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of WashingtonFirst common stock;

•	the effect of the integrated mergers or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of WashingtonFirst (other than the holders of WashingtonFirst common stock solely with respect to the exchange ratio, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Sandy Spring or any other party to any transaction contemplated by the merger agreement;

•	the relative fairness of the exchange ratio as between holders of WashingtonFirst voting common stock and holders of WashingtonFirst non-voting common stock;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion or any other additional consideration (as provided in the merger agreement) that could be paid for WashingtonFirst common stock;

•	the actual value of Sandy Spring common stock to be issued in the first-step merger;

•	the prices, trading range or volume at which WashingtonFirst voting common stock or Sandy Spring common stock would trade following the public announcement of the integrated mergers or the prices, trading range or volume at which Sandy Spring common stock would trade following the consummation of the integrated mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the integrated mergers or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to WashingtonFirst, Sandy Spring, their respective stockholders, or relating to or arising out of or as a consequence of the integrated mergers or any related transaction (including the subsidiary bank merger), including whether or not the integrated mergers would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, WashingtonFirst and Sandy Spring. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the WashingtonFirst board in making its determination to approve the merger agreement and the Transactions. Consequently, the analyses described below should not be viewed as determinative of the decision of the WashingtonFirst board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the Transactions were determined through negotiation between WashingtonFirst and Sandy Spring and the decision of WashingtonFirst to enter into the merger agreement was solely that of the WashingtonFirst board.

The following is a summary of the material financial analyses presented by KBW to the WashingtonFirst board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the WashingtonFirst board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $36.50 per outstanding share of WashingtonFirst common stock based on the closing price of Sandy Spring common stock on May 12, 2017 and assuming each outstanding share of WashingtonFirst common stock will be converted into 0.8713 of a share of Sandy Spring common stock in the proposed first-step merger.

WashingtonFirst Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of WashingtonFirst to 10 selected major exchange-traded banks and thrifts headquartered in Maryland or Virginia with total assets between $1.25 billion and $5.0 billion and nonperforming assets to total assets less than 3.00%. Targets of publicly announced merger transactions were excluded from the selected companies.

The selected companies were as follows:

Access National Corporation	First Community Bancshares, Inc.
American National Bankshares, Inc.	Old Line Bancshares, Inc.
C&F Financial Corporation	Shore Bancshares, Inc.
Community Bankers Trust Corporation	Southern National Bancorp of Virginia, Inc.
Community Financial Corporation	Xenith Bankshares, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of last twelve months (“LTM”) information, through, the most recent completed quarter (“MRQ”) available (which was the fiscal quarter ended March 31, 2017, except as otherwise noted) and market price information as of May 12, 2017. KBW also used 2017 and 2018 earnings per share (“EPS”) estimates taken from consensus “street estimates” of WashingtonFirst and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for one of the selected companies). In addition, the assets, capital ratios, loans to deposits ratio, market capitalization and price to tangible book value per share multiple of Access National Corporation, Southern National Bancorp of Virginia, Inc., Old Line Bancshares, Inc. and Shore Bancshares, Inc. reflected the pro forma impact of pending and recently completed acquisitions based on publicly available information. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in WashingtonFirst’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “—Opinion of Sandy Spring’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of WashingtonFirst and the selected companies:

		Selected Companies
	WashingtonFirst	25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	1.00%	0.88%	0.90%	0.93%	0.99%
LTM Core Return on Average Equity(1)	9.63%	7.71%	8.48%	8.08%	9.83%
LTM Core Return on Average Tangible Common Equity(1)	10.33%	7.98%	9.47%	10.06%	11.29%
LTM Net Interest Margin	3.50%	3.46%	3.91%	3.67%	3.90%
LTM Fee Income / Revenue Ratio(2)	29.0%	10.1%	18.8%	18.5%	23.8%
LTM Efficiency Ratio	62.6%	64.9%	62.1%	63.0%	60.6%

(1)	Core income excluded extraordinary items, non-recurring items (including, in the case of Xenith Bankshares, Inc., exclusion of a deferred tax asset valuation allowance reversal), gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of WashingtonFirst and, to the extent publicly available, the selected companies:

		Selected Companies
	WashingtonFirst	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	9.01%	8.25%	9.36%	8.96%	9.49%
Leverage Ratio	9.86%	8.95%	9.84%	9.63%	10.68%
Common Equity Tier 1 Ratio	11.07%	10.59%	11.47%	11.73%	11.94%
Total Capital Ratio	13.90%	12.82%	13.52%	13.48%	14.17%
Loans / Deposits	95.1%	86.2%	92.3%	89.2%	98.3%
Loan Loss Reserve / Gross Loans	0.89%	0.73%	1.07%	0.88%	1.06%
Nonperforming Assets / Loans + OREO(1)	0.46%	2.56%	2.03%	1.84%	1.35%
LTM Net Charge-Offs / Average Loans	0.14%	0.49%	0.37%	0.14%	0.08%

(1)	The nonperforming assets to loans plus OREO ratio for Access National Corporation was based on consolidated December 31, 2016 financial data due to incomplete reported financial information as of March 31, 2017. Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans and other real estate owned.

In addition, KBW’s analysis showed the following concerning the market performance of WashingtonFirst and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies and the 2017 EPS multiple for another of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x or negative):

			Selected Companies
	WashingtonFirst		25th Percentile		Average		Median		75th Percentile
One-Year Stock Price Change	35.4%		37.3%		42.8%		41.9%		51.3%
One-Year Total Return	36.7%		39.6%		45.1%		44.3%		52.2%
Year-To-Date Stock Price Change	(3.7%)		(2.2%)		3.7%		3.8%		9.8%
Stock Price / Tangible Book Value per Share	1.96	x	1.51	x	1.77	x	1.71	x	1.96	x
Stock Price / LTM EPS	19.8	x	17.9	x	18.9	x	20.1	x	20.5	x
Stock Price / 2017 Estimated EPS	18.4	x(2)	16.8	x	18.4	x	17.2	x	18.5	x
Stock Price / 2018 Estimated EPS	16.6	x(3)	13.5	x	15.0	x	15.2	x	15.7	x
Dividend Yield(1)	1.0%		1.1%		1.6%		1.6%		2.4%
Dividend Payout(1)	19.8%		23.1%		28.7%		29.4%		42.8%

(1)	Dividend yield calculated using MRQ dividend annualized (excluding special dividends) as a percentage of stock price and dividend payout calculated using MRQ dividend annualized (excluding special dividends) as a percentage of LTM EPS.
(2)	For reference purposes, using financial and operating forecasts and projections of WashingtonFirst provided by WashingtonFirst management, the market price to estimated 2017 EPS multiple of WashingtonFirst was 17.5x.
(3)	For reference purposes, using financial and operating forecasts and projections of WashingtonFirst provided by WashingtonFirst management, the market price to estimated 2018 EPS multiple of WashingtonFirst was 15.3x.

KBW also reviewed with the WashingtonFirst board of directors implied transaction multiples for the proposed merger, based on the implied transaction value for the proposed merger of $36.50 per outstanding share of WashingtonFirst common stock, of 2.56x WashingtonFirst’s tangible book value per share as of March 31, 2017, 25.9x WashingtonFirst’s LTM EPS, 24.1x WashingtonFirst’s estimated 2017 EPS and 21.7x WashingtonFirst’s estimated 2018 EPS using consensus “street estimates” of WashingtonFirst, and 22.8x WashingtonFirst’s estimated 2017 EPS and 19.8x WashingtonFirst’s estimated 2018 EPS using financial and operating forecasts and projections of WashingtonFirst provided by WashingtonFirst management.

No company used as a comparison in the above selected companies analysis is identical to WashingtonFirst. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Sandy Spring Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Sandy Spring to 11 selected major exchange-traded banks and thrifts headquartered in Delaware, Maryland, Pennsylvania, Virginia or West Virginia with total assets between $3.0 billion and $9.0 billion. Targets of publicly announced merger transactions were excluded from the selected companies.

The selected companies were as follows:

Beneficial Bancorp, Inc. Bryn Mawr Bank Corporation City Holding Company Eagle Bancorp, Inc. First Commonwealth Financial Corporation S&T Bancorp, Inc.	TriState Capital Holdings, Inc. Union Bankshares Corporation Univest Corporation of Pennsylvania WSFS Financial Corporation Xenith Bankshares, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the fiscal quarter ended March 31, 2017 and market price information as of May 12, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for Sandy Spring and the selected companies. In addition, the assets, capital ratios, loans to deposits ratio, market capitalization and price to tangible book value per share multiple for First Commonwealth Financial Corporation and Bryn Mawr Bank Corporation reflected the pro forma impact of pending and recently completed acquisitions based on publicly available information. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Sandy Spring’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “— Opinion of Sandy Spring’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Sandy Spring and the selected companies:

		Selected Companies
	Sandy Spring	25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	1.08%	0.86%	1.02%	1.02%	1.19%
LTM Core Return on Average Equity(1)	9.91%	7.98%	8.58%	8.71%	10.68%
LTM Core Return on Average Tangible Common Equity(1)	11.81%	10.95%	11.38%	12.35%	14.06%
LTM Net Interest Margin	3.51%	3.38%	3.47%	3.47%	3.77%
LTM Fee Income / Revenue Ratio(2)	24.6%	18.3%	25.1%	24.8%	32.7%
LTM Efficiency Ratio	57.2%	67.1%	60.3%	61.2%	56.3%

(1)	Core income excluded extraordinary items, non-recurring items (including, in the case of Xenith Bankshares, Inc., exclusion of a deferred tax asset valuation allowance reversal), gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Sandy Spring and the selected companies:

		Selected Companies
	Sandy Spring	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.95%	8.12%	9.67%	8.36%	10.46%
Leverage Ratio	9.26%	8.93%	10.25%	9.61%	11.04%
Common Equity Tier 1 Ratio	11.02%	9.62%	11.81%	10.74%	12.02%
Total Capital Ratio	12.06%	12.21%	13.98%	13.01%	14.37%
Loans / Deposits	105.1%	93.3%	97.0%	97.0%	99.9%
Loan Loss Reserve / Gross Loans	1.09%	0.58%	0.76%	0.78%	0.94%
Nonperforming Assets / Loans + OREO(1)	0.80%	1.23%	0.94%	1.01%	0.64%
LTM Net Charge-Offs / Average Loans	0.06%	0.26%	0.21%	0.13%	0.09%

(1)	Nonperforming assets included nonaccrual loans, accruing troubled debt restructured loans and other real estate owned.

In addition, KBW’s analysis showed the following concerning the market performance of Sandy Spring and the selected companies (excluding the impact of the LTM EPS multiples for three of the selected companies and the 2017 EPS multiple for another of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x):

			Selected Companies
	Sandy Spring		25th Percentile		Average		Median		75th Percentile
One-Year Stock Price Change	50.9%		29.1%		41.1%		41.2%		49.5%
One-Year Total Return	55.2%		31.1%		43.5%		45.7%		53.0%
Year-To-Date Stock Price Change	4.8%		(9.6%)		(4.6%)		(3.5%)		(1.3%)
Stock Price / Tangible Book Value per Share	2.19	x	2.08	x	2.21	x	2.35	x	2.54	x
Stock Price / LTM EPS	19.2	x	17.9	x	19.3	x	19.0	x	20.1	x
Stock Price / 2017 Estimated EPS	17.4	x	17.0	x	18.7	x	18.3	x	19.1	x
Stock Price / 2018 Estimated EPS	16.0	x	14.3	x	16.7	x	14.9	x	16.9	x
Dividend Yield(1)	2.5%		0.3%		1.5%		2.0%		2.5%
Dividend Payout(1)	47.7%		6.5%		33.8%		39.1%		46.2%

(1)	Dividend yield calculated using MRQ dividend annualized (excluding special dividends) as a percentage of stock price and dividend payout calculated using MRQ dividend annualized (excluding special dividends) as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analysis is identical to Sandy Spring. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 25 selected U.S. whole bank transactions announced since January 1, 2016 with announced transaction values between $200 million and $1.0 billion. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
South State Corporation	Park Sterling Corporation
TowneBank	Paragon Commercial Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
First Busey Corporation	First Community Financial Partners, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
Access National Corporation	Middleburg Financial Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
United Bankshares, Inc.	Cardinal Financial Corporation
Cathay General Bancorp	SinoPac Bancorp
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corporation
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
OceanFirst Financial Corp.	Cape Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, consensus “street estimates” (except as otherwise indicated) prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

•	Price per common share to current year estimated EPS of the acquired company in the 18 selected transactions in which consensus “street estimates” for the acquired company were then available (or, in the case of the Simmons First National Corporation/First Texas BHC, Inc. transaction, where the current year’s earnings estimate for the acquired company was provided in the investor presentation filed in conjunction with the announcement of that transaction).

KBW also reviewed the price per common share paid for the acquired company for the 20 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed Transactions based on the implied transaction value for the proposed Transactions of $36.50 per outstanding share of WashingtonFirst common stock and using historical financial information for WashingtonFirst as of and for the twelve month period ended March 31, 2017, estimated 2017 EPS data of WashingtonFirst from consensus “street estimates” of WashingtonFirst and financial and operating forecasts and projections of WashingtonFirst provided by WashingtonFirst management, and the closing price of WashingtonFirst common stock on May 12, 2017.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for three of the selected transactions, which multiples were considered to be not meaningful because they were greater than 35.0x):

		Selected Transactions
	WashingtonFirst	25th Percentile		Average		Median		75th Percentile
Price / Tangible Book Value (x)	2.56x	1.84	x	2.08	x	2.11	x	2.38	x
Core Deposit Premium (%)	24.6%	11.5%		14.1%		14.2%		18.3%
Price / LTM EPS (x)	25.9x	19.7	x	23.4	x	22.5	x	27.1	x
Price / Current Year EPS (x)	24.1x(1)/22.8x(2)	19.7	x	22.3	x	21.2	x	24.3	x
One-Day Market Premium (%)	30.8%	8.1%		23.9%		17.9%		35.9%

(1)	Based on 2017 EPS mean consensus “street estimate.”
(2)	Based on 2017 EPS estimate provided by WashingtonFirst management.

No company or transaction used as a comparison in the above selected transaction analysis is identical to WashingtonFirst or the proposed Transactions. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Sandy Spring and WashingtonFirst to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for Sandy Spring and WashingtonFirst as of or for the twelve month period ended March 31, 2017, (ii) 2017 and 2018 net income consensus “street estimates” for Sandy Spring, as adjusted in the case of 2018 for current tax rates as provided by Sandy Spring management, (iii) financial forecasts and projections relating to the net income of WashingtonFirst provided by WashingtonFirst management, and (iv) market price data as of May 12, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Sandy Spring and WashingtonFirst stockholders in the combined company assuming that each outstanding share of WashingtonFirst common stock will be converted into 0.8713 of a share of Sandy Spring common stock in the proposed Transactions:

	Sandy Spring as a % of Total	WashingtonFirst as a % of Total
Ownership
At exchange ratio of 0.8713	68%	32%
Balance Sheet
Total Assets	72%	28%
Gross Loans Held For Investment	71%	29%
Deposits	69%	31%
Tangible Common Equity	71%	29%
Income Statement
LTM GAAP Net Income	74%	26%
2017 Estimated GAAP Net Income	74%	26%
2018 Estimated GAAP Net Income	72%	28%
Market Capitalization	73%	27%

WashingtonFirst Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of WashingtonFirst to estimate a range for the implied equity value of WashingtonFirst. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of WashingtonFirst provided by WashingtonFirst management, and assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that WashingtonFirst could generate over the period from December 31, 2017 through 2022 as a standalone company, and (ii) the present value of WashingtonFirst’s implied terminal value at the end of such period. KBW assumed that WashingtonFirst would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of WashingtonFirst, KBW applied a range of 14.0x to 18.0x estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of WashingtonFirst common stock of $24.30 to $36.16.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of WashingtonFirst.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Sandy Spring and WashingtonFirst. Using (i) closing balance sheet estimates as of December 31, 2017 for Sandy Spring and WashingtonFirst, (ii) consensus “street estimates” of Sandy Spring for 2017 and 2018 (as adjusted in the case of 2018 for current tax rates as provided by Sandy Spring management) and assumed long-term growth rates for Sandy Spring provided by Sandy Spring management, (iii) consensus “street estimates” of WashingtonFirst for 2017, 2018 and 2019 as discussed with KBW by Sandy Spring management, and (iv) pro forma assumptions (including the cost savings and related expenses expected to result from the merger and purchase accounting and other adjustments assumed with respect thereto) provided by Sandy Spring management, KBW analyzed the potential financial impact of the Transactions on certain projected financial results of Sandy Spring. This analysis indicated the Transactions could be accretive to Sandy Spring’s 2018 estimated EPS (excluding the impact of restructuring charges which may be realized during 2018) and 2019 estimated EPS and dilutive to Sandy Spring’s estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that, pro forma for the Transactions, Sandy Spring’s leverage ratio and Total Risk Based Capital Ratio as of December 31, 2017 could be higher and each of Sandy Spring’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio and Tier 1 Risk-Based Capital Ratio as of December 31, 2017 could be lower. For all of the above analysis, the actual results achieved by Sandy Spring following the Transactions may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to WashingtonFirst and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and in the case of WashingtonFirst further to an existing sales and trading relationship with a KBW affiliate, KBW and its affiliates may from time to time purchase securities from, and sell securities to, WashingtonFirst and Sandy Spring. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of WashingtonFirst or Sandy Spring for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, WashingtonFirst agreed to pay KBW a total cash fee equal to 1.0% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the first-step merger. WashingtonFirst also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, during the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to WashingtonFirst and received compensation for such services. KBW acted as an underwriter in connection with WashingtonFirst’s December 2015 registered offering of common stock. In addition, KBW acted as placement agent in connection with WashingtonFirst’s October 2015 private placement of subordinated debt securities. During the two years preceding the date of its opinion, KBW has not provided investment banking or financial advisory services to Sandy Spring for which compensation was received. KBW provided investment banking assistance to Sandy Spring in the two years preceding the date of its opinion in regard to a potential transaction that was considered but not consummated by Sandy Spring, in connection with which KBW did not enter into an engagement agreement or receive compensation. KBW may in the future provide investment banking and financial advisory services to WashingtonFirst or Sandy Spring and receive compensation for such services.

Sandy Spring’s Reasons for the Transactions; Recommendation of the Sandy Spring Board

After careful consideration, the Sandy Spring board, at a meeting held on May 15, 2017, unanimously approved the merger agreement. Accordingly, the Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance.

In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the Sandy Spring share issuance, the Sandy Spring board evaluated the merger agreement and the Transactions in consultation with Sandy Spring management, as well as Sandy Spring’s legal counsel and financial advisors, and considered a number of factors in favor of the Transactions, including the following material factors, which are not presented in order of priority:

•	the fact that the Transactions are consistent with Sandy Spring’s long-term strategic goal of creating stockholder value by being and remaining a preeminent community bank in the Washington, D.C. area, including through growth by acquisitions;

•	the fact that the Transactions are expected to create the largest locally-headquartered community bank in the Washington, D.C. metropolitan area and bring together two well-known financial services brands in the local community;

•	the fact that WashingtonFirst is among the few, and most attractive, acquisition targets of scale in the Washington, D.C. region;

•	the unusually complementary branch footprints of Sandy Spring and WashingtonFirst;

•	the fact that the Transactions would respond immediately to Sandy Spring’s need for more scale in the attractive northern Virginia market;

•	the complementary cultures of Sandy Spring and WashingtonFirst and prospects for a smooth integration of key personnel and systems;

•	each of Sandy Spring’s and WashingtonFirst’s businesses, operations, financial condition, earnings and prospects, including the view of the Sandy Spring board that WashingtonFirst’s business and operations complement Sandy Spring’s existing operations and lines of business;

•	the nature and quality of WashingtonFirst’s loan portfolio and deposit base;

•	the fact that the Transactions will enhance Sandy Spring’s operating scale at reasonable pricing;

•	the current and prospective environment in which Sandy Spring and WashingtonFirst operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Sandy Spring both with and without the Transactions;

•	its review and discussions with Sandy Spring’s management and its legal counsel and financial advisors concerning the due diligence investigation of WashingtonFirst and the potential financial impact of the Transactions on the combined company;

•	management’s expectation that Sandy Spring will retain its strong capital position upon completion of the Transactions;

•	the financial presentation, dated May 15, 2017, of Sandler O’Neill to the Sandy Spring board and the opinion, dated May 15, 2017, of Sandler O’Neill to the Sandy Spring board as to the fairness, from a financial point of view and as of the date of the opinion, to Sandy Spring of the merger consideration, as more fully described below under the section of this joint proxy statement/prospectus entitled “— Opinion of Sandy Spring’s Financial Advisor;”

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Sandy Spring’s outside legal and financial advisors; and

•	the regulatory and other approvals required in connection with the Transactions and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The Sandy Spring board also considered potential risks associated with the Transactions in connection with its deliberations of the Transactions, including (i) the potential risk of diverting management attention and resources from the operation of Sandy Spring’s business and towards the completion of the Transactions; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating WashingtonFirst’s business, operations and workforce with those of Sandy Spring; and (iii) the other risks identified in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

The foregoing discussion of the factors considered by the Sandy Spring board is not intended to be exhaustive, but, rather, includes the material factors considered by the Sandy Spring board. In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement. The Sandy Spring board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sandy Spring board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Sandy Spring board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32.

For the reasons set forth above, the Sandy Spring approved the merger agreement. The Sandy Spring board unanimously recommends that the Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Opinion of Sandy Spring’s Financial Advisor

By letter dated March 27, 2017 Sandy Spring retained Sandler O’Neill to render a fairness opinion to the Sandy Spring board in connection with Sandy Spring’s consideration of a possible business combination with WashingtonFirst. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill rendered a fairness opinion in connection with the proposed Transactions. At the May 15, 2017 meeting at which the Sandy Spring board considered and approved the merger agreement, Sandler O’Neill delivered to the Sandy Spring board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the Transactions was fair to Sandy Spring from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex F to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Sandy Spring stockholders are urged to read the entire opinion carefully in connection with their consideration of the Sandy Spring share issuance proposal.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Sandy Spring board in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to Sandy Spring. Sandler O’Neill’s opinion does not constitute a recommendation to any Sandy Spring stockholder as to how such Sandy Spring stockholder should vote at any meeting of stockholders called to consider and vote upon the Sandy Spring share issuance proposal. It does not address the underlying business decision of Sandy Spring to engage in the Transactions, the form or structure of the Transactions, the relative merits of the Transactions as compared to any other alternative business strategies that might exist for Sandy Spring or the effect of any other transaction in which Sandy Spring might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transactions by any Sandy Spring or

WashingtonFirst officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Transactions by any other stockholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution version of the merger agreement, dated May 15, 2017;

•	certain publicly available financial statements and other historical financial information of Sandy Spring and its bank subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of WashingtonFirst and its bank subsidiary that Sandler O’Neill deemed relevant;

•	publicly available consensus analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Sandy Spring;

•	publicly available consensus analyst earnings per share estimates for WashingtonFirst for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of WashingtonFirst;

•	the pro forma financial impact of the Transactions on Sandy Spring based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Sandy Spring;

•	the publicly reported historical price and trading activity for Sandy Spring common stock and WashingtonFirst common stock, including a comparison of certain stock trading information for Sandy Spring common stock, WashingtonFirst common stock and certain stock indices as well as publicly available information for certain other similar companies the securities of which are publicly traded;

•	a comparison of certain financial information for Sandy Spring and WashingtonFirst with similar bank and thrift institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Sandy Spring the business, financial condition, results of operations and prospects of Sandy Spring and held similar discussions with the senior management of WashingtonFirst and their representatives regarding the business, financial condition, results of operations and prospects of WashingtonFirst.

In preparing its analyses, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Sandy Spring. In addition, in preparing its analyses Sandler O’Neill used publicly available consensus analyst earnings per share estimates for WashingtonFirst for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of WashingtonFirst. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Sandy Spring. With respect to the foregoing information, the respective managements of Sandy Spring and WashingtonFirst confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements of the future financial performance of Sandy Spring and WashingtonFirst, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in Sandy Spring’s or WashingtonFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material its analysis that Sandy Spring and WashingtonFirst would remain as going concerns for all periods relevant to Sandler O’Neill’s analyses.

Sandler O’Neill also assumed, with Sandy Spring’s consent, in all respects material to its analysis, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sandy Spring, WashingtonFirst or the Transactions or any related transaction, (iii) the Transactions and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Transactions will qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the Transactions or any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Sandy Spring common stock or WashingtonFirst common stock at any time or what the value of Sandy Spring common stock will be once it is actually received by the holders of WashingtonFirst common stock and WashingtonFirst non-voting common stock.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sandler O’Neill, Sandy Spring and WashingtonFirst. Any estimates contained in the analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Sandler O’Neill’s opinion was among several factors taken into consideration by the Sandy Spring board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sandy Spring board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Sandy Spring and WashingtonFirst and the decision to enter into the merger agreement was solely that of the Sandy Spring board.

The following is a summary of the material financial analyses presented by Sandler O’Neill to the Sandy Spring board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O’Neill to the Sandy Spring board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed Transactions. Pursuant to the terms of the merger agreement, at the effective time of the first-step merger, by virtue of the first-step merger, automatically and without any action on the part of the holder thereof, each share of WashingtonFirst common stock and each share of WashingtonFirst non-voting common stock that is issued and outstanding at the effective time, except for the excluded shares, shall become and be converted into the number of shares of Sandy Spring common stock as follows: (i) if the Sandy Spring volume-weighted average price is greater than $53.23, the exchange ratio shall equal 0.8210; (ii) if the Sandy Spring volume-weighted average price is greater than $50.15 and equal to or less than $53.23, the exchange ratio shall equal the quotient of $43.70 divided by the Sandy Spring volume-weighted average price; (iii) if the Sandy Spring volume-weighted average price is equal to or greater than $37.07 and equal to or less than $50.15, the exchange ratio shall equal 0.8713; (iv) if the Sandy Spring volume-weighted average price is equal to or greater than $34.00 and less than $37.07, the exchange ratio shall be equal to the quotient of $32.30 divided by the Sandy Spring volume-weighted average price; and (v) if the Sandy Spring volume-weighted average price is less than $34.00, the exchange ratio shall equal 0.9500. Using Sandy Spring’s May 12, 2017 closing stock price of $41.89, an implied exchange ratio of 0.8713, and based upon the following (as provided by WashingtonFirst management), (a) 13,055,408 shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock outstanding, and (b) 570,303 outstanding WashingtonFirst options with a weighted average strike price of $14.77, Sandler O’Neill calculated an implied transaction value per share of $36.50 and an aggregate implied transaction value of approximately $488.9 million.

Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Last Twelve Months (“LTM”) Ended March 31, 2017 Earnings Per Share	25.9	x
Transaction Price / 2017 Median Analyst Estimated Earnings Per Share	24.0	x
Transaction Price / 2018 Median Analyst Estimated Earnings Per Share	21.7	x
Transaction Price / March 31, 2017 Book Value Per Share	239%
Transaction Price / March 31, 2017 Tangible Book Value Per Share	256%
Tangible Book Premium / Core Deposits(1)	23.5%
Market Premium as of May 12, 2017	30.8%

(1)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of Sandy Spring common stock and WashingtonFirst common stock for the three year period ended May 12, 2017. Sandler O’Neill then compared the relationship between the movements in the price of Sandy Spring common stock and WashingtonFirst common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Sandy Spring’s Three-Year Stock Performance

	Beginning Value May 12, 2014	Ending Value May 12, 2017
Sandy Spring	100%	169.7%
Sandy Spring Peer Group	100%	163.3%
NASDAQ Bank Index	100%	126.1%
S&P 500 Index	100%	143.8%

WashingtonFirst’s Three-Year Stock Performance

	Beginning Value May 12, 2014	Ending Value May 12, 2017
WashingtonFirst	100%	203.3%
WashingtonFirst Peer Group	100%	167.6%
NASDAQ Bank Index	100%	126.1%
S&P 500 Index	100%	143.8%

Sandy Spring Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for Sandy Spring with a group of financial institutions selected by Sandler O’Neill. The Sandy Spring peer group consisted of publicly-traded banks and thrifts headquartered in the Mid-Atlantic and Southeast regions with total assets between $3.0 billion and $7.5 billion, whose securities are publicly traded on a major exchange and whose non-performing assets / total assets is less than 1%, and LTM return on average assets is greater than 0.75% (which we refer to as the “Sandy Spring Peer Group” in this section). The Sandy Spring Peer Group included the following companies:

Bridge Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Bryn Mawr Bank Corporation	S&T Bancorp, Inc.
CenterState Banks, Inc.	ServisFirst Bancshares, Inc.
Financial Institutions, Inc.	State Bank Financial Corporation
First Commonwealth Financial Corporation	Tompkins Financial Corporation
First of Long Island Corporation	TriState Capital Holdings, Inc.
Flushing Financial Corporation	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.	WSFS Financial Corporation
Northfield Bancorp, Inc.

The analysis compared publicly available financial information for Sandy Spring with the corresponding data for the Sandy Spring Peer Group as of or for the twelve months ended March 31, 2017, with pricing data as of May 12, 2017. The table below sets forth the data for Sandy Spring and the median, mean, high and low data for the Sandy Spring Peer Group:

	Sandy Spring	Sandy Spring Peer Group Median	Sandy Spring Peer Group Mean	Sandy Spring Peer Group High	Sandy Spring Peer Group Low
Total assets ($ in millions)	5,201	4,887	5,055	7,065	3,293
Loans / Deposits (%)	105.1	96.1	94.5	113.4	75.8
Tangible common equity/Tangible assets (%)	8.95	8.32	8.89	15.52	6.16
Non-performing assets (1) / Total assets (%)	0.61	0.56	0.53	0.88	0.09
CRE / Total RBC Ratio (%)	279.6	291.1	293.4	548.0	23.2
LTM Return on average assets (%)	1.08	0.94	1.02	1.40	0.77
LTM Return on average equity (%)	9.91	9.81	10.02	16.55	5.24
LTM Net interest margin (%)	3.51	3.36	3.35	4.68	2.20
LTM Efficiency ratio (%)	57.24	58.11	56.66	65.97	38.31
Price/Tangible book value (%)	219	216	221	366	143
Price/LTM Earnings per share	19.2	19.2	19.1	24.7	12.4
Price/2017 Est. Earnings per share (x)	17.2	17.9	18.6	27.9	15.5
Price/2018 Est. Earnings per share (x)	16.2	16.1	16.6	26.4	14.3
Current Dividend Yield (%)	2.5	2.1	1.8	3.4	0.0
Market value ($ in millions)	1,004	845	973	1,942	479

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

WashingtonFirst Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for WashingtonFirst with a group of financial institutions selected by Sandler O’Neill (which we refer to as the “WashingtonFirst Peer Group” in this section). The WashingtonFirst Peer Group consisted of publicly-traded banks and thrifts headquartered in the Mid-Atlantic and Southeast regions with total assets between $1.0 billion and $4.0 billion, whose securities are publicly traded on a major exchange, with LTM return on average assets greater than 0.85%, LTM efficiency ratio less than 65.00%, and non-performing assets / total assets less than 1.5%. The WashingtonFirst Peer Group included the following companies:

Arrow Financial Corporation	First Community Bancshares, Inc.
Bear State Financial, Inc.	First of Long Island Corporation
Bryn Mawr Bank Corporation	National Bankshares, Inc.
C&F Financial Corporation	Northfield Bancorp, Inc.
Carolina Financial Corporation	Old Line Bancshares, Inc.
Charter Financial Corporation	Peoples Financial Services Corp.
Citizens & Northern Corporation	Southern First Bancshares, Inc.
Codorus Valley Bancorp, Inc.	Unity Bancorp, Inc.
Financial Institutions, Inc.

The analysis compared publicly available financial information for WashingtonFirst with the corresponding data for the WashingtonFirst Peer Group as of or for the twelve months ended March 31, 2017, with pricing data as of May 12, 2017. The table below sets forth the data for WashingtonFirst and the median, mean, high and low data for the WashingtonFirst Peer Group:

	WashingtonFirst	WashingtonFirst Peer Group Median	WashingtonFirst Peer Group Mean	WashingtonFirst Peer Group High	WashingtonFirst Peer Group Low
Total assets ($ in millions)	2,059	2,024	2,213	3,860	1,226
Loans / Deposits (%)	95.1	96.6	91.9	113.4	62.3
Tangible common equity/Tangible assets (%)	9.01	8.83	9.99	15.52	6.16
Non-performing assets (1) / Total assets (%)	0.37	0.59	0.66	1.30	0.09
CRE / Total RBC Ratio (%)	370.9	224.7	227.9	402.2	79.1
LTM Return on average assets (%)	0.99	1.00	1.02	1.26	0.85
LTM Return on average equity (%)	9.60	9.68	9.34	13.15	5.24
LTM Net interest margin (%)	3.50	3.72	3.73	6.24	2.89
LTM Efficiency ratio (%)	62.61	58.48	59.16	64.99	48.83
Price/Tangible book value (%)	196	178	182	273	132
Price/LTM Earnings per share (x)	19.8	17.8	18.0	24.7	12.0
Price/2017 Est. Earnings per share (x)	18.4	16.8	18.0	27.9	15.5
Price/2018 Est. Earnings per share (x)	16.6	14.8	16.2	26.4	13.4
Current Dividend Yield (%)	1.0	2.0	2.1	4.5	0.0
Market value ($ in millions)	361	313	393	845	165

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and real estate owned.

Selected Transactions Analysis

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of nationwide bank & thrift transactions with announced deal values, target total assets between $1.5 billion and $3.0 billion, target LTM return on average assets greater than 0.75%, and target non-performing assets/ total assets less than 1.00% announced between January 1, 2013 and May 12, 2017 (which we refer to as the “Nationwide Precedent Transactions” in this section). The regional group consisted of bank & thrift transactions in the Mid-Atlantic and Southeast with target total assets between $1.0 billion and $10.0 billion, target LTM return on average assets greater than 0.50%, and target non-performing assets/ assets less than 1.50% announced between January 1, 2015 and May 12, 2017 (which we refer to as the “Regional Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
TowneBank	Paragon Commercial Corp.
PacWest Bancorp	CU Bancorp
Home BancShares Inc.	Stonegate Bank
Simmons First National Corp.	First Texas BHC Inc.
Pacific Premier Bancorp	Heritage Oaks Bancorp
People’s United Financial Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corp.
Mechanics Bank	California Republic Bancorp
Western Alliance Bancorp	Bridge Capital Holdings
Simmons First National Corp.	Community First Bancshares Inc.
Prosperity Bancshares Inc.	FVNB Corp.
Provident New York Bancorp	Sterling Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	WashingtonFirst/ Sandy Spring		Median Nationwide Precedent Transactions		Mean Nationwide Precedent Transactions		High Nationwide Precedent Transactions		Low Nationwide Precedent Transactions
Transaction price/LTM earnings per share	25.9	x	22.5	x	21.3	x	26.7	x	11.9	x
Transaction price/Median analyst estimated earnings per share	24.0	x	20.0	x	20.5	x	25.1	x	15.4	x
Transaction price/Tangible book value per share	256%		221%		220%		284%		168%
Core deposit premium	23.5%		15.1%		14.6%		21.1%		8.1%
1-Day market premium	30.8%		15.0%		22.4%		50.1%		1.4%

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
TowneBank	Paragon Commercial Corp.
South State Corporation	Park Sterling Corporation
Home BancShares Inc.	Stonegate Bank
IBERIABANK Corp.	Sabadell United Bank N.A.
Pinnacle Financial Partners	BNC Bancorp
Renasant Corp.	Metropolitan BancGroup Inc.
United Bankshares Inc.	Cardinal Financial Corp.
F.N.B. Corp.	Yadkin Financial Corporation
OceanFirst Financial Corp.	Ocean Shore Holding Co.
People’s United Financial Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Financial Corp.
Pinnacle Financial Partners	Avenue Financial Holdings Inc.
Sandy Spring Financial Corp.	Cape Bancorp Inc.
TowneBank	Monarch Financial Holdings
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
United Bankshares Inc.	Bank of Georgetown
Yadkin Financial Corporation	NewBridge Bancorp
BB&T Corp.	National Penn Bancshares Inc.
PacWest Bancorp	Square 1 Financial Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	WashingtonFirst/ Sandy Spring		Median Regional Precedent Transactions		Mean Regional Precedent Transactions		High Regional Precedent Transactions		Low Regional Precedent Transactions
Transaction price/LTM earnings per share	25.9	x	22.2	x	22.2	x	29.0	x	16.7	x
Transaction price/Median analyst estimated earnings per share	24.0	x	19.8	x	20.1	x	23.6	x	16.8	x
Transaction price/Tangible book value per share	256%		218%		208%		270%		132%
Core deposit premium	23.5%		13.5%		14.7%		22.7%		5.2%
1-Day market premium	30.8%		16.6%		21.1%		52.4%		(0.7%)

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Sandy Spring’s common stock, assuming Sandy Spring performed in accordance with publicly available analyst consensus earnings per share estimates for Sandy Spring for the years ending December 31, 2017 and December 31, 2018, and earnings per share estimates for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 calculated based on an estimated long-term earnings per share growth rate of 8.0%, which growth rate was discussed and confirmed with the senior management of Sandy Spring. To approximate the terminal value of Sandy Spring common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings multiples ranging from 17.0x to 24.5x and multiples of December 31, 2021 tangible book value ranging from 165% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sandy Spring common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sandy Spring common stock of $34.79 to $57.06 when applying multiples of earnings and $29.18 to $54.19 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	17.0x	18.5x	20.0x	21.5x	23.0x	24.5x
9.0%	$40.94	$44.16	$47.39	$50.61	$53.84	$57.06
10.0%	$39.28	$42.37	$45.46	$48.55	$51.64	$54.72
11.0%	$37.71	$40.67	$43.63	$46.59	$49.54	$52.50
12.0%	$36.22	$39.05	$41.89	$44.72	$47.55	$50.39
13.0%	$34.79	$37.51	$40.23	$42.95	$45.67	$48.38

Tangible Book Value Multiples

Discount Rate	165%	187%	209%	231%	253%	275%
9.0%	$34.27	$38.26	$42.24	$46.22	$50.21	$54.19
10.0%	$32.90	$36.72	$40.53	$44.34	$48.16	$51.97
11.0%	$31.60	$35.25	$38.90	$42.56	$46.21	$49.87
12.0%	$30.36	$33.86	$37.36	$40.86	$44.36	$47.86
13.0%	$29.18	$32.54	$35.89	$39.25	$42.60	$45.96

Sandler O’Neill also considered and discussed with the Sandy Spring board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Sandy Spring’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Sandy Spring common stock, applying the price to 2021 earnings referred to above and a discount rate of 10.74%.

Earnings Per Share Multiples

Annual Estimated Variance	17.0x	18.5x	20.0x	21.5x	23.0x	24.5x
(20.0%)	$31.33	$33.72	$36.12	$38.51	$40.90	$43.30
(10.0%)	$34.72	$37.41	$40.11	$42.80	$45.49	$48.18
0.0%	$38.11	$41.10	$44.09	$47.09	$50.08	$53.07
10.0%	$41.50	$44.79	$48.08	$51.37	$54.66	$57.95
20.0%	$44.89	$48.48	$52.07	$55.66	$59.25	$62.84

Sandler O’Neill also performed two analyses that estimated the net present value per share of WashingtonFirst common stock under various circumstances. The first analysis assumed WashingtonFirst performed in accordance with publicly available analyst consensus estimates for WashingtonFirst for the years ending December 31, 2017 and December 31, 2018, and earnings per share estimates for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 calculated based on an estimated long-term earnings per share growth rate of 10.5%, which growth rate was discussed and confirmed with the senior management of Sandy Spring (which we refer to as the “WashingtonFirst Stand Alone NPV Analysis” in this section). For the second analysis, Sandler O’Neill used the same assumptions as the WashingtonFirst Stand Alone NPV Analysis, but also included assumptions related to after-tax cost savings, as provided by the senior management of Sandy Spring (which we refer to as the “WashingtonFirst Adjusted NPV Analysis” in this section).

For both the WashingtonFirst Stand Alone NPV Analysis and WashingtonFirst Adjusted NPV Analysis, to approximate the terminal value of WashingtonFirst common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings multiples ranging from 16.0x to 22.0x and multiples of December 31, 2021 tangible book value ranging from 160% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WashingtonFirst common stock. As illustrated in the following tables, the WashingtonFirst Stand Alone NPV Analysis indicated an imputed range of values per share of WashingtonFirst common stock of $20.72 to $33.11 when applying multiples of earnings and the WashingtonFirst Adjusted NPV Analysis indicated an imputed range of values per share of WashingtonFirst common stock of $33.25 to $53.53 when applying multiples of earnings. In addition, as illustrated in the following tables, the WashingtonFirst Stand Alone NPV Analysis indicated an imputed range of values per share of WashingtonFirst common stock of $19.89 to $31.07 when applying multiples of tangible book value and the WashingtonFirst Adjusted NPV Analysis indicated an imputed range of values per share of WashingtonFirst common stock of $23.59 to $36.96 when applying multiples of tangible book value.

Earnings Per Share Multiples (WashingtonFirst Stand Alone NPV Analysis)

Discount Rate	16.0x	17.2x	18.4x	19.6x	20.8x	22.0x
10.0%	$24.45	$26.18	$27.91	$29.65	$31.38	$33.11
11.0%	$23.44	$25.10	$26.76	$28.42	$30.08	$31.74
12.0%	$22.49	$24.08	$25.67	$27.26	$28.85	$30.44
13.0%	$21.58	$23.11	$24.63	$26.16	$27.68	$29.21
14.0%	$20.72	$22.18	$23.64	$25.10	$26.57	$28.03

Earnings Per Share Multiples (WashingtonFirst Adjusted NPV Analysis)

Discount Rate	16.0x	17.2x	18.4x	19.6x	20.8x	22.0x
10.0%	$39.29	$42.14	$44.99	$47.83	$50.68	$53.53
11.0%	$37.66	$40.39	$43.12	$45.84	$48.57	$51.30
12.0%	$36.12	$38.73	$41.34	$43.95	$46.57	$49.18
13.0%	$34.64	$37.15	$39.65	$42.16	$44.66	$47.17
14.0%	$33.25	$35.65	$38.05	$40.45	$42.86	$45.26

Tangible Book Value Multiples (WashingtonFirst Stand Alone NPV Analysis)

Discount Rate	160%	171%	182%	193%	204%	215%
10.0%	$23.47	$24.99	$26.51	$28.03	$29.55	$31.07
11.0%	$22.51	$23.96	$25.42	$26.87	$28.33	$29.78
12.0%	$21.59	$22.99	$24.38	$25.78	$27.17	$28.56
13.0%	$20.72	$22.06	$23.39	$24.73	$26.07	$27.41
14.0%	$19.89	$21.18	$22.46	$23.74	$25.02	$26.31

Tangible Book Value Multiples (WashingtonFirst Adjusted NPV Analysis)

Discount Rate	160%	171%	182%	193%	204%	215%
10.0%	$27.86	$29.68	$31.50	$33.32	$35.14	$36.96
11.0%	$26.71	$28.45	$30.20	$31.94	$33.68	$35.43
12.0%	$25.62	$27.29	$28.96	$30.63	$32.30	$33.97
13.0%	$24.58	$26.18	$27.78	$29.39	$30.99	$32.59
14.0%	$23.59	$25.13	$26.67	$28.20	$29.74	$31.28

Sandler O’Neill also considered and discussed with the Sandy Spring board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming WashingtonFirst’s net income varied from 20% above estimates to 20% below estimates for both the WashingtonFirst Stand Alone NPV Analysis and WashingtonFirst Adjusted NPV Analysis. This analysis resulted in the following range of per share values for WashingtonFirst common stock, applying the price to 2021 earnings multiples range of 16.0x to 22.0x referred to above and a discount rate of 12.62%.

Earnings Per Share Multiples (WashingtonFirst Stand Alone NPV Analysis)

Annual Estimate Variance	16.0x	17.2x	18.4x	19.6x	20.8x	22.0x
(20.0%)	$17.79	$19.03	$20.27	$21.51	$22.75	$23.99
(10.0%)	$19.85	$21.25	$22.64	$24.04	$25.43	$26.83
0.0%	$21.92	$23.47	$25.02	$26.57	$28.12	$29.67
10.0%	$23.99	$25.69	$27.40	$29.10	$30.80	$32.51
20.0%	$26.05	$27.91	$29.77	$31.63	$33.49	$35.35

Earnings Per Share Multiples (WashingtonFirst Adjusted NPV Analysis)

Annual Estimate Variance	16.0x	17.2x	18.4x	19.6x	20.8x	22.0x
(20.0%)	$31.06	$33.30	$35.53	$37.77	$40.00	$42.24
(10.0%)	$33.13	$35.52	$37.91	$40.30	$42.69	$45.08
0.0%	$35.19	$37.74	$40.29	$42.83	$45.38	$47.92
10.0%	$37.26	$39.96	$42.66	$45.36	$48.06	$50.76
20.0%	$39.33	$42.18	$45.04	$47.89	$50.75	$53.60

In connection with its analyses, Sandler O’Neill considered and discussed with the Sandy Spring board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Transactions on Sandy Spring assuming the Transactions close at the end of the fourth calendar quarter of 2017. Sandler O’Neill utilized the following information and assumptions: (i) publicly available mean analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2017 and December 31, 2018, and estimated long-term annual asset and earnings per share growth rates, and dividends per share for the years thereafter, as discussed and confirmed with the senior management of Sandy Spring, (ii) publicly available mean analyst earnings per share estimates for WashingtonFirst for the years ending December 31, 2017 and December 31, 2018, and estimated long-term annual asset and earnings per share growth rates, and dividends per share for the years thereafter, as discussed and confirmed with the senior management of Sandy Spring, and (iii) certain assumptions related to transaction expenses, purchase accounting adjustments, as well as certain cost savings assumptions, as provided by the senior management of Sandy Spring. The analysis indicated that the Transactions could be accretive to Sandy Spring’s earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018 and December 31, 2019 and dilutive to Sandy Spring’s estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Sandy Spring board how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill received a fee for rendering its opinion in an amount equal to $600,000, which fee was due and payable at the time the written opinion was delivered. Sandy Spring has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. Sandler O’Neill did not provide any other investment banking services to Sandy Spring in the two years preceding the date of its opinion. As Sandler O’Neill previously advised Sandy Spring, in the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to, and received investment banking fees from, WashingtonFirst. Most recently, Sandler O’Neill acted as placement agent in connection with the offer and sale of WashingtonFirst’s subordinated debt securities in October 2015 and as financial advisor to the board of directors of WashingtonFirst in connection with WashingtonFirst’s acquisition of 1st Portfolio Holding Corporation, which transaction closed in July 2015. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Sandy Spring, WashingtonFirst and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Sandy Spring, WashingtonFirst or their respective affiliates for its own account and for the accounts of its customers.

Certain Unaudited Prospective Financial Information

Sandy Spring and WashingtonFirst do not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Sandy Spring and WashingtonFirst are including in this joint proxy statement/prospectus certain limited unaudited financial information for Sandy Spring and WashingtonFirst on a standalone basis, without giving effect to the mergers or the bank merger, which was discussed with Sandler O’Neill, KBW and the other party in connection with the merger.

Specifically, for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, WashingtonFirst discussed with Sandler O’Neill, and Sandler O’Neill used, publicly available consensus “street estimates” as of May 12, 2017 of WashingtonFirst’s earnings per share for 2017 and for 2018. For purposes of these financial analyses, WashingtonFirst management also provided to and discussed with Sandler O’Neill an estimated annual earnings growth rate of 10.5% per year for beyond 2018. Taking into account these earnings per share estimates, estimated tangible book value per share for WashingtonFirst at December 31, 2017, 2018, 2019, 2020 and 2021 were also extrapolated from WashingtonFirst’s historical tangible book value per share at December 31, 2016 for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion. The following table presents unaudited prospective earnings per share estimates for WashingtonFirst for the years ended December 31, 2017 through 2021 and unaudited prospective tangible book value per share estimates at December 31, 2017, 2018, 2019, 2020 and 2021 used by Sandler O’Neill as described above.

	Year Ended December 31,
	2017	2018	2019	2020	2021
Earnings per share	$1.52	$1.68	$1.86	$2.06	$2.27
Tangible book value per share	$15.13	$16.55	$18.11	$19.83	$21.72

KBW also used the publicly available consensus “street estimates” of WashingtonFirst’s earnings per share for 2017 and 2018, as well as a publicly available research analyst’s “street estimate” of WashingtonFirst’s earnings per share for 2019 of $1.85, for purposes of the “Forecasted Pro Forma Financial Impact Analysis” and certain other financial analyses performed in connection with KBW’s opinion. In addition, WashingtonFirst provided KBW with, and KBW used for purposes of the “Relative Contribution Analysis,” the “WashingtonFirst Discounted Cash Flow Analysis” and certain other financial analyses performed in connection with KBW’s opinion, WashingtonFirst management’s internal financial forecasts and projections consisting of (1) estimated earnings per diluted share of $1.60 for 2017 and $1.84 for 2018, and (2) an assumed earnings per share growth rate of 10.0% per year for 2019 through 2023.

In addition, for purposes of the financial analyses performed in connection with Sandler O’Neill’s and KBW’s opinions, Sandy Spring discussed with Sandler O’Neill and KBW, and Sandler O’Neill and KBW used, publicly available consensus “street estimates” as of May 12, 2017 of Sandy Spring’s earnings per share for 2017 and for 2018 (adjusted, in the case of 2018, to eliminate the impact of proposed changes in corporate income tax rates). For purposes of these financial analysis, Sandy Spring management also provided to and discussed with Sandler O’Neill and KBW an estimated annual earnings growth rate of 8% per year for beyond 2018. Taking into account these earnings per share estimates, estimated tangible book value per share for Sandy Spring at December 31, 2017, 2018, 2019, 2020 and 2021 were also extrapolated from Sandy Spring’s historical tangible book value per share at December 31, 2016 for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion. The following table presents unaudited prospective earnings per share estimates for Sandy Spring for the years ended December 31, 2017 through 2021 and unaudited prospective tangible book value per share estimates at December 31, 2017, 2018, 2019, 2020 and 2021 used by Sandler O’Neill as described above.

	Year Ended December 31,
	2017		2018	2019	2020	2021
Earnings per share	$2.44	(1)	$2.57	$2.78	$3.00	$3.24
Tangible book value per share	$20.17		$21.68	$23.35	$25.21	$27.26

(1)	Reflected the median consensus “street estimate.” KBW used the mean consensus “street estimate” of $2.41.

The inclusion of any unaudited prospective financial information for Sandy Spring or WashingtonFirst, including “street estimates”, should not be regarded as an indication that any of Sandy Spring, WashingtonFirst, Sandler O’Neill, KBW, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Sandy Spring’s and WashingtonFirst’s respective businesses, all of which are difficult to predict and many of which are beyond Sandy Spring’s and WashingtonFirst’s control.

The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Sandy

Spring nor WashingtonFirst can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include risks and uncertainties relating to Sandy Spring’s and WashingtonFirst’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA LLP, WashingtonFirst’s current independent registered public accounting firm, nor Ernst & Young LLP, Sandy Spring’s current independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Sandy Spring nor WashingtonFirst can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Sandy Spring and WashingtonFirst each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on Sandy Spring or WashingtonFirst of the Transactions and does not attempt to predict or suggest future results of Sandy Spring as the ultimate surviving company. The unaudited prospective financial information does not give effect to the Transactions, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the Transactions, the potential synergies that may be achieved by Sandy Spring as the ultimate surviving company as a result of the integrated mergers, the effect on Sandy Spring or WashingtonFirst of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. Further, the unaudited prospective financial information does not take into account the effect on Sandy Spring or WashingtonFirst of any possible failure of the Transactions to occur. None of WashingtonFirst, Sandy Spring, Sandler O’Neill, KBW or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of WashingtonFirst or Sandy Spring or other person regarding WashingtonFirst’s or Sandy Spring’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The unaudited prospective financial information of WashingtonFirst included above is being provided because it was made available by WashingtonFirst to KBW, WashingtonFirst’s financial advisor in connection with the Transactions, and to Sandy Spring and Sandler O’Neill, Sandy Spring’s financial advisor, in connection with the Transactions. The unaudited prospective financial information of Sandy Spring included above is being provided because it was made available by Sandy Spring to Sandler O’Neill in connection with the Transactions and to WashingtonFirst and KBW in connection with the Transactions.

In light of the foregoing, and considering that the Sandy Spring and WashingtonFirst special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Sandy Spring stockholders and WashingtonFirst stockholders are cautioned not to place unwarranted reliance on such information, and Sandy Spring stockholders and WashingtonFirst stockholders are urged to review Sandy Spring’s most recent SEC filings for a description of Sandy Spring’s reported financial results and the financial statements of Sandy Spring included in this joint proxy statement/prospectus and WashingtonFirst’s most recent SEC filings for a description of WashingtonFirst’s reported financial results and the financial statements of WashingtonFirst included in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

Interests of Certain WashingtonFirst Directors and Executive Officers in the Transactions

In considering the recommendation of the WashingtonFirst board that you vote to approve the merger agreement, you should be aware that WashingtonFirst’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of WashingtonFirst’s stockholders generally. The WashingtonFirst board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to WashingtonFirst stockholders. WashingtonFirst’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below.

Treatment of WashingtonFirst Equity-Based Awards

Restricted Stock Awards: At the effective time, each restricted stock award granted by WashingtonFirst will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of WashingtonFirst common stock held by such holder. It is currently estimated that Ms. Andersen and Messrs. Connors, Horn, Johnson and Bracewell will vest in 3,420 shares, 818 shares, 818 shares, 1,024 shares, and 1,710 shares, respectively, under their outstanding restricted stock awards in connection with the consummation of the Transactions.

Stock Options: Also at the effective time, all outstanding and unexercised options to purchase shares of WashingtonFirst common stock will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price. It is currently estimated that Ms. Andersen and Messrs. Connors, Horn, Johnson, Rebibo, and Bracewell will be entitled to receive a cash payment of $4,323,723, $1,416,685, $190,868, $776,789, $117,565 and $278,047, respectively, for their outstanding stock options in connection with the consummation of the Transactions, assuming an exchange ratio of 0.8713 per share and a Sandy Spring volume-weighted average price of $38.67 per share. The actual cash benefit may differ based upon the number of options that remain outstanding as of the effective date, the exercise price of such outstanding options and the value of the per share merger consideration.

Employment Agreement between WashingtonFirst Bank and Shaza L. Andersen

WashingtonFirst Bank maintains an employment agreement with Shaza L. Andersen, its President and Chief Executive Officer. In the event Ms. Andersen terminates her employment in connection with a change of control (as defined in the employment agreement) and is no longer employed by a successor or assign of WashingtonFirst Bank after such change of control, Ms. Andersen will be entitled to receive a severance payment in a lump sum equal to three times her annual salary then in effect, one year of continued group medical and other health insurance at WashingtonFirst Bank’s expense for Ms. Andersen and her immediate family, and full vesting of any outstanding stock options. Ms. Andersen’s employment agreement also would entitle her to a tax gross-up payment for any severance or other payments that may subject her to an excise tax under Section 280G of the Code.

Ms. Andersen’s current base salary is $606,236 and it is currently estimated that she will be entitled to receive a cash severance payment totaling $1,818,708 and continued health benefits with an estimated value of

$30,966 under her employment agreement in connection with the consummation of the Transactions and her termination of employment. It is not anticipated that Ms. Anderson will receive a tax gross-up payment. It is currently anticipated that Ms. Andersen will terminate her employment on the effective date of the merger.

Ms. Andersen’s employment agreement also contains noncompetition restrictions pursuant to which she has agreed not to engage in a competing business (as defined in the employment agreement) in the greater Washington, D.C. Metropolitan Area or any other city or county outside of the greater Washington, D.C. Metropolitan Area where WashingtonFirst Bank has an office on the date of Ms. Andersen’s termination of employment with WashingtonFirst Bank. The noncompetition obligation extends for a period of twelve months after her termination date.

Employment Agreement between WashingtonFirst Bank and Michael J. Rebibo

WashingtonFirst Bank maintains an employment agreement with Michael J. Rebibo, its Executive Vice President and President of 1st Portfolio Wealth Advisors and WashingtonFirst Mortgage. Under the employment agreement, if, after a change of control (as defined in the employment agreement), Mr. Rebibo’s employment is terminated for good reason (as defined in the employment agreement) or by WashingtonFirst Bank without cause, Ms. Rebibo will be entitled to receive monthly severance payments equal to one-twelfth of his base salary for each month remaining in the initial term (August 1, 2018) plus an additional 24 months.

Mr. Rebibo’s current base salary is $330,000 and it is currently estimated that he would be entitled to receive severance payments totaling $880,000 under his employment agreement in connection with the consummation of the Transactions and his termination of employment.

Mr. Rebibo’s employment agreement also contains noncompetition restrictions pursuant to which he has agreed not to engage in a competing business (as defined in the employment agreement) in the greater Washington, D.C. Metropolitan Area or any other city or county outside of the greater Washington, D.C. Metropolitan Area where WashingtonFirst Bank has an office on the date of Mr. Rebibo’s termination of employment with WashingtonFirst Bank. The noncompetition obligation extends for a period of (i) twenty-four months after the termination date, if such termination occurs the initial term, (ii) twelve months after the termination date, if such termination occurs during the renewal period (as defined in the employment agreement and generally two years after the expiration of the initial three-year term) and (iii) six months after the termination date, if such termination occurs during the renewal period and after a change in control.

The payments to be made under Mr. Rebibo’s employment agreement are subject to a limitation that the total amount of all payments to the officer that would constitute a “parachute payment” (as defined in Section 280G of the Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Code.

Severance Payment Agreements between WashingtonFirst and George W. Connors, IV, Richard D. Horn, and Matthew R. Johnson

WashingtonFirst Bank maintains a severance payment agreement with George W. Connors, IV, President and Chief Credit Officer of WashingtonFirst Bank, Richard D. Horn, General Counsel of WashingtonFirst Bank, and Matthew R. Johnson, Executive Vice President and Chief Financial Officer of WashingtonFirst Bank. Under the severance payment agreements, upon a covered termination (as defined in the agreement), the executive is entitled to receive (i) all accrued and unpaid salary, bonuses, vacation and other amounts earned or otherwise due through the termination date, (ii) a lump sum payment equal to two years’ salary and (iii) contributions toward continued health insurance until twelve months pass, continuation coverage expires under federal law or the executive is eligible for comparable insurance as a result of new employment or self-employment, whichever occurs first. In addition, all of the executive’s outstanding equity awards will immediately vest upon a covered termination or if, in the event of a change of control (as defined in the severance payment agreement), the acquiring, surviving or successor entity does not assume, continue or substitute the executive’s unvested outstanding equity awards, whether or not his employment is terminated as a result of the change of control.

A covered termination occurs if, after a change of control, the executive’s employment with WashingtonFirst Bank is terminated (i) by WashingtonFirst Bank or its successor, other than for cause, disability (each as defined in the severance payment agreement) or death, on or within three years after the change of control, (ii) by the executive for good reason (as defined in the severance payment agreement) within three years after the change of control or (iii) by the executive, for any reason other than death or disability, during the period beginning ninety days after the change of control and ending three years after the change of control. The payments to be made under each severance payment agreement are subject to a limitation that the total amount of all payments to the officer that would constitute a “parachute payment” (as defined in Section 280G of the Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Code, unless the executive would be better off (on an after-tax basis) receiving all payments and benefits (without reduction) and paying all excise and applicable federal, state, and local employment and income taxes (all computed at the highest applicable marginal rate) (a “Modified 280G Cutback”). To the extent the executive is subject to the excise tax imposed by Section 4999 of the Code, WashingtonFirst will lose its corporate deduction for a portion of the severance payment. The severance payment agreements do not contain post-employment noncompetition restrictions.

Messrs. Connors,’ Horn’s, and Johnson’s current base salary is $357,674, $341,630, and $315,000, respectively, and it is currently estimated that Messrs. Connors, Horn, and Johnson will be entitled to receive a cash severance payment totaling $715,348, $683,260, and $630,000, respectively, and COBRA payments for continued health benefits with an estimated value of $30,966, $30,966, and $0, respectively, under their respective severance payment agreements in connection with the consummation of the Transactions and a covered termination of employment.

As described below in “— Agreements with Sandy Spring,” it is anticipated that Mr. Connors will enter into arrangements with Sandy Spring effective as of the effective time of the first-step merger that will provide for certain payments in lieu of the lump sum cash payment under his severance payment agreement and set forth his new position at Sandy Spring following the effective time of the first-step merger.

Modified 280G Cutback Agreement with Joseph S. Bracewell

Before the effective date, it is anticipated that Mr. Bracewell will enter into a Modified 280G Cutback agreement with WashingtonFirst. Under such agreement, the total amount of all payments to Mr. Bracewell in connection with the Transactions that would constitute a “parachute payment” (as defined in Section 280G of the Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Code, unless the executive would be better off (on an after-tax basis) receiving all payments and benefits (without reduction) and paying all excise and applicable federal, state, and local employment and income taxes (all computed at the highest applicable marginal rate). To the extent Mr. Bracewell is subject to the excise tax imposed by Section 4999 of the Code, WashingtonFirst will lose its corporate deduction for a portion of such payments.

Supplemental Executive Retirement Agreements between WashingtonFirst Bank and Certain of its Directors and Executive Officers

WashingtonFirst Bank has entered into supplemental executive retirement agreements with Ms. Andersen and Messrs. Connors, Horn, Johnson and Bracewell. The supplemental executive retirement agreements are intended to provide benefits to these directors and executive officers upon retirement, death, disability or voluntary or involuntary separation from service (other than for “cause”), subject to the requirements of Section 409A of the Code. Pursuant to the supplemental executive retirement agreements, if Ms. Andersen or Messrs. Connors, Horn, Johnson or Bracewell is terminated following a change in control of WashingtonFirst

Bank, as defined in the supplemental executive retirement agreements, his or her full retirement benefit vests immediately and becomes payable, at his or her election (irrevocably made at the time of execution of the supplemental executive retirement agreement) in a lump sum occurring six months following separation from service or in monthly installments commencing at age 65 (or age 75 for Mr. Bracewell).

It is currently estimated that Ms. Andersen and Messrs. Connors, Horn, and Johnson will be entitled to receive lump sum cash benefits of $966,922, $674,557, $564,779, and $520,964, respectively, with Mr. Bracewell entitled to receive 120 monthly installments beginning at age 75 in the amount of $9,851 per month, under their supplemental executive retirement agreements in connection with the consummation of the Transactions.

Agreements with Sandy Spring

It is anticipated that Ms. Andersen will enter into a consulting and separation agreement with Sandy Spring that will set forth Ms. Andersen’s entitlements and continuing obligations in connection with her termination of employment with WashingtonFirst and WashingtonFirst Bank following the effective time of the first-step merger and her service as a non-employee director of and consultant to Sandy Spring. It is also anticipated that Mr. Connors will enter into a bonus award and release agreement that will provide for certain payments in lieu of the lump sum cash payment under his severance payment agreement and an employment agreement with Sandy Spring that will set forth his new position at Sandy Spring following the effective time of the first-step merger. All arrangements entered into with Sandy Spring will be effective as of the effective time of the first-step merger.

Consulting and separation Agreement — Ms. Andersen. The consulting and separation agreement will provide for a consulting term of 12 months and a consulting fee of $18,333.33 per month. During the consulting period, Sandy Spring anticipates that Ms. Andersen will provide services and advice regarding integration and transition planning related to the integrated mergers. The agreement also provides that Ms. Andersen will be named the Vice Chairman of the board of directors of Sandy Spring Bank and a member of the executive committee of the board of directors. It is intended that Ms. Andersen’s services will not exceed 20% of the average level of services Ms. Andersen performed during the three-year period prior to her termination of employment with WashingtonFirst and WashingtonFirst Bank. If Ms. Andersen’s service is terminated by Sandy Spring before the end of the consulting term, she will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period. The agreement also provides that Sandy Spring will indemnify Ms. Andersen for any excise tax that may result from the payments, benefits or awards she receives under the agreement, together with any other payment, benefit or award which Ms. Andersen receives or has the right to receive from Sandy Spring, Sandy Spring Bank, WashingtonFirst, WashingtonFirst Bank, or any corporation which is a member of an affiliated group with the foregoing corporations that would constitute an “excess parachute payment” (as defined in Section 280G of the Code). The agreement also provides that Sandy Spring will indemnify Ms. Andersen for any excise tax, income tax, other tax imposed and attorneys’ fees that may result from any claim by the Internal Revenue Service of underpayment of the excise tax.

The agreement provides that Ms. Andersen will continue to be subject to restrictive covenants contained in her existing employment agreement with WashingtonFirst Bank, including non-competition and non-solicitation covenants and an indefinite restriction on the disclosure of confidential information. The non-competition and non-solicitation covenants apply until 12 months following the effective time of the first-step merger.

Agreements with Mr. Connors. It is anticipated that Mr. Connors will negotiate and enter into a bonus award and release agreement with the terms as described as follows: The agreement will provide for Mr. Connors to waive his right to receive a lump sum cash payment under his severance payment agreement in the event of a qualifying termination. In addition, the agreement will provide for a transaction bonus and retention payments for Mr. Connors. Mr. Connors will be eligible to receive a transaction bonus payable at the time of the first-step merger of $615,000 and retention payments of $100,000, payable in two equal installments at the time of the first-step merger and six months thereafter. The payment of the retention amounts will be accelerated on a termination of employment of Mr. Connors without cause or for “good reason” during the retention period provided that he complies with non-competition and non-solicitation covenants applicable for the remainder of the retention period.

Following the effective time of the first-step merger, Mr. Connors will serve as an Executive Vice President of Sandy Spring under an employment agreement that has a term of two years. The employment agreement provides for an annual base salary of $320,000 and the right to participate in Sandy Spring Bank’s incentive compensation and bonus plans. If, during the term of the employment agreement, Mr. Connors’ employment with Sandy Spring Bank is terminated by Sandy Spring Bank without just cause or by Mr. Connors with good reason, as each is defined in the employment agreement, Mr. Connors will be entitled to receive his salary for the remaining term of the agreement.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Sandy Spring has agreed to, following the effective time, indemnify and hold harmless all current and former directors, officers and employees of WashingtonFirst and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of WashingtonFirst, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to WashingtonFirst’s articles of incorporation and bylaws (as in effect on the date of the merger agreement) and as permitted by applicable law. Sandy Spring and WashingtonFirst have also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the first-step merger, WashingtonFirst’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by WashingtonFirst’s existing directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by WashingtonFirst for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Sandy Spring may (i) request WashingtonFirst to obtain an extended reporting period endorsement under WashingtonFirst’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than WashingtonFirst’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. For additional information see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 106 of this joint proxy statement/prospectus.

Appointment to the Board of Directors

The merger agreement provides that, at the effective time, Sandy Spring will: (i) increase the size of the Sandy Spring board and the board of directors of Sandy Spring Bank to fifteen members, (ii) appoint Joseph

S. Bracewell, Shaza L. Andersen and two additional current members of the WashingtonFirst board, to be selected by Sandy Spring after consultation with WashingtonFirst, to the Sandy Spring board and the board of directors of Sandy Spring Bank, with Joseph S. Bracewell nominated as a Class I director (with a term expiring at the 2021 annual meeting of Sandy Spring’s stockholders) and the other WashingtonFirst directors to be nominated to such classes as the nominating committee shall determine so that the number of directors in each class is as nearly equal as possible and (iii) appoint Joseph S. Bracewell and Shaza L. Andersen to the executive committee of the Sandy Spring board.

Public Trading Markets

Sandy Spring common stock is listed for trading on the Nasdaq Global Select Market under the symbol “SASR” and WashingtonFirst common stock is listed on the Nasdaq Capital Market under the symbol “WFBI.” Upon the completion of the first-step merger, WashingtonFirst common stock will no longer be listed on the Nasdaq Capital Market and will be de-registered under the Exchange Act. It is a condition to each party’s obligations to complete the integrated mergers that the Sandy Spring common stock to be issued pursuant to the merger agreement be authorized for listing on the Nasdaq Global Select Market (subject to official notice of issuance). Immediately following the completion of the Transactions, shares of Sandy Spring common stock will continue to be traded on the Nasdaq Global Select Market under the symbol “SASR.”

Dividend Policy

Sandy Spring currently pays a quarterly cash dividend of $0.26 per share, which is expected to continue, although the Sandy Spring board may change this dividend policy at any time. WashingtonFirst currently pays a quarterly cash dividend of $0.07 per share, which is expected to continue until the effective time, although, subject to certain restrictions in the merger agreement, the WashingtonFirst board may change this dividend policy at any time. Sandy Spring will be entitled to receive dividends when and if declared by the Sandy Spring Bank board out of funds legally available for dividends. The Sandy Spring board will consider Sandy Spring’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Sandy Spring’s principal source of income is dividends that are declared and paid by Sandy Spring Bank on its capital stock. Therefore, Sandy Spring’s ability to pay dividends is dependent upon the receipt of dividends from Sandy Spring Bank. Insured depository institutions such as Sandy Spring Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the Sandy Spring board’s evaluation of Sandy Spring’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by Sandy Spring in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the Sandy Spring’s banking regulators.

Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Virginia law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because WashingtonFirst’s common stock is listed on the Nasdaq Capital Market, the holders of WashingtonFirst common stock are not entitled to dissenters’ or appraisal rights with respect to the WashingtonFirst merger proposal. However, because WashingtonFirst’s nonvoting common stock is not listed on a national securities exchange, holders of WashingtonFirst non-voting common stock are entitled to dissenters’ rights with respect to the WashingtonFirst merger proposal.

Regulatory Approvals Required for the Transactions

Completion of the Transactions is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, Sandy Spring and WashingtonFirst have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval from the Federal Reserve Board, the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions. Sandy Spring submitted applications to the Federal Reserve Board on June 29, 2017 and to the Maryland Office of the Commissioner of Financial Regulation and the Virginia Bureau of Financial Institutions on July 5, 2017. As of the date of this joint proxy statement/prospectus, the Virginia Bureau of Financial Institutions has approved the transactions contemplated by the merger agreement and the remainder of these applications remain outstanding. Although neither Sandy Spring nor WashingtonFirst knows of any reason why any of these applications should not be approved in a timely manner, Sandy Spring and WashingtonFirst cannot be certain when, or if, the applications will be approved.

Federal Reserve Board

Sandy Spring is a bank holding company regulated and supervised under the Bank Holding Company Act of 1956, as amended (which we refer to as the “Bank Holding Company Act”). Unless granted a waiver by the Federal Reserve Board, the transactions contemplated by the merger agreement require prior approval of the Federal Reserve Board under the Bank Holding Company Act.

Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that is regulated by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. The merger of WashingtonFirst Bank with and into Sandy Spring Bank requires prior approval of the Federal Reserve Board under the Bank Merger Act. In evaluating an application for such approval, the Federal Reserve Board takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the bank parties to the bank merger or integrated mergers both on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”), including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the bank merger or integrated mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Maryland Office of the Commissioner of Financial Regulation

Because Sandy Spring Bank is chartered under the laws of the State of Maryland, the merger of WashingtonFirst Bank with and into Sandy Spring Bank also requires prior approval of the Maryland Office of the Commission of Financial Regulation under Maryland law. In evaluating an application for such approval, the Maryland Office of the Commissioner of Financial Regulation takes into account, among other things, the capital structure of the surviving institution and whether the proposed transaction is against the public interest.

Virginia Bureau of Financial Institutions

Because WashingtonFirst Bank is chartered under the laws of the Commonwealth of Virginia, the first-step merger also requires prior approval of the Virginia Bureau of Financial Institutions under Virginia law. In evaluating an application for such approval, the Virginia Bureau of Financial Institutions takes into account, among other things, (i) whether the proposed acquisition is detrimental to the safety and soundness of either institution; (ii) the qualifications, experience and financial responsibility of the acquiror’s directors and officers; (iii) whether the proposed acquisition would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of either institution; and (iv) whether the proposed acquisition is in the public interest.

Litigation Related to the Transactions

On August 1, 2017, Paul Parshall, a purported stockholder of WashingtonFirst, filed a putative class action lawsuit in the United States District Court for the Eastern District of Virginia, captioned Parshall v. WashingtonFirst Bankshares, Inc., et al. (17-cv-00877-TSE-JFA), against WashingtonFirst, the members of the WashingtonFirst board and Sandy Spring on behalf of all WashingtonFirst public stockholders. The lawsuit alleges that Sandy Spring’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, omitted certain material information, which rendered the registration statement false and misleading. The relief sought in the lawsuit includes preliminary and permanent injunction against the consummation of the Transactions, rescission or rescissory damages if the Transactions are completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against the suit vigorously. However, at this time, it is not possible to predict the outcome of the lawsuit or the impact on Sandy Spring, WashingtonFirst or the Transactions.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the integrated mergers.

Structure of the Transactions

Each of the Sandy Spring board and the WashingtonFirst board has unanimously approved the merger agreement. The merger agreement provides for (i) the merger of Merger Sub with and into WashingtonFirst, with WashingtonFirst continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of Sandy Spring, (ii) immediately following the completion of the first-step merger, WashingtonFirst will merge with and into Sandy Spring, with Sandy Spring continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, WashingtonFirst Bank will merge with and into Sandy Spring Bank, a wholly owned subsidiary of Sandy Spring, with Sandy Spring Bank continuing as the surviving bank in the bank merger.

Prior to the completion of the Transactions, Sandy Spring may change the method or structure of effecting the purposes of the merger agreement (as reasonably determined by Sandy Spring) except that no such change may (i) alter or change the amount and kind of the merger consideration, (ii) materially impede or delay consummation of the transactions contemplated by the merger agreement or (iii) adversely affect the tax treatment of the integrated mergers with respect to their qualification as a reorganization under the provisions of Section 368(a) of the Code. In the event that Sandy Spring elects to make such a change, Sandy Spring and WashingtonFirst agree to execute appropriate documents to reflect the revised structure.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time of the first-step merger, each share of WashingtonFirst common stock and WashingtonFirst non-voting common stock, except for the excluded shares, will be converted into shares of Sandy Spring common stock as follows:

•	if the Sandy Spring volume-weighted average price is greater than $53.23, the exchange ratio will equal 0.8210;

•	if the Sandy Spring volume-weighted average price is greater than $50.15 and equal to or less than $53.23, the exchange ratio will equal the quotient of $43.70 divided by the Sandy Spring volume-weighted average price;

•	if Sandy Spring volume-weighted average price is equal to or greater than $37.07 and equal to or less than $50.15, the exchange ratio will equal 0.8713;

•	if the Sandy Spring volume-weighted average price is equal to or greater than $34.00 and less than $37.07, the exchange ratio will equal the quotient of $32.30 divided by the Sandy Spring volume-weighted average price; and

•	if the Sandy Spring volume-weighted average price is less than $34.00, the exchange ratio will equal 0.9500.

The following table illustrates the value of the merger consideration based on the Sandy Spring volume-weighted average price. Because the market value of Sandy Spring common stock will fluctuate, the value of the merger consideration may have a value as of the date the WashingtonFirst stockholders receive their shares that is less than, or greater than, the value of merger consideration on the date that the exchange ratio is determined.

Sandy Spring Volume- Weighted Average Price	Exchange Ratio	Implied Value of Merger Consideration
$54.00	0.8210	$44.33
$53.23	0.8210	$43.70
$53.00	0.8245	$43.70
$52.00	0.8404	$43.70
$51.00	0.8569	$43.70
$50.15	0.8713	$43.70
$50.00	0.8713	$43.57
$49.00	0.8713	$42.69
$48.00	0.8713	$41.82
$47.00	0.8713	$40.95
$46.00	0.8713	$40.08
$45.00	0.8713	$39.21
$44.00	0.8713	$38.34
$43.00	0.8713	$37.47
$42.00	0.8713	$36.59
$41.00	0.8713	$35.72
$40.00	0.8713	$34.85
$39.00	0.8713	$33.98
$38.00	0.8713	$33.11
$37.07	0.8713	$32.30
$37.00	0.8730	$32.30
$36.00	0.8972	$32.30
$35.00	0.9229	$32.30
$34.00	0.9500	$32.30
$33.00	0.9500	$31.35

If, between the date of the merger agreement and the effective time, the outstanding shares of Sandy Spring common stock is increased, decreased, changed into or exchanged for a different number or class of shares as a result of a stock dividend, subdivision, recapitalization, reclassification, split, combination or exchange of shares, an appropriate and proportionate adjustment will be made to the merger consideration. As of the effective time of the first-step merger, each share of WashingtonFirst common stock and WashingtonFirst non-voting common stock held by WashingtonFirst or Sandy Spring will be canceled for no consideration or payment.

Fractional Shares

Sandy Spring will not issue any fractional shares of Sandy Spring common stock in the first-step merger. Instead, any WashingtonFirst stockholder who otherwise would have been entitled to receive a fraction of a share of Sandy Spring common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share of Sandy Spring common stock to which the holder would otherwise be entitled by the Sandy Spring volume-weighted average price.

Governing Documents; Directors and Officers; Governance Matters

Upon the consummation of the integrated mergers, the articles of incorporation and bylaws of Sandy Spring in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the integrated mergers, until thereafter amended in accordance with applicable law and the terms of such documents.

Upon consummation of the Transactions, Sandy Spring has agreed to (i) increase the size of the Sandy Spring board and the board of directors of Sandy Spring Bank to fifteen members, (ii) appoint Joseph S. Bracewell, Shaza L. Andersen and two additional current members of the WashingtonFirst board, to be selected by Sandy Spring after consultation with WashingtonFirst, to the Sandy Spring board and the board of directors of Sandy Spring Bank, with Joseph S. Bracewell nominated as a Class I director (with a term expiring at the 2021 annual meeting of Sandy Spring’s stockholders) and the other WashingtonFirst directors to be nominated to such classes as the nominating committee shall determine so that the number of directors in each class is as nearly equal as possible and (iii) appoint Joseph S. Bracewell and Shaza L. Andersen to the executive committee of the Sandy Spring board.

Treatment of WashingtonFirst Equity-Based Awards

Restricted Stock

At the effective time, each restricted stock award in respect of shares of WashingtonFirst common stock subject to vesting, repurchase or other lapse restriction will become fully vested and the restrictions thereon will lapse, and each holder of such restricted stock will be entitled to receive, without interest, the merger consideration.

Stock Options

Also at the effective time, all outstanding and unexercised options to purchase shares of WashingtonFirst common stock will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time. The value of the per share merger consideration for this purpose will be the exchange ratio multiplied by the Sandy Spring volume-weighted average price.

Closing and Effective Time

The integrated mergers will be completed only if all conditions to the integrated mergers set forth in the merger agreement (as discussed in this joint proxy statement/prospectus) are either satisfied or waived. See the section of this joint proxy statement/prospectus entitled “— Conditions to Complete the Integrated Mergers.”

The first-step merger will become effective as of the date and time specified in the articles of merger to be filed with the Virginia State Corporation Commission. The second-step merger will become effective immediately thereafter or as set forth in the articles of merger to be filed with the Virginia State Corporation Commission and the Maryland State Department of Assessments and Taxation. The closing of the integrated mergers will take place at a time agreed to by the parties to the merger agreement on the date designated by Sandy Spring within seven days following satisfaction or waiver (subject to applicable law) of the conditions to closing set forth in the merger agreement or such later date as the parties may otherwise agree. Sandy Spring and WashingtonFirst currently expect to complete the Transactions in the fourth quarter of 2017, subject to the requisite approval of the Sandy Spring stockholders, the requisite approval of the WashingtonFirst stockholders, the receipt of regulatory approvals or waivers and the fulfillment of other customary closing conditions set forth in the merger agreement, but neither Sandy Spring nor WashingtonFirst can guarantee when, or if, the Transactions will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock into the right to receive the merger consideration will occur automatically at the effective time. Promptly following the completion of the first-step merger, the exchange agent will exchange certificates of WashingtonFirst common stock and WashingtonFirst non-voting common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as reasonably practicable after the effective time, and in no event later than five business days thereafter, the exchange agent will mail to each holder of record of WashingtonFirst common stock and WashingtonFirst non-voting common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender their shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement and any cash in lieu of fractional shares of Sandy Spring common stock.

If a certificate for WashingtonFirst common stock or WashingtonFirst non-voting common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Sandy Spring or the exchange agent, the posting of a bond in an amount as exchange agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Immediately upon completion of the first-step merger, there will be no further transfers on the stock transfer books of WashingtonFirst of shares of WashingtonFirst common stock or WashingtonFirst non-voting common stock, other than to settle transfers of WashingtonFirst common stock or WashingtonFirst non-voting common stock that occurred prior to the effective time. Sandy Spring and the exchange agent may rely upon WashingtonFirst’s stock transfer books to conclusively establish the identity of WashingtonFirst stockholders entitled to receive the merger consideration.

Withholding

Sandy Spring and the exchange agent will be entitled to deduct and withhold from any cash amount payable under the merger agreement to any holder of WashingtonFirst equity awards, the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Sandy Spring common stock will be paid to the holder of any unsurrendered certificates of WashingtonFirst common stock or WashingtonFirst non-voting common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. Subject to the effect of applicable abandoned property, escheat or similar laws, after the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions, without any interest thereon, which subsequent to the effective time had previously become payable but not paid with respect to shares of Sandy Spring common stock represented by such person’s certificates representing shares of WashingtonFirst common stock and WashingtonFirst non-voting common stock.

Representations and Warranties

The representations, warranties and covenants described below, and elsewhere in this joint proxy statement/prospectus, and included in the merger agreement were made by Sandy Spring and Merger Sub, on the one hand, and WashingtonFirst, on the other hand, for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations, warranties and covenants may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Sandy Spring and WashingtonFirst rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Sandy Spring or WashingtonFirst. Therefore, you should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Sandy Spring, WashingtonFirst or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

The merger agreement contains customary representations and warranties of each of Sandy Spring and WashingtonFirst relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by WashingtonFirst relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	SEC reports and reports to, and other filings with, regulatory authorities;

•	financial statements, internal controls, books and records and the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	the absence of agreements with, or orders, enforcement actions or other directives by, regulatory authorities;

•	compliance with applicable laws in all material respects;

•	tax matters;

•	certain material contracts;

•	intellectual property;

•	labor, employee and employee benefit matters;

•	real property;

•	the opinion of its financial advisor;

•	broker’s fees payable in connection with the integrated mergers;

•	environmental matters;

•	loan matters;

•	the inapplicability of anti-takeover statutes;

•	related party transactions;

•	insurance matters;

•	investment securities and derivatives;

•	corporate documents and records;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	internal controls;

•	data privacy and security; and

•	the absence of action or knowledge of any fact or circumstance that would prevent the Transactions from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The merger agreement contains representations and warranties made by Sandy Spring relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	SEC reports and reports to, and other filings with, regulatory authorities;

•	financial statements, internal controls, books and records and the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	the absence of agreements with, or orders, enforcement actions or other directives by, regulatory authorities;

•	compliance with applicable laws in all respects;

•	tax matters;

•	employee benefits matters;

•	the opinion of its financial advisor;

•	broker’s fees payable in connection with the integrated mergers;

•	loan matters;

•	the inapplicability of anti-takeover statutes;

•	insurance matters;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	internal controls;

•	data privacy and security; and

•	the absence of action or knowledge of any fact or circumstance that would prevent the Transactions from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Certain representations and warranties of Sandy Spring and WashingtonFirst are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Sandy Spring or WashingtonFirst or the combined company, means a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole (provided that, any effect, change or circumstance resulting from the following shall not be considered in determining whether a material adverse effect has occurred: (i) changes, after the date of the merger agreement, in laws, rules, or regulations or U.S. generally accepted accounting principles (which we refer to as “GAAP”) or applicable regulatory accounting requirements or interpretations thereof by courts or governmental entities, that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date of the merger agreement, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Sandy Spring or WashingtonFirst taken with the prior written consent, or at the request, of the other, (iv) direct effects of compliance with the merger agreement on the operating performance of the parties, including expenses related to the Transactions, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (vi) any failure, in and of itself (and not necessarily the facts or occurrences giving rise to or contributing to such failure), by Sandy Spring or WashingtonFirst to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings or other financial or operating metrics for any period; except, with respect to subclauses (i), (ii) and (v), to the extent that the effects of such changes are disproportionately adverse to such party and its subsidiaries as compared to comparable U.S. banking organizations.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

WashingtonFirst has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course consistent with past practice and in accordance with written policies and procedures, use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably likely to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, WashingtonFirst may not, and may not permit any of its subsidiaries to, without the prior written consent of Sandy Spring, which consent cannot be unreasonably withheld, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur, modify, extend or renegotiate any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	prepay any indebtedness or other similar arrangements so as to cause WashingtonFirst or any of its subsidiaries to incur any prepayment penalty thereunder;

•	purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on any shares of its capital stock or trust preferred securities, except (i) regular quarterly cash dividends by WashingtonFirst at a rate not in excess of $0.07 per share of WashingtonFirst common stock, (ii) dividends paid by any of the subsidiaries of WashingtonFirst to WashingtonFirst, or (iii) required dividends or distributions in respect of trust preferred securities;

•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of WashingtonFirst stock options or the settlement of WashingtonFirst restricted stock awards in accordance with their terms;

•	directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, except the acceptance of shares of WashingtonFirst common stock as payment for the exercise price of WashingtonFirst stock options or for withholding taxes incurred in connection with the exercise of WashingtonFirst stock options or the vesting or settlement of WashingtonFirst restricted stock awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than WashingtonFirst or a subsidiary thereof, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to the contracts or agreements in force as of the date of the merger agreement;

•	except pursuant to agreements in force at the date of or permitted by the merger agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person; or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, or form any new subsidiary;

•	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum, subject to certain exceptions;

•	make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, (i) that would require an exception to WashingtonFirst Bank’s formal loan policy as in effect as of the date of the merger agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans or (ii) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to WashingtonFirst or any of its subsidiaries that constitutes a nonperforming loan or against any part of such indebtedness WashingtonFirst or any of its subsidiaries has established loss reserves or any part of which has been charged-off by WashingtonFirst or any of its subsidiaries;

•

enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law or policies imposed by any governmental entity;

•	except for loans made in accordance with Regulation O of the Federal Reserve Board, make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of WashingtonFirst or WashingtonFirst Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

•	subject to certain exceptions, including as required under applicable law, (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation not required by any existing plan or agreement, (iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, chance in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vi) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of the merger agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement or (vii) hire any employee with annual compensation greater than $100,000, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

•	commence any action or proceeding, other than to enforce any obligation owed to WashingtonFirst or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its subsidiaries;

•	amend its articles of incorporation, bylaws or similar governing documents;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws or policies imposed by any governmental entity or requested by a governmental entity;

•	make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date of the merger agreement, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate;

•	establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

•	make, change or rescind any material tax or tax return election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the first-step merger not being satisfied or in a violation of any provision of the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or regulatory guidelines;

•	take any action that would prevent or impede the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of the WashingtonFirst board or similar governing body in support of, any of the foregoing.

Sandy Spring has agreed that, prior to the effective time, subject to specified exceptions, Sandy Spring shall use commercially reasonable efforts to preserve intact its and its subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and may not, and may not permit any of its subsidiaries to, without the prior written consent of Sandy Spring, undertake the following actions:

•	knowingly take any action that would adversely affect or delay (i) the ability to obtain any necessary approvals of any governmental entity required for the consummation of the Transactions or (ii) its ability to perform its obligations under the merger agreement or to consummate the Transactions;

•	take any action that is intended to or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the first-step merger not being satisfied or in a violation of any provision of the merger agreement;

•	take any action that would prevent or impede the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner that would adversely affect any WashingtonFirst stockholder or the Transactions; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Sandy Spring board or similar governing body in support of, any of the foregoing.

Regulatory Matters

Sandy Spring and WashingtonFirst have agreed to use their respective reasonable best efforts to prepare and file as soon as reasonably practicable after the date of the merger agreement, all necessary applications, notices and filings, to obtain all permits, consents, approvals and authorizations of all governmental entities that are necessary or advisable, and all third parties that are required, to consummate the transactions contemplated by the merger agreement. Sandy Spring and WashingtonFirst have also agreed to furnish each other with all information concerning the other party or its subsidiaries as may be reasonably necessary or advisable in connection with any application, notice or filing to any governmental entity in connection with the Transactions, and Sandy Spring and WashingtonFirst have the right to review in advance, and to the extent practicable have agreed to consult with the other on, all information relating to Sandy Spring and WashingtonFirst, as the case may be, and any of their respective subsidiaries, appearing in any written materials submitted to any governmental entity. Each party has also agreed to provide the other with copies of any applications and all related correspondence prior to filing, other than portions of such material filed under a claim of confidentiality and to keep each other apprised of the status of matters related to the transactions contemplated by the merger agreement.

Employee Benefit Matters

Following the effective time, Sandy Spring has agreed to cause the surviving corporation to maintain, for the benefit of all persons who were employees of WashingtonFirst and its subsidiaries immediately prior to the effective time whose employment is not specifically terminated at or prior to the effective time (whom we refer to as “continuing employees”), employee benefit plans and compensation opportunities that are substantially comparable in the aggregate to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Sandy Spring or its subsidiaries, provided that no continuing employee will be eligible to participate in any closed or frozen plan of Sandy Spring or its subsidiaries. Any employee of WashingtonFirst or any of its subsidiaries immediately prior to the effective time whose employment is specifically terminated at or prior to the effective time of the first-step merger and their qualified beneficiaries will have the right to continued coverage under group health plans of Sandy Spring in accordance with the Consolidated Omnibus Budget Reconciliation Act.

Under the merger agreement, WashingtonFirst has agreed to, effective immediately prior to the effective time (or such later date as requested by Sandy Spring or as may be required to comply with any applicable requirements contained in such plans), terminate WashingtonFirst’s health and welfare plans and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date, provided that no coverage of any of the continuing employees may terminate under the WashingtonFirst plans prior to the time such continuing employees become eligible to participate in the health plans, programs and benefits common to all employees of Sandy Spring and its subsidiaries.

Under the merger agreement, Sandy Spring has agreed to, effective as of the effective time, assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between WashingtonFirst or any of its subsidiaries and any of their employees, which are not terminated in connection with the consummation of the Transactions, and all accrued and vested benefit obligations through the effective time which are between WashingtonFirst or any of its subsidiaries and any of their current or former directors, officers, employees or consultants.

The merger agreement also provides that the surviving corporation, with respect to the continuing employees, agrees to undertake the following:

•	provide each such continuing employee who becomes covered under health plans, programs and benefits of Sandy Spring or any of its subsidiaries with credit for any co-payments and deductibles paid prior to the effective time under a health plan sponsored by WashingtonFirst for the plan year in which coverage commences under Sandy Spring’s health plan;

•	take and any all actions required to permit such continuing employees to roll over their account balances (excluding any loans) in WashingtonFirst’s 401(k) plan immediately prior to the effective time into Sandy Spring’s 401(k) plan; and

•	recognize all service of such continuing employees with WashingtonFirst and its subsidiaries, for purposes of vesting and determination of eligibility to participate under Sandy Spring’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), except (i) to the extent duplication of benefits occurs with respect to the same period of service, (ii) to the extent prohibited under Sandy Spring’s compensation and benefit plans, programs or policies or (iii) for benefit accrual purposes under any of Sandy Spring’s compensation and benefit plans, programs or policies (other than Sandy Spring’s paid time off program).

Effective as of the day immediately prior to and conditioned upon the occurrence of the closing, WashingtonFirst will take all necessary and appropriate action to terminate its 401(k) plan. Upon termination of the 401(k) plan, all participants will be 100% vested in their account balances. Upon written request by Sandy Spring, WashingtonFirst agrees to take all necessary steps to file or cause to be filed all necessary documents with the Internal Revenue Service for a determination letter for termination of WashingtonFirst’s 401(k) plan.

WashingtonFirst also agrees (i) to provide or direct the fiduciaries of the 401(k) plan to provide (to the extent permitted by law), Sandy Spring and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of WashingtonFirst’s 401(k) plan at least five business days before such document is adopted, distributed or filed, and (ii) not to adopt, distribute or file any such document without Sandy’s Spring’s approval which may not be unreasonably withheld, conditioned or delayed.

With respect to each full time WashingtonFirst employee (immediately prior to the effective time) who is involuntarily terminated by Sandy Spring (other than for cause as determined by Sandy Spring) within twelve months of the effective time of the Transactions upon signing an appropriate release in a form reasonably determined by Sandy Spring, Sandy Spring agrees to provide a severance payment equal to two weeks’ base pay (at the rate in effect on the termination date) for each full year of service at WashingtonFirst, with fractional years of service rounded up or down to the nearest full year, with a minimum payment equal to four weeks’ base pay for WashingtonFirst employees who have one full year or less of service as of their date of termination and a maximum equal to twenty-six weeks’ base pay, except that any such former employees of WashingtonFirst who are covered by a separate severance, change in control or employment agreement or other arrangement providing for a payment triggered by the first-step merger or the bank merger shall not receive any severance payment other than the one specified in such agreement.

Director and Officer Indemnification and Insurance

Under the merger agreement, Sandy Spring has agreed to, following the effective time, indemnify and hold harmless all current and former directors, officers and employees of WashingtonFirst and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of WashingtonFirst, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to WashingtonFirst’s articles of incorporation and bylaws (as in effect on the date of the merger agreement) and as permitted by applicable law. Sandy Spring and WashingtonFirst have also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the first-step merger, WashingtonFirst’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by WashingtonFirst’s existing directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by WashingtonFirst for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Sandy Spring may (i) request WashingtonFirst to obtain an extended reporting period endorsement under WashingtonFirst’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than WashingtonFirst’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Trust Preferred Securities and Subordinated Debt

At the effective time, Sandy Spring will expressly assume (including, without limitation, being substituted for WashingtonFirst) and thereafter will perform all of WashingtonFirst’s obligations in connection with: (i) the indenture relating to such subordinated debt securities and the trust preferred securities issued by Alliance Virginia Capital Trust I; and (ii) the indenture relating to WashingtonFirst’s issuance of $25,000,000 principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due 2025. Sandy Spring will also execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officers’ certificates, opinions of counsel and declarations of trust required by such indentures.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus and the registration statement that it is a part of, obtaining required consents, the listing of the shares of the Sandy Spring common stock to be issued in the first-step merger, access to information of the other company and notification of certain matters including certain threatened claims or litigation, defaults under material contracts or events or other occurrences reasonably likely to result in a material adverse effect, exemption from anti-takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Stockholder Meetings and Recommendations of the WashingtonFirst Board and Sandy Spring Board

Each of Sandy Spring and WashingtonFirst has agreed to hold a meeting of its stockholders for the purpose of voting upon approval and adoption of the merger agreement, in the case of WashingtonFirst stockholders, and upon the Sandy Spring share issuance, in the case of Sandy Spring stockholders, in each case, as soon as reasonably practicable after the registration statement (of which this joint proxy statement/prospectus is a part) is declared effective. WashingtonFirst has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby and Sandy Spring has made similar covenants with respect to the Sandy Spring share issuance.

If the Sandy Spring board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend approval of the issuance of shares of Sandy Spring common stock in connection with the first-step merger, then it may (but will not be required to) submit the merger agreement to its stockholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law.

If the WashingtonFirst board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may fail to make such recommendation or withdraw, modify or change any such recommendation (although the resolutions approving the merger agreement as of the date therefor may not be rescinded or amended); except that the WashingtonFirst board may not take any such actions unless (i) WashingtonFirst gives Sandy Spring at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, if such action is taken in response to any third-party proposal or offer or indication of interest with respect to any of the following: (1) any merger, consolidation, share exchange, combination, or other similar transaction involving WashingtonFirst or any of its subsidiaries; (2) any direct or indirect acquisition or purchase of, or any tender or exchange offer resulting in such third party beneficially owning, 25% or more of any class of equity securities or the consolidated assets of WashingtonFirst whether through a series of transactions or otherwise (each of which we refer to as an “acquisition proposal”), its basis for determining that such acquisition proposal constitutes a superior proposal (as defined in the section entitled “— Agreement Not to Solicit Other Offers” below) to the contemplated Transactions (including the latest material terms and conditions of, and the identity of the third-party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances)) and (ii) at the end of such notice period, the WashingtonFirst board takes into account any amendment or modification to the merger agreement proposed by Sandy Spring (it being understood that Sandy Spring will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, again determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, each of Sandy Spring and WashingtonFirst has agreed to adjourn or postpone the Sandy Spring stockholder meeting or the WashingtonFirst stockholder meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Sandy Spring common stock or WashingtonFirst common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, WashingtonFirst or Sandy Spring, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite WashingtonFirst stockholder approval or the requisite Sandy Spring stockholder approval.

Agreement Not to Solicit Other Offers

From the date of the merger agreement until the closing of the Transactions (or earlier termination of the merger agreement), WashingtonFirst has agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative (which we refer to as its “representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any other action to facilitate, any inquiries, discussions or proposals that constitutes or could reasonably be expected to lead to an acquisition proposal, (ii) provide any information or data regarding WashingtonFirst or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Sandy Spring, Merger Sub or a representative of either) regarding an acquisition proposal. However, if WashingtonFirst receives an unsolicited bona fide written acquisition proposal prior to the date of the WashingtonFirst stockholder meeting and such acquisition proposal did not result from a breach of WashingtonFirst’s non-solicitation obligations under the merger agreement, WashingtonFirst may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that the WashingtonFirst board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (1) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, WashingtonFirst must have provided such information or data to Sandy Spring and have entered into a confidentiality agreement with such third party on terms no more favorable to such third party than the confidentiality provisions in a letter agreement, dated February 9, 2017, between Sandy Spring and WashingtonFirst, which confidentiality agreement does not provide such third party with any exclusive right to negotiate with WashingtonFirst.

WashingtonFirst has also agreed to immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties other than Sandy Spring, with respect to any acquisition proposal. In addition, WashingtonFirst has agreed that it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreements to which WashingtonFirst or any of its subsidiaries is party and to use its reasonable best efforts to enforce any confidentiality or standstill agreement to which WashingtonFirst or any of its subsidiaries is party in accordance with the terms thereof.

WashingtonFirst has also agreed to promptly (and in any event within 24 hours) advise Sandy Spring of receipt of any acquisition proposal or any inquiry with respect to or which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including, in each case, the identity of the person making such inquiry or acquisition proposal and the material terms and conditions thereof), to provide to Sandy Spring copies of any written materials received by WashingtonFirst or any of its subsidiaries in connection therewith and to keep Sandy Spring apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Unless the merger agreement has been terminated in accordance with its terms, WashingtonFirst is prohibited from entering into, and must cause its subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to enter into on its behalf, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

For purposes of the merger agreement, a “superior proposal” means any bona fide written offer or proposal made by a third party to consummate an acquisition proposal that the WashingtonFirst board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors): (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of WashingtonFirst common stock or all, or substantially all, of the assets of WashingtonFirst; (2) would result in a transaction that (A) involves consideration to the holders of the shares of WashingtonFirst common stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of WashingtonFirst pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of WashingtonFirst than the integrated mergers and the transactions contemplated by the merger agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

Conditions to Completing the Integrated Mergers

Sandy Spring’s and WashingtonFirst’s respective obligations to complete the integrated mergers are subject to the satisfaction or waiver of the following customary closing conditions:

•	the approval of the merger agreement by the WashingtonFirst stockholders and the approval of the Sandy Spring share issuance by the Sandy Spring stockholders;

•	the authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the Sandy Spring common stock to be issued pursuant to the merger agreement;

•	the receipt of requisite regulatory approvals, consents or waivers, including from the Federal Reserve Board, the Maryland Office of the Commission of Financial Regulation, the Virginia Bureau of Financial Institutions, state securities or “blue sky” authorities, and the expiration or termination of all statutory waiting periods in respect thereof, without the imposition of any materially burdensome regulatory condition or requirement;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, with respect to the Sandy Spring common stock to be issued upon the consummation of the first-step merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn) suspending the effectiveness of such registration statement;

•	the absence of any order, injunction, or decree of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the consummation of the integrated mergers or any of the other Transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the integrated mergers;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the first-step merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the integrated mergers are completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion (which must be consistent with the state of facts existing as of the effective time), the integrated mergers will together be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	with respect only to Sandy Spring’s obligation to complete the integrated mergers, the absence of the occurrence of any material adverse effect with respect to WashingtonFirst since the date of the merger agreement.

Neither WashingtonFirst nor Sandy Spring can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived or that the integrated mergers will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated, and the integrated mergers abandoned, at any time prior to completion of the first-step merger, by action taken or authorized by the board of directors of the terminating party, either before or after obtaining the requisite stockholder approval (whether with respect to the approval of the merger agreement or the issuance of shares of Sandy Spring common stock in connection therewith, as the case may be) in the following circumstances:

•	by mutual written consent of Sandy Spring and WashingtonFirst;

•	by either Sandy Spring or WashingtonFirst, if (i) WashingtonFirst failed to obtain the affirmative vote of the holders of a majority of the outstanding shares of WashingtonFirst common stock at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the adoption of the merger agreement was taken or (ii) if Sandy Spring failed to obtain the affirmative vote of a majority of the votes cast by the holders of the shares of Sandy Spring common stock at the Sandy Spring stockholder meeting to approve the Sandy Spring share issuance at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the Sandy Spring share issuance was taken;

•	by either Sandy Spring or WashingtonFirst, if (i) any governmental entity denies any regulatory approval, consent or waiver required to consummate the Transactions and such denial has become final and non-appealable or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	by either Sandy Spring or WashingtonFirst, in the event that the first-step merger has not been consummated on or before the termination date, which is the one year anniversary of the date of the merger agreement, unless the failure to so consummate by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by either Sandy Spring or WashingtonFirst (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its covenants or agreements set forth in the merger agreement or any of its representations and warranties set forth in the merger agreement ceases to be true, such that in either case, such breach or untrue representation or warranty would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 30 days following written notice to the breaching party, or such breach cannot be cured during such period;

•	by WashingtonFirst, prior to the time that the Sandy Spring share issuance proposal is approved, if the Sandy Spring board (i) fails to recommend in this joint proxy statement/prospectus that the Sandy Spring stockholders approve the Sandy Spring share issuance in connection with the first-step merger, or takes or resolves to take certain adverse actions with respect to such recommendation or fails to reaffirm such recommendation within two business days after WashingtonFirst’s requests in writing that such action be taken or (ii) breaches certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the Sandy Spring share issuance, in any material respect; or

•	by Sandy Spring, prior to the time that the WashingtonFirst stockholders approve the merger agreement, if the WashingtonFirst board (i) fails to recommend in this joint proxy statement/prospectus that the WashingtonFirst stockholders approve the merger agreement, or takes or resolves to take certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding WashingtonFirst common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal or (iv) breaches certain obligations, including with respect to the solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect.

Additionally, WashingtonFirst may terminate the merger agreement if, as of the effective date, the Sandy Spring volume-weighted average price is less than $34.00. If WashingtonFirst elects to exercise its termination right under such circumstances, it must notify Sandy Spring in writing of such election no later than the last day of the three-day period beginning on the fifth business day immediately preceding the closing date. During the three day period commencing with Sandy Spring’s receipt of any such notice duly delivered by or on behalf of WashingtonFirst electing to exercise its right to terminate the merger agreement as described above, Sandy Spring will have the option to either (a) increase the exchange ratio to equal $32.30 divided by the Sandy Spring volume-weighted average price or (b) pay, as part of the merger consideration, an additional amount in cash, without interest, equal to (x) $32.30 minus (y) the Sandy Spring volume-weighted average price multiplied by 0.9500.

If within such three-day period, Sandy Spring delivers written notice to WashingtonFirst that it intends to proceed with the integrated mergers by paying such additional consideration, and notifies WashingtonFirst of the revised exchange ratio or additional cash payment, then no termination by WashingtonFirst will have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified, and any references in the merger agreement to the merger consideration shall thereafter include any additional cash payment described above).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of any party thereto or their respective officers and directors, except that (i) each of Sandy Spring and WashingtonFirst will remain liable for any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that the merger agreement is terminated by Sandy Spring prior to the approval by WashingtonFirst stockholders of the merger agreement based on the WashingtonFirst board having (i) failed to recommend in this joint proxy statement/prospectus that the WashingtonFirst stockholders approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Sandy Spring, or resolved to do so, or failed to reaffirm such recommendation within two business days after Sandy Spring has requested in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding WashingtonFirst common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, or (ii) recommended or endorsed an acquisition proposal or (iii) breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that the WashingtonFirst stockholders approve the merger agreement, in any material respect, then in either case (i), (ii) or (iii), WashingtonFirst will pay Sandy Spring, by wire transfer of same day funds, a $18.5 million termination fee.

Sandy Spring will pay WashingtonFirst, by wire transfer of same day funds a $18.5 million termination fee, in the event that the merger agreement is terminated by WashingtonFirst prior to the stockholder approval of the Sandy Spring share issuance (in connection with the first-step merger) based on the Sandy Spring board having (i) failed to recommend in this joint proxy statement/prospectus that the Sandy Spring stockholders approve the Sandy Spring share issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to WashingtonFirst, or resolved to do so, or failed to reaffirm such recommendation within two business days after WashingtonFirst requests in writing that such action be taken or (ii) breached certain obligations, including with respect to calling a meeting of its stockholders and recommending that they approve the Sandy Spring share issuance, in any material respect.

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of WashingtonFirst whether through a series of transactions or otherwise) has been made known to senior management or the WashingtonFirst board or has been made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of WashingtonFirst whether through a series of transactions or otherwise) with respect to WashingtonFirst, and (ii) thereafter, either (A) the merger agreement is terminated by either Sandy Spring or WashingtonFirst because the integrated mergers have not been completed prior to the termination date or because the requisite WashingtonFirst stockholder vote approving the merger agreement has not been obtained or (B) the merger agreement is terminated by Sandy Spring based on a breach of the merger agreement by WashingtonFirst that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within 12 months after the date of such termination, WashingtonFirst enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of WashingtonFirst whether through a series of transactions or otherwise) whether or not the same acquisition proposal as that referred to above, then WashingtonFirst will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sandy Spring, by wire transfer of same day funds, a $18.5 million termination fee.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus shall be borne proportionately by Sandy Spring and WashingtonFirst based on the number of stockholders of such party and all filing and other fees paid to the SEC in connection with the integrated mergers will be borne equally by Sandy Spring and WashingtonFirst.

Amendment, Waiver and Extension of the Merger Agreement

Prior to the effective time and subject to compliance with applicable law, any provision of the merger agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties to the merger agreement expressly stating such intent to amend or modify the merger agreement except that, after approval of the merger agreement by the WashingtonFirst stockholders or the approval of the issuance of shares of Sandy Spring common stock in connection with the first-step merger by the Sandy Spring stockholders, there may not be, without further approval of such stockholders, any amendment or modification of the merger agreement that would reduce the amount or alter or change the kind of consideration to be received by holders of WashingtonFirst common stock and WashingtonFirst non-voting common stock or that would contravene any provision of applicable law.

At any time prior to the completion of the first-step merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the WashingtonFirst stockholders or the approval of the issuance of shares of Sandy Spring common stock in connection with the first-step merger by the Sandy Spring stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

WashingtonFirst Voting Agreements

Simultaneously with the execution of the merger agreement, Sandy Spring entered into separate voting agreements with each of the directors of WashingtonFirst, solely in his or her capacity as a stockholder, of WashingtonFirst, pursuant to which each such stockholder agreed among other things, to vote all shares of WashingtonFirst common stock over which he or she exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters, and against alternative transactions. Each director also agreed to certain other restrictions with respect to the voting and transfer of such shares of WashingtonFirst common stock. As of the WashingtonFirst record date, the WashingtonFirst directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 1,089,796 shares of WashingtonFirst common stock, representing 8.72% of the outstanding shares of WashingtonFirst common stock. The foregoing description of the WashingtonFirst voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the WashingtonFirst voting agreements, a form of which is attached hereto as Annex C and is incorporated herein by reference.

Simultaneous with the execution of the merger agreement, Sandy Spring also entered into a voting agreement with Endicott, in its capacity as a stockholder of WashingtonFirst, pursuant to which Endicott agreed, among other things, to vote all shares of WashingtonFirst common stock over which it exercises sole disposition and voting rights in favor of the WashingtonFirst merger proposal and certain related matters, and against alternative transactions. In addition, Endicott agreed to certain other restrictions with respect to the voting and transfer of such shares of WashingtonFirst common stock. As of the WashingtonFirst record date, Endicott exercised sole disposition and voting rights with respect to 1,199,032 shares of WashingtonFirst common stock, representing 9.59% of the outstanding shares of WashingtonFirst common stock. The foregoing description of the Endicott voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Endicott voting agreement, a copy of which is attached hereto as Annex D and is incorporated herein by reference.

Sandy Spring Voting Agreements

Additionally, simultaneous with the execution of merger agreement, WashingtonFirst entered into separate voting agreements with each of the directors, solely in his or her capacity as a stockholder, of Sandy Spring pursuant to which each such stockholder agreed, among other things, to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance. As of the Sandy Spring record date, the Sandy Spring directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 254,220 shares of Sandy Spring common stock, representing 1.06% of the outstanding shares of Sandy Spring common stock. The foregoing description of the Sandy Spring voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Sandy Spring voting agreements, a form of which is attached hereto as Annex B and is incorporated herein by reference.

ACCOUNTING TREATMENT

The integrated mergers will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of WashingtonFirst as of the effective date of the integrated mergers will be recorded at their respective fair values and added to those of Sandy Spring. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of Sandy Spring issued after the completion of the integrated mergers will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of WashingtonFirst before the integrated mergers.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following is a discussion of the U.S. federal income tax consequences of the integrated mergers to “U.S. holders” (as defined below) of WashingtonFirst common stock and WashingtonFirst non-voting common stock and is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial owner of WashingtonFirst common stock or WashingtonFirst non-voting common stock that for U.S. federal income tax purposes is: (i) a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (iii) a trust (a) if the administration thereof is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of such trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds WashingtonFirst common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding WashingtonFirst common stock, you should consult your tax advisor.

The following summary addresses only those U.S. holders that hold their WashingtonFirst common stock or WashingtonFirst non-voting common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders of WashingtonFirst stock options, stock warrants or debt instruments. In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The Integrated Mergers

In the opinion of Kilpatrick Townsend & Stockton LLP and Troutman Sanders LLP, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. The opinions will be given in reliance on facts and representations contained in representation letters from each of Sandy Spring and WashingtonFirst, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the Internal Revenue Service or the courts and no ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the integrated mergers. Accordingly, each WashingtonFirst stockholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

It is a condition to the obligation of Sandy Spring and WashingtonFirst to complete the integrated mergers that they receive a written opinion from their counsel, dated the closing date of the integrated mergers, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Consequences to Sandy Spring and WashingtonFirst

Each of Sandy Spring and WashingtonFirst will be a party to the integrated mergers within the meaning of Section 368(b) of the Code, and neither Sandy Spring nor WashingtonFirst will recognize any gain or loss as a result of the integrated mergers.

Consequences to Stockholders

U.S. holders of WashingtonFirst common stock and WashingtonFirst non-voting common stock that exchange all of their shares solely for Sandy Spring common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Sandy Spring common stock.

U.S. holders of WashingtonFirst common stock and WashingtonFirst non-voting common stock that receive cash in lieu of fractional shares of Sandy Spring common stock in the first-step merger generally will be treated as if the fractional shares of Sandy Spring common stock had been distributed to them as part of the first-step merger, and then redeemed by Sandy Spring in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the first-step merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Each U.S. holder’s aggregate tax basis in Sandy Spring common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the WashingtonFirst common stock exchanged in the first-step merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of Sandy Spring common stock received by a U.S. holder in the first-step merger will include the holding period of the WashingtonFirst common stock or WashingtonFirst non-voting common stock exchanged in the first-step merger if the WashingtonFirst common stock or WashingtonFirst non-voting common stock exchanged is held as a capital asset at the time of the first-step merger. If a U.S. holder acquired different blocks of the WashingtonFirst common stock or WashingtonFirst non-voting common stock at different times or at different prices, the Sandy Spring common stock such holder receives will be allocated pro rata to each block of the WashingtonFirst common stock or WashingtonFirst non-voting common stock, and the basis and holding period of each block of Sandy Spring common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of the WashingtonFirst common stock or WashingtonFirst non-voting common stock exchanged for such block of Sandy Spring common stock.

Backup Withholding and Reporting Requirements

U.S. holders of WashingtonFirst common stock or WashingtonFirst non-voting common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the first-step merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to Sandy Spring a correct taxpayer identification number and certifies that it is not subject to backup withholding and Sandy Spring and its exchange agent have not received notice to the contrary or (b) otherwise proves to Sandy Spring and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of WashingtonFirst common stock or WashingtonFirst non-voting common stock are required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees. The records should include the number of shares of WashingtonFirst stock exchanged, the number of shares of Sandy Spring stock received, the fair market value and tax basis of WashingtonFirst shares exchanged and the U.S. holder’s tax basis in the Sandy Spring common stock received.

If a U.S. holder of WashingtonFirst common stock or WashingtonFirst non-voting common stock that exchanges such stock for Sandy Spring common stock is a “significant holder” with respect to WashingtonFirst, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of WashingtonFirst common stock or WashingtonFirst non-voting common stock will be treated as a significant holder in WashingtonFirst if the U.S. holder’s ownership interest in WashingtonFirst is 5% or more of WashingtonFirst’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of WashingtonFirst stock exchanged is $1,000,000 or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must include the names and employer identification numbers of WashingtonFirst and Sandy Spring, the date of the first-step merger, and the fair market value and tax basis of WashingtonFirst shares exchanged (determined immediately before the first-step merger).

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the integrated mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF SANDY SPRING

The following is a brief description of the terms of the capital stock of Sandy Spring. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, federal law, Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Copies of Sandy Spring’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from Sandy Spring. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

Authorized Capital Stock

Sandy Spring’s articles of incorporation currently authorize the issuance of up to 50,000,000 shares of capital stock, par value $1.00 per share. As of the Sandy Spring record date, there were (i) 24,178,652 shares of Sandy Spring common stock issued and outstanding, including 189,675 shares of Sandy Spring common stock issued in respect of outstanding awards of restricted stock, and (ii) 89,131 shares of Sandy Spring common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Sandy Spring common stock.

Sandy Spring common stock is currently listed for quotation on the Nasdaq Global Select Market under the symbol “SASR.”

Preemptive Rights; Redemption Rights; Sinking Funds and Terms of Conversion

Preemptive Rights

The Sandy Spring common stock currently has no preemptive rights. The Sandy Spring board may fix preemptive rights for the Sandy Spring common stock at such prices as it determines in its sole discretion.

Redemption Rights

The Sandy Spring common stock does not currently have any redemption rights.

As of the Sandy Spring record date, there were no shares of Sandy Spring preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Sandy Spring board may from time to time determine. The Sandy Spring board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Sandy Spring common stock.

Sinking Funds

The Sandy Spring common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Sandy Spring common stock have no right to require redemption or repurchase of any of their shares.

Conversion

The Sandy Spring common stock has no conversion rights.

Voting Rights

Because there are no issued and outstanding shares of Sandy Spring preferred stock, the holders of Sandy Spring common stock have exclusive voting rights in Sandy Spring. They elect the Sandy Spring board and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Sandy Spring board. Generally, each holder of Sandy Spring common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Sandy Spring issues shares of Sandy Spring preferred stock, holders of the Sandy Spring preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of Sandy Spring common stock).

Liquidation Rights

In the event of Sandy Spring’s liquidation, dissolution or winding up, holders of Sandy Spring common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Sandy Spring available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up.

Dividend Rights

Holders of Sandy Spring common stock are entitled to receive ratably such dividends as may be declared by the Sandy Spring board out of legally available funds. The ability of the Sandy Spring board to declare and pay dividends on Sandy Spring common stock is subject to the terms of applicable Maryland law and banking regulations. If Sandy Spring issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Preferred Stock

Sandy Spring’s articles of incorporation authorize the Sandy Spring board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of the Sandy Spring record date, there were no shares of Sandy Spring preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Sandy Spring board may from time to time determine. The Sandy Spring board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Sandy Spring common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2017 presents the pro forma consolidated financial position of Sandy Spring giving effect to the Transactions. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2016 and June 30, 2017 present the pro forma results of operations of Sandy Spring giving effect to the Transactions, assuming that the Transactions became effective on January 1, 2016. These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the following historical financial statements, after giving effect to the Transactions, and the adjustments described in the following footnotes, and are intended to reflect the impact of the Transactions on Sandy Spring:

•	separate historical audited consolidated financial statements of WashingtonFirst as of and for the year ended December 31, 2016, and the related notes thereto, which are available in WashingtonFirst’s Annual Report on Form 10-K for the year ended December 31, 2016 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical consolidated financial statements of WashingtonFirst as of and for the six months ended June 30, 2017, and the related notes thereto, which are available in WashingtonFirst’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical audited consolidated financial statements of Sandy Spring as of and for the year ended December 31, 2016, and the related notes thereto, which are available in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2016 and are incorporated by reference in this joint proxy statement/prospectus; and

•	separate historical consolidated financial statements of Sandy Spring as of and for the six months ended June 30, 2017, and the related notes thereto, which are available in Sandy Spring’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and are incorporated by reference in this joint proxy statement/prospectus.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the Transactions. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of operating expenses, changes in corporate infrastructure and governance, the elimination of duplicative operating systems and the combination of regulatory and financial reporting requirements under one Maryland state-chartered trust company with commercial banking powers. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the Transactions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2017

REFLECTING THE TRANSACTIONS

	As reported(1)			Pro Forma Adjustments
(Dollars in thousands)	Sandy Spring	WashingtonFirst		Debits		Credits	Sandy Spring & WashingtonFirst Pro Forma Combined
Assets
Cash and due from banks	$48,637	$4,049		$—	(a)	$41,417	$11,269
Federal funds sold	2,831	25,901		—		—	28,732
Interest-bearing deposits with banks	25,468	100		—		—	25,568

Cash and cash equivalents	76,936	30,050		—		41,417	65,569
Residential mortgage loans held for sale (at fair value)	5,743	48,399		—		—	54,142
Investments available-for-sale (at fair value)	780,078	309,107		—		—	1,089,185
Other equity securities	41,413	10,182		—		—	51,595
Total loans	4,133,171	1,638,751	(c)	5,200	(b)	2,335	5,774,787
Less: allowance for loan losses	(45,079)	(14,074)	(d)	14,074		—	(45,079)

Net loans	4,088,092	1,624,677		19,274		2,335	5,729,708
Premises and equipment, net	53,235	6,396		—	(e)	750	58,881
Other real estate owned	1,460	725		—		—	2,185
Accrued interest receivable	14,910	5,778		—		—	20,688
Goodwill	85,768	11,420	(f)	291,380	(f)	11,420	377,148
Other intangible assets, net	629	1,484	(g)	9,500	(g)	1,484	10,129
Other assets	122,257	34,959	(a)	9,027	(h)	7,936	158,307

Total assets	$5,270,521	$2,083,177		$329,181		$65,342	$7,617,537

Liabilities
Noninterest-bearing deposits	$1,302,536	$515,861		$—		$—	$1,818,397
Interest-bearing deposits	2,582,909	1,228,830	(i)	373		—	3,811,366

Total deposits	3,885,445	1,744,691		373		—	5,629,763
Securities sold under retail repurchase agreements and federal funds purchased	127,312	15,275		—		—	142,587
Advances from FHLB	670,000	73,103		—	(j)	351	743,454
Subordinated debentures	—	32,757	(k)	2,060	(k)	2,613	33,310
Accrued interest payable and other liabilities	33,081	13,773		—	(l)	1,000	47,854

Total liabilities	4,715,838	1,879,599		2,433		3,964	6,596,968

Stockholders’ Equity
Common Stock	23,984	130	(m)	130	(m)	11,298	35,282
Additional paid in capital	166,705	179,915	(m)	179,915	(m)	471,353	638,058
Retained earnings	367,706	25,140	(a), (m)	41,905		—	350,941
Accumulated other comprehensive loss	(3,712)	(1,607)		—	(m)	1,607	(3,712)

Total stockholders’ equity	554,683	203,578		221,950		484,258	1,020,569

Total liabilities and stockholders’ equity	$5,270,521	$2,083,177		$224,383		$488,222	$7,617,537

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2017

REFLECTING THE TRANSACTIONS

	As reported(1)
(Dollars in thousands, except per share data)	Sandy Spring	WashingtonFirst	Pro Forma Adjustments		Sandy Spring & WashingtonFirst Pro Forma Combined
Interest Income:
Interest and fees on loans	$83,124	$38,651	$(608)	(n)	$121,167
Interest and dividends on investment securities	11,219	3,102	370	(o)	14,691
Interest on other	191	155	—		346

Total interest income	94,534	41,908	(238)		136,204

Interest Expense:
Interest on deposits	5,511	5,319	62	(p)	10,892
Interest on borrowings	6,444	2,277	(155)	(q)	8,566

Total interest expense	11,955	7,596	(93)		19,458

Net interest income	82,579	34,312	(145)		116,746
Provision for loan losses	1,516	1,940	—		3,456

Net interest income after provision for loan losses	81,063	32,372	(145)		113,290

Non-interest Income:
Investment securities gains	1,275	—	—		1,275
Service charges on deposit accounts	3,981	88	—		4,069
Mortgage banking activities	1,448	9,119	—		10,567
Wealth management income	9,228	1,019	—		10,247
Other income	10,271	1,171	—		11,442

Total non-interest income	26,203	11,397	—		37,600

Non-interest Expenses:
Salaries and employee benefits	36,083	14,568	—		50,651
Occupancy and equipment	6,613	3,563	(125)	(r)	10,051
Other expenses	20,153	10,633	622	(s)	31,408

Total non-interest expenses	62,849	28,764	497		92,110

Income before income taxes	44,417	15,005	(642)		58,780
Income tax expense/(benefit)	14,564	5,232	(225)	(t)	19,571

Net income	$29,853	$9,773	$(417)		$39,209

Pro Forma Combined Per Share Data (Common Stock)
Basic net income per share	$1.24			(u)	$1.11
Diluted net income per share	1.23			(u)	1.10
Dividends declared per share	0.52				0.52
Book value	23.13			(v)	28.93
Tangible book value	19.68			(v)	18.05
Weighted average shares outstanding:
Basic	24,163,764			(u)	35,461,764
Diluted	24,258,791			(u)	35,556,791

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

REFLECTING THE TRANSACTIONS

	As Reported
(Dollars in thousands, except per share data)	Sandy Spring	WashingtonFirst	Pro forma Adjustments		Sandy Spring and WashingtonFirst Pro Forma Combined
Interest Income:
Interest and fees on loans	$151,255	$68,901	$(1,437)	(n)	$218,719
Interest and dividends on investment securities	19,083	4,681	862	(o)	24,626
Interest on other	218	265	—		483

Total interest income	170,556	73,847	(575)		243,828

Interest Expense:
Interest on deposits	8,161	8,727	249	(p)	17,137
Interest on borrowings	12,843	3,744	(315)	(q)	16,272

Total interest expense	21,004	12,471	(66)		33,409

Net interest income	149,552	61,376	(509)		210,419
Provision for loan losses	5,546	3,880	—		9,426

Net interest income after provision for loan losses	144,006	57,496	(509)		200,993

Non-interest Income:
Investment securities gains	1,932	1,323	—		3,255
Service charges on deposit accounts	7,953	259	—		8,212
Mortgage banking activities	4,049	22,594	—		26,643
Wealth management income	17,805	1,835	—		19,640
Other income	19,303	1,494	—		20,797

Total non-interest income	51,042	27,505	—		78,547

Non-interest Expenses:
Salaries and employee benefits	71,354	35,183	—		106,537
Occupancy and equipment	19,843	7,370	(250)	(r)	26,963
Merger expenses	—	30	—		30
Other expenses	31,861	14,280	1,418	(s)	47,559

Total non-interest expenses	123,058	56,863	1,168		181,089

Income before income taxes	71,990	28,138	(1,677)		98,451
Income tax expense/(benefit)	23,740	10,131	(587)	(t)	33,284

Net income	$48,250	$18,007	$(1,090)		$65,167

Pro Forma Combined Per Share Data (Common Stock)
Basic net income per share	$2.00			(u)	$1.84
Diluted net income per share	2.00			(u)	1.84
Dividends declared per share	0.98				0.98
Book value	22.32			(v)	28.08
Tangible book value	18.98			(v)	17.27
Weighted average shares outstanding
Basic	24,120,062			(u)	35,418,062
Diluted	24,149,121			(u)	35,447,121

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note A — Basis of Presentation

On May 15, 2017, Sandy Spring entered into the merger agreement with WashingtonFirst. The merger agreement provides for (i) the merger of Merger Sub with and into WashingtonFirst, with WashingtonFirst continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of Sandy Spring, (ii) immediately following the completion of the first-step merger, WashingtonFirst will merge with and into Sandy Spring, with Sandy Spring continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, WashingtonFirst Bank will merge with and into Sandy Spring Bank, a wholly owned subsidiary of Sandy Spring, with Sandy Spring Bank continuing as the surviving bank in the bank merger.

The merger agreement provides that at the effective time of the first-step merger, each outstanding share of common stock of WashingtonFirst will be converted into the right to receive 0.8713 shares of Sandy Spring common stock, subject to adjustment if the Sandy Spring volume-weighted average price is more than $50.15 or less than $37.07 per share. Pursuant to the merger agreement, at the effective time of the first-step merger, shares of WashingtonFirst restricted stock that were unvested prior to the first-step merger will vest and convert into the right to receive the merger consideration. Also under the terms of the merger agreement, all outstanding and unexercised options to purchase shares of WashingtonFirst common stock will be canceled and will be cashed out for an amount equal to the value of the per share merger consideration less the option exercise price, assuming for purposes of this calculation that all such options were 100% vested as of the effective time.

The unaudited pro forma condensed combined financial information of Sandy Spring’s financial condition and results of operations, including per share data, are presented after giving effect to the integrated mergers. The pro forma financial information assumes that the integrated mergers were consummated on January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2017 for purposes of the pro forma statement of condition and gives effect to the integrated mergers, for purposes of the unaudited pro forma condensed combined statements of income, as if they had been effective during the entire periods presented. The pro forma financials also give effect to the issuance by Sandy Spring of 11,298,000 shares of common stock on the acquisition date (expected during the fourth quarter of 2017), as if the issuance had occurred on January 1, 2016.

The Transactions will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of WashingtonFirst at their respective fair values and represents management’s estimates based on currently available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the Transactions are completed and after completion of a final analysis to determine the fair values of WashingtonFirst’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

Note B — Pro Forma Financial Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on the current valuations, estimates and assumptions that are subject to change.

(a)	In anticipation of the Transactions, Sandy Spring and WashingtonFirst are expected to incur an estimated $25.8 million of merger expenses. Additionally, Sandy Spring is expected to settle WashingtonFirst’s stock options in the total amount of $15.6 million as a part of the total consideration transferred.

(b)	A fair value adjustment was recorded to WashingtonFirst’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and (2) Sandy Spring’s initial evaluation of credit quality of WashingtonFirst’s loan portfolio. Total estimated fair value adjustment related to credit deterioration of the acquired portfolio amounted to approximately $25.3 million, which represented a mark of approximately 2% on WashingtonFirst’s outstanding loan portfolio. Of the $25.3 million credit mark, approximately $3.5 million is estimated to be an accretable adjustment and $5.1 million is estimated to be a non-accretable adjustment. Upward fair value adjustment related to difference in interest rates of $22.9 million was also recorded.

(c)	Adjustment reflects elimination of unamortized net deferred loan originations costs and previous fair value adjustment from the acquired WashingtonFirst loan portfolio.

(d)	Adjustment reflects elimination of the allowance for loan losses of WashingtonFirst.

(e)	Adjustment reflects write-off of obsolete premises and equipment.

(f)	Adjustment reflects elimination of WashingtonFirst’s goodwill in the amount of $11.4 million. Goodwill of $291.4 million generated as a result of the total consideration transferred and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Sandy Spring’s common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$498,276	$291,380
Up 10%	548,104	341,208
Down 10%	448,448	241,552

(g)	Previous other intangibles of WashingtonFirst in the amount of $1.5 million are eliminated. New amount of $9.5 million represents WashingtonFirst’s estimated fair value of (1) core deposit intangibles of $7.5 million and (2) wealth management book of business of $2.0 million. The fair value estimate of core deposit intangibles represents a 1.25% premium on WashingtonFirst’s core deposits. The actual amount of such core deposit intangibles assets will be determined upon completion of the Transactions and the estimated pro forma adjustment could change significantly.

(h)	Deferred taxes associated with the adjustments to record assets and liabilities of WashingtonFirst at fair value. Deferred tax was recognized using WashingtonFirst’s statutory tax rate of 35%.

(i)	Reflects a fair value adjustment to WashingtonFirst’s interest-bearing deposit liabilities to account for current market interest rates.

(j)	Reflects a fair value adjustment to WashingtonFirst’s Federal Home Loan Bank borrowings to account for current market interest rates and spreads for comparable instruments.

(k)	Reflects a downward fair value adjustment to trust preferred debt acquired from WashingtonFirst in the total amount of $2.1 million. Also reflects an elimination of debt issuance placement fees on acquired subordinated debt and elimination of fair value discount on previously acquired trust preferred debt by WashingtonFirst in the total amount of $2.6 million.

(l)	Reflects a fair value adjustment for WashingtonFirst’s operating leases.

(m)	Adjustment reflects the elimination of the historical equity of WashingtonFirst. Sandy Spring will issue approximately 11,298,000 share of common stock (assuming stock price of $42.72) to former WashingtonFirst stockholders and pay estimated $15.6 million in cash to WashingtonFirst option holders for a total consideration of $498.3 million.

(n)

Adjustment reflects a fair value accretion on portfolio loans assuming the Transactions were consummated on January 1, 2016. This consists of $2.4 million and $5.3 million, respectively, for the six months ended June 30, 2017 and the year ended December 31, 2016 in accretable adjustments to the credit mark on the acquired loans. Amortization of $2.5 million and $5.7 million, respectively, was also included for the six months ended June 30, 2017 and the year ended December 31, 2016 related to interest rate adjustments on the acquired loans. The average remaining life of the loans is approximately seven years. The adjustment also reflects the elimination of acquired net deferred origination costs and fair value adjustments from previous acquisitions in the total amount of $520 thousand and $1.1 million that was included for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(o)	Adjustment reflects a fair value accretion on available for sale securities (related to unrealized loss of WashingtonFirst’s available for sale securities) assuming the Transactions were consummated on January 1, 2016. This consists of accretion of $370 thousand and $862 thousand, respectively, for the six months ended June 30, 2017 and the year ended December 31, 2016. The average remaining life of the securities is approximately 7 years.

(p)	Adjustment reflects amortization of the discount on acquired WashingtonFirst’s certificates of deposit assuming the Transactions were consummated on January 1, 2016. The estimated amount of amortization is $62 thousand for the six months ended June 30, 2017 and $249 thousand for the year ended December 31, 2016. The amount was estimated based off the sum-of-the-years digits method assuming two years remaining life on the assumed acquisition date of January 1, 2016.

(q)	Adjustment reflects accretion of the premium on acquired WashingtonFirst’s Federal Home Loan Bank borrowings assuming the Transactions were consummated on January 1, 2016. The estimated amount of accretion is $59 thousand for the six months ended June 30, 2017 and $117 thousand for the year ended December 31, 2016. The amount was estimated based off the straight line amortization method assuming three years remaining life on the assumed acquisition date of January 1, 2016. The adjustment also reflects a fair value accretion related to acquired placement fees on trust preferred securities in the total amount of $134 thousand and $268 thousand for the six months ended June 30, 2017 and year ended December 31, 2016, respectively. In addition, the adjustment also reflects fair value amortization on acquired trust preferred debt in the total amount of $38 thousand and $70 thousand for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(r)	Adjustment reflects fair value accretion on acquired operating leases assuming the Transactions were consummated on January 1, 2016. This consists of accretion of $50 thousand and $100 thousand, respectively, for the six months ended June 30, 2017 and the year ended December 31, 2016. The adjustment also reflects fair value accretion on written-off obsolete equipment in the total amount of $75 thousand and $150 thousand, respectively, for the six months ended June 30, 2017 and the year ended December 31, 2016. These accretion amounts were calculated using straight line amortization method assuming five year remaining life on the assumed acquisition date of January 1, 2016.

(s)	Adjustment reflects the amortization amount of the core deposit intangible and asset management list intangible to be acquired in the Transactions over an estimated useful life of 10 years using the sum-of-the-years digits method assuming the Transactions were consummated on January 1, 2016. The estimated amount of the core deposit intangible amortization is $614 thousand and $1.4 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. The estimated amount of the asset management customer list intangible amortization is $164 thousand and $364 thousand for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. The adjustment also reflects accretion of eliminated legacy WashingtonFirst’s other intangibles totaling $156 thousand and $310 thousand for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. This accretion was based on the straight line amortization method using a five year estimated remaining life on the assumed acquisition date of January 1, 2016.

(t)	Reflects an applicable income tax rate of 35% related to fair value pro forma adjustments.

(u)	The pro forma combined basic and diluted earnings per share for each period presented are calculated as the pro forma combined net income for the relevant period divided by the weighted average number of Sandy Spring common shares outstanding during that period, as adjusted for the assumed issuance of a total of 11,298,000 shares of Sandy Spring common stock to WashingtonFirst stockholders in connection with the Transactions, effective as of January 1, 2016. The pro forma combined earnings per share on a basic and dilutive basis were calculated using the following weighted average outstanding share amounts:

	Sandy Spring		Pro Forma with WashingtonFirst
	As of June 30, 2017	As of December 31, 2016	As of June 30, 2017	As of December 31, 2016
	(unaudited)	(audited)	(unaudited)	(unaudited)
Weighted average shares outstanding — basic	24,163,764	24,120,062	35,461,764	35,418,062
Weighted average shares outstanding — diluted	24,258,791	24,149,121	35,556,791	35,447,121

(v)	Book value per share equals the pro forma combined total stockholders’ equity as of the date presented divided by the number of shares of Sandy Spring common stock outstanding as of the date presented, as adjusted to give effect to the assumed issuance of 11,298,000 shares of Sandy Spring common stock to WashingtonFirst stockholders in connection with the Transactions, effective as of January 1, 2016.

Tangible book value per common share is a non-GAAP financial measure. Sandy Spring’s management believes that such information is important information to be provided because it can be used, in conjunction with more traditional bank capital ratios, to assess, on a pro forma basis, the combined companies’ capital adequacy without the effect of accumulated other comprehensive loss, goodwill and other intangible assets and compare that capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets. Book value per common share is the most directly comparable financial measure calculated in accordance with GAAP. The following table presents, as of the dates set forth below, on a pro forma combined basis, the total stockholders’ equity and tangible common equity of the combined companies and presents a reconciliation of the pro forma combined tangible book value per common share compared to the pro forma combined book value per common share:

	Sandy Spring		Pro Forma with WashingtonFirst
	As of June 30, 2017	As of December 31, 2016	As of June 30, 2017	As of December 31, 2016
	(unaudited)	(audited)	(unaudited)	(unaudited)
(Dollars in thousands, except per share data)
Tangible common equity
Total common stockholders’ equity	$554,683	$533,572	$1,020,569	$988,540
Adjustments:
Accumulated other comprehensive loss	3,712	6,614	3,712	6,614
Goodwill	(85,768)	(85,768)	(377,148)	(377,148)
Other intangible assets	(629)	(680)	(10,129)	(10,180)

Tangible common equity	$471,998	$453,738	$637,004	$607,826

Common shares outstanding	23,983,997	23,901,084	35,281,997	35,199,084
Book value per common share	$23.13	$22.32	$28.93	$28.08
Tangible book value per common share	19.68	18.98	18.05	17.27

Note C — Pro Forma Allocation of Purchase Price

The following shows the pro forma allocation of the consideration paid for WashingtonFirst’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the Transactions:

(Unaudited, in thousands)
Purchase price:
Fair value of common shares issued (11,298,000 shares), based on Sandy Spring’s stock price of $42.72 as of May 15, 2017	$482,651
Fair value of stock options settled	15,625

Total purchase price	498,276
Identifiable assets:
Cash and cash equivalents	30,050
Residential mortgage loans held for sale (at fair value)	48,399
Investment securities	319,289
Loans	1,641,616
Premises and equipment	5,646
Other real estate owned	725
Accrued interest receivable	5,778
Other intangible assets	9,500
Other assets	27,023

Total identifiable assets	$2,088,026
Identifiable liabilities:
Deposits	$1,744,318
Borrowings	122,039
Other liabilities	14,773

Total identifiable liabilities	1,881,130

Net assets acquired including identifiable intangible assets	206,896

Resulting goodwill	$291,380

Note D — Estimated Amortization/Accretion of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax income of Sandy Spring after the Transactions:

	For the Years Ended December 31,
(Unaudited, in thousands)	2018	2019	2020	2021	2022
Loans	$(1,438)	$(1,216)	$(994)	$(1,927)	$(1,705)
Available for sale investment securities	862	739	616	493	369
Deposits	(249)	(124)	—	—	—
FHLB borrowings	117	117	117	—	—
Subordinated debt	198	193	188	183	178
Core deposit intangibles	(1,418)	(1,244)	(1,072)	(900)	(726)
Other	250	250	250	250	250

Increase/(decrease) in pre-tax income	$(1,678)	$(1,285)	$(895)	$(1,901)	$(1,634)

Note E — Estimated Cost Savings and Transactions-Related Costs

Estimated cost savings, expected to approximate 39% of WashingtonFirst’s annualized pre-tax non-interest expenses, are excluded from the pro forma analysis. Sandy Spring’s management currently expects to realize 80% in the first year after acquisition and 100% in the subsequent year. Expenses from the Transactions directly attributable to a business combination have not yet been expensed in the historical income statements or accrued in the historical balance sheets. Such expenses do not meet the continuing impact criterion because they would not be expenses that the combined entity would expect to incur on an ongoing basis. As such, pro forma adjustments have not been made to include those expenses in the pro forma income statements and have only been reflected in the pro forma balance sheet as a pro forma adjustment to retained earnings. Pre-tax Transactions-related costs are estimated to be approximately $25.8 million.

COMPARISON OF STOCKHOLDER RIGHTS

If the first-step merger is completed, WashingtonFirst stockholders will be entitled to receive shares of Sandy Spring common stock in exchange for their shares of WashingtonFirst common stock. Sandy Spring is organized under the laws of the State of Maryland and WashingtonFirst is organized under the laws of the Commonwealth of Virginia. As a result of the integrated mergers, WashingtonFirst stockholders will become stockholders of Sandy Spring. Thus, following the integrated mergers, the rights of WashingtonFirst stockholders who become Sandy Spring stockholders as a result of the integrated mergers will be governed by the corporate law of the State of Maryland and will also then be governed by Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Sandy Spring’s articles of incorporation and bylaws will be unaltered by the merger.

The following is a summary of the material differences between (1) the current rights of WashingtonFirst stockholders under the VSCA, WashingtonFirst’s articles of incorporation and WashingtonFirst’s bylaws and (2) the current rights of Sandy Spring stockholders under the Maryland General Corporation Law (which we refer to as the “MGCL” in this section), Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Sandy Spring and WashingtonFirst believe that this summary describes the material differences between the rights of Sandy Spring stockholders as of the date of this joint proxy statement/prospectus and the rights of WashingtonFirst stockholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Sandy Spring’s and WashingtonFirst’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 150.

SANDY SPRING	WASHINGTONFIRST
AUTHORIZED CAPITAL STOCK

Sandy Spring’s articles of incorporation authorizes it to issue up to 50,000,000 shares of capital stock, par value $1.00 per share, amounting in aggregate par value to $50,000,000, all of which are initially classified as common stock. As of the Sandy Spring record date, there were: (i) 24,178,652 shares of Sandy Spring common stock outstanding, which number includes 189,675 shares of Sandy Spring common stock granted in respect of outstanding awards of restricted stock; and (ii) 89,131 shares of Sandy Spring common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Sandy Spring common stock.

Sandy Spring’s articles of incorporation authorize the Sandy Spring board to determine the designation, number, relative rights, preferences, and limitations of any series of stock. The Sandy Spring Board also has the authority to divide any class of stock into series or to classify and reclassify (including into a class of classes of preferred stock) any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations thereof.

WashingtonFirst’s articles of incorporation authorizes it to issue up to 70,000,000 shares of capital stock, consisting of: (i) 50,000,000 shares of common stock, par value $.01 per share; (ii) 10,000,000 shares of non-voting common stock, par value $.01 per share (2,000,000 of which is designated as non-voting common stock, Series A); and (iii) 10,000,000 shares of preferred stock, par value $5.00 per share, of which (a) 6,633 are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (b) 333.66834 are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, (c) 6,842 are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C and (d) 17,796 are designated as Senior Non-Cumulative Perpetual Preferred Stock, Series D.

As of the WashingtonFirst record date, there were: (i) 12,509,766 shares of WashingtonFirst voting common stock outstanding, which number includes 16,663 shares of WashingtonFirst voting common stock granted in respect of outstanding WashingtonFirst restricted stock awards; (ii) 572,835 shares of WashingtonFirst non-voting common stock outstanding; (iii) 702,599 shares of WashingtonFirst common stock reserved for issuance

SANDY SPRING	WASHINGTONFIRST
Sandy Spring’s articles of incorporation authorize the Sandy Spring board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

upon the exercise of outstanding WashingtonFirst stock options; and (iv) no shares of WashingtonFirst preferred stock issued or outstanding.

WashingtonFirst’s articles of incorporation authorize the WashingtonFirst board to determine the designation, number, relative rights, preferences and limitations of any series of preferred stock by amendment to the articles of incorporation.

SIZE OF THE BOARD OF DIRECTORS

Sandy Spring’s articles of incorporation currently provide that the number of directors of Sandy Spring may be increased or decreased by the Sandy Spring board from time to time pursuant to the Sandy Spring bylaws, except that the number may never be less than the minimum number permitted by the MGCL (i.e., one director) or greater than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of Sandy Spring, voting separately as a class). The Sandy Spring bylaws further provide that the Sandy Spring board may increase or decrease the number of directors by a majority vote between annual stockholder meetings within the limits described above, provided that no decrease in the number of directors may shorten the term of any incumbent director. Sandy Spring’s articles of incorporation establish a classified board by which the board is divided into three classes of directors, which shall be as nearly equal in number as possible, that are elected for three-year terms (after the initial term of the board).

Under the merger agreement, Sandy Spring will increase the size of its board to fifteen members and appoint Joseph S. Bracewell, Shaza L. Andersen and two other current members of the WashingtonFirst board to the Sandy Spring board.

WashingtonFirst’s articles of incorporation currently provides the number of directors of WashingtonFirst shall be not be less than three nor more than 25, with the exact number to be stated in the WashingtonFirst bylaws. WashingtonFirst’s bylaws provide that the board shall consist of a minimum of five and a maximum of 25 individuals. The WashingtonFirst articles of incorporation state that the number of directors shall not be reduced as to shorten the term of any director then in office. WashingtonFirst’s articles of incorporation further provide that the directors shall be divided into three classes, which shall be as nearly equal in number as possible, and which shall serve staggered terms such that each class is considered for election at an annual meeting once every three years.

DIRECTOR QUALIFICATIONS

Under Sandy Spring’s bylaws, as in effect on the date of this joint proxy statement/prospectus, no person is eligible for election or appointment to the board if under 21 or over 70 years of age at the time of his or her election or appointment. No director shall serve beyond the annual stockholder meeting immediately following his or her 70th birthday.	Under WashingtonFirst bylaws, directors need not be residents of Virginia.

SANDY SPRING	WASHINGTONFIRST

As of the completion of the first-step merger, Sandy Spring’s bylaws will be amended to provide that (i) the general maximum age limitation discussed above will be raised from 70 to 72 and (ii) a director may, at the request of the Sandy Spring board’s nominating committee (and if ratified by the board), continue to serve as a director after the annual stockholder meeting immediately following his or her 72nd birthday if (A) he or she was appointed to the Sandy Spring board in connection with a corporate acquisition, consolidation, or merger and (B) the nominating committee and board determine that his or her continued service would be a substantial benefit to Sandy Spring in recognizing the benefit of such acquisition, consolidation or merger. The nominating committee, subject to the approval of the board, will determine the period of continuation of such person’s service as a director.

Under the merger agreement, pursuant to the above paragraph, Sandy Spring will nominate Joseph S. Bracewell as a Class I director with a term expiring in 2021, which will be the annual stockholder meeting immediately following his 74th birthday.

Sandy Spring’s bylaws further provide that each director must be the holder of unencumbered or unhypothecated shares of common stock of Sandy Spring having an aggregate par value of $1,000 or fair market value of $1,000. A director of Sandy Spring may not serve as an attorney or be the member of a board for any other financial institution or bank or savings and loan holding company.

REMOVAL OF DIRECTORS

Under the Sandy Spring articles of incorporation, any director may be removed for cause at any time by an affirmative vote of the a majority of the outstanding shares of Sandy Spring capital stock entitled to vote in the director election (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose, subject to applicable provisions of federal law and the rights of the holders of any class separately entitled to elect one or more directors. A director may only be removed by vote of stockholders after service of specific charges, adequate notice, and full opportunity to refute the charges.	Under WashingtonFirst’s bylaws, any director may be removed, with or without cause, at a meeting of stockholders called and noticed expressly for that purpose, if the number of votes cast to remove him or her constitutes a majority of the votes entitled to be cast at an election of directors.

SANDY SPRING	WASHINGTONFIRST

SPECIAL MEETINGS OF STOCKHOLDERS

Under Sandy Spring’s articles of incorporation, special meetings of Sandy Spring stockholders may be called for any purpose at any time by the board, by a duly designated committee of the board or in accordance with Sandy Spring’s bylaws. Sandy Spring’s bylaws provide that special meetings of Sandy Spring stockholders may also be called by the President or the Chairman of the board.

Section 2-502 of the MGCL grants the stockholders the right to call a special meeting upon the written request of the holders of at least 25% of all votes entitled to be cast at the meeting. Such written request must state the purpose(s) of the meeting and the matters proposed to be acted on, and shall be delivered to the principal office of Sandy Spring addressed to the Chairman of the board, the President or the Secretary. The Secretary of Sandy Spring must inform stockholders making such a request of all reasonably estimated costs of preparing and mailing a special meeting notice, and upon payment thereof to Sandy Spring, the Secretary must notify each stockholder entitled to notice of such meeting.

Under Virginia law and WashingtonFirst’s bylaws, special meetings of stockholders may be called by the Chairman, the President, or a majority of the board.

QUORUM

Sandy Spring’s bylaws provide that unless otherwise provided in Sandy Spring’s articles, a majority of the outstanding shares of Sandy Spring entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders. Less than a quorum may adjourn the meeting of Sandy Spring stockholders without further notice.

Sandy Spring’s articles of incorporation require a special quorum of the holders (in person or by proxy) of 80% of the outstanding shares of voting stock of Sandy Spring for any meeting of stockholders called to consider a vote in favor of certain transactions, including a reverse stock split or merger or consolidation of Sandy Spring with, or a sale, exchange or lease of substantially all of the assets (having a book or fair market value of 25% or more of the total assets of Sandy Spring as of a date no earlier than 45 days prior) of Sandy Spring to any person or entity that is not recommended by the Sandy Spring board by the required vote applicable to the proposed transaction under articles of incorporation. Less than such special quorum may adjourn the meeting of Sandy Spring stockholders without further notice.

WashingtonFirst’s bylaws provide that a quorum at any meeting of stockholders shall be a majority of votes entitled to be cast, represented in person or by proxy. Less than a quorum may adjourn the meeting to a fixed time and place without further notice (if adjourned for less than 120 days after the date fixed for the original meeting).

SANDY SPRING	WASHINGTONFIRST

STOCKHOLDER ACTION BY WRITTEN CONSENT

The Sandy Spring bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous written consent to the action is signed by each stockholder entitled to vote on the matter and a written waiver of any rights to dissent is signed by each stockholder entitled to notice but not entitled to vote at the meeting. The unanimous written consent and the written waiver, if any, shall be filed with the records of the Sandy Spring stockholders’ meetings.	Notwithstanding that WashingtonFirst’s organizational documents do not contemplate stockholder action by written consent, Section 13.1-657 of the VSCA provides that action required or permitted by the VSCA to be adopted or taken at a stockholders’ meeting may be adopted or taken without a meeting if the action is adopted or taken by all the stockholders entitled to vote on the action. Such unanimous consent must be evidenced by written consent describing the action taken and given (in writing or by electronic transmission) by all the stockholders entitled to vote on the action, and filed in the minutes or corporate records of the stockholders’ meetings.

NOTICE OF STOCKHOLDER MEETING

Sandy Spring’s bylaws provide that written or printed notice shall be given, not less than 10 nor more than 90 days before the date on which the meeting is to be held to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting.

When any stockholder meeting is adjourned, notice of the place, time or business to be transacted at such adjourned meeting need not be given if announced at the meeting at which such adjournment is taken; provided, however, that if any meeting is adjourned for more than 30 days, then notice of the adjourned meeting shall be given as in the case of an original meeting.

At any adjourned meeting at which a quorum is represented, any business may be transacted which might have been transacted at the original meeting.

WashingtonFirst’s bylaws provide that written notice shall be given either by personal delivery or by mail, by or at the direction of the officer or persons calling the meeting, not more than 60 days nor less than 10 days before the date of the meeting to each stockholder entitled to vote at the meeting. Notwithstanding the above, such notice shall be given to each stockholder, whether or not entitled to vote, not less than 25 days before a meeting called to act on certain transactions including an amendment to the articles, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of WashingtonFirst outside the ordinary course of business, or the dissolution of WashingtonFirst.

When any stockholder meeting is adjourned, notice of the date, time, place or purpose(s) of the adjourned meeting need not be given other than by announcement at the meeting at which the adjournment is taken, provided, however, that if any meeting is adjourned for more than 120 days, then notice of the adjourned meeting shall be given as in the case of the original meeting.

At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

SANDY SPRING	WASHINGTONFIRST

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

Sandy Spring’s bylaws provide that in addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, a stockholder must give timely written notice thereof to the Secretary of Sandy Spring. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Sandy Spring not less than 30 nor more than 90 days before the date of any such annual meeting of stockholders; provided, however, that if less than 45 days’ notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the Secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth (a) a brief description of the business and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Sandy Spring’s books, of the stockholder proposing such business, (c) the class and number of shares of Sandy Spring that are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Stockholder proposals that do not satisfy the requirements described above, may be considered and discussed but not acted upon at an annual meeting.

WashingtonFirst’s bylaws provide that any stockholder entitled to vote in the election of directors generally may submit proposals for consideration at the annual meeting of stockholders of WashingtonFirst, but only if written notice of such stockholder’s intent to submit such proposal(s) has been received, either by personal delivery or United States mail, postage prepaid, by the President of WashingtonFirst not less than 120 days prior to the first anniversary date of the initial notice given to stockholders of record on the record date for the previous annual meeting; provided, however, that if the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice must be received by the President of WashingtonFirst not less than 90 days nor more than 120 days prior to the date set forth for such annual meeting of stockholders. The Chairman at the meeting may refuse to acknowledge the proposal by any person that is not made in compliance with the above requirements.

WashingtonFirst is not required to include any stockholder proposal in WashingtonFirst’s proxy materials for its annual meeting unless the proponent has complied with the requirements of applicable federal and state law, which include the written notice requirements described above.

DISSENTERS’ OR APPRAISAL RIGHTS

Under the MGCL, a stockholder of a Maryland corporation is generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such stockholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified procedural requirements. Sections 3-201 through 3-213 of the MGCL set forth the procedures a stockholder requesting payment for his, her or its shares must	The VSCA provides that stockholders of a Virginia corporation are generally entitled to object and receive payment of the fair value of the shares they hold in the event of any of the following corporate actions: (i) a merger if stockholder approval is required and the stockholders are entitled to vote on the merger; (ii) a share exchange, if the stockholders are entitled to vote on the share exchange; (iii) disposition of all or substantially all of the assets of the corporation, if the stockholders are entitled to vote on the disposition; or (iv) an amendment to the articles of incorporation that reduces the number of shares owned by the stockholders to a fraction of a

SANDY SPRING	WASHINGTONFIRST

follow, which generally include (i) filing with such Maryland corporation, at or before the meeting to vote on the proposed transaction, a written objection to the proposed transaction; and (ii) refraining from voting for or consenting to the proposal to approve the proposed transaction; and (iii) within a specified time period, delivering to such Maryland corporation a written demand for payment with respect to such dissenting shares stating the number and class of shares for which payment is demanded. The MGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.

The MGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger unless either (i) the merger alters the contract rights of the stock as expressly set forth in the corporation’s charter and the charter does not reserve the right to do so; or (ii) such stock will be converted into something other than either stock in the successor or cash.

The above discussion is not a complete statement of the law relating to appraisal rights under the MGCL, and the applicable sections of the MGCL should be reviewed carefully by any stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so.

share if the corporation has the obligation or right to repurchase the fractional shares. Notwithstanding the foregoing, the VSCA further provides that appraisal rights are not available to a holder of shares of any class or series of shares of a Virginia corporation when the stock is either (x) listed on a national securities exchange such as Nasdaq Stock Market or (y) traded on an organized market, held by at least 2,000 stockholders of record and has a public float of at least $20 million. Because WashingtonFirst common stock is listed on the Nasdaq Capital Market, the holders of WashingtonFirst common stock are not entitled to dissenters’ rights. WashingtonFirst non-voting common stock is not listed on any exchange and, thus, this exception does not apply to holders of WashingtonFirst non-voting common stock.

Each holder of WashingtonFirst non-voting common stock which is issued and outstanding immediately prior to the effective time and which is owned by a holder who (i) does not vote or permit any of his, her or its shares to be voted in favor of the WashingtonFirst merger proposal, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of WashingtonFirst non-voting common stock, will have the right to assert appraisal rights with respect to their respective dissenting shares of WashingtonFirst non-voting common stock and demand in writing to be paid the fair value of their shares under applicable provisions of Virginia law following consummation of the integrated mergers by Sandy Spring as the surviving company following the integrated mergers.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

Sandy Spring has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirors of 10% or more of Sandy Spring’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Sandy Spring for a period of five years after such acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be	WashingtonFirst has not opted out of the requirements which it is subject to under the Affiliated Transaction Statute of the VSCA, which contains restrictions on “affiliated transactions” including mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested stockholder.” An interested stockholder is generally the beneficial owner of more

SANDY SPRING	WASHINGTONFIRST

recommended by the board of directors and may occur only: (i) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

Sandy Spring’s articles of incorporation provide that a business combination with an interested stockholder or “controlling party” (generally defined as a person that owns or controls 20% or more of the outstanding voting stock) must be approved by the holders of (a) at least 80% of the outstanding shares of voting stock and (b) at least 67% of the outstanding shares of voting stock held by stockholders other than such interested stockholder. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements.

Sandy Spring is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Sandy Spring’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Sandy Spring, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Sandy Spring may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.

In addition, Sandy Spring’s articles of incorporation require a supermajority vote of 80% of the outstanding shares of voting stock to authorize a merger or consolidation of Sandy Spring with, or a sale, exchange or lease of all or substantially all of the assets of Sandy than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a stockholder becomes an interested stockholder, any affiliated transaction with the interested stockholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested stockholder became an interested stockholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested stockholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested stockholder’s acquisition of voting shares making such a person an interested stockholder before such acquisition. Beginning three years after the stockholder becomes an interested stockholder, the corporation may engage in an affiliated transaction if: (i) approved by the holders of two-thirds of the corporation’s voting shares, other than those owned by the interested stockholder; (ii) approved by a majority of the disinterested directors; or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all stockholders receive fair and equivalent consideration, regardless of when they tendered their shares.

The WashingtonFirst articles of incorporation provide that certain transactions (including a plan of merger or share exchange, a transaction involving the sale of all or substantially all of WashingtonFirst’s assets other than in the regular course of business, and a plan of dissolution) need only be approved by a majority of the votes entitled to be cast by each voting group of stockholders entitled to vote thereon as long as such transaction is approved by at least two-thirds of the directors in office. If two-thirds of the directors have not approved such transaction, then a supermajority stockholder vote of 80% or more of all votes entitled to be cast is required to approve the transaction.

WashingtonFirst has not opted out of the requirements to which it is subject under the

SANDY SPRING	WASHINGTONFIRST

Spring to, any person or entity unless approval of any such transaction is recommended by at least a majority of the entire board of directors. “Substantially all of the assets” is defined to mean assets having a fair market value or book value, whichever is greater, of 25% or more of the total assets of Sandy Spring. Additionally, Sandy Spring’s articles of incorporation also require that the presence in person or by proxy of 80% of the outstanding shares is required to constitute a quorum at any meeting at which a vote in favor of a reverse stock split or merger or consolidation of Sandy Spring with, or a sale, exchange or lease of substantially all of the assets of Sandy Spring to, any person or entity that is not recommended by the board of directors by the required vote applicable to the proposed transaction under the articles of Sandy Spring will be considered. Such a meeting may not be adjourned with notice if a quorum is not present. In the event any shares of Series A Preferred Stock are outstanding, Sandy Spring’s articles supplementary require, in addition to any other stockholder vote requirement under law or the articles, the vote or consent of at least 2/3 of the holders of Sandy Spring Series A Preferred Stock to approve any binding share exchange or reclassification involving the Sandy Spring Series A Preferred Stock, or any merger or consolidation of Sandy Spring with another corporation or entity, unless in each case the shares of Sandy Spring Series A Preferred Stock remain outstanding or, are converted into or exchanged for preference securities of the surviving entity of a merger (or its ultimate parent) with rights that are not materially less favorable to the holders thereof.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for: (i) a classified board; (ii) a two-thirds vote (of all stock entitled to vote thereon) requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or (v) a majority requirement for the calling of a special meeting of stockholders. Sandy Spring has not elected to be

VSCA’s Control Share Acquisitions Statute, which require voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied: (i) unless conferred by a special stockholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or (ii) among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof. If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting stockholders may have the right to have their shares repurchased by the corporation for “fair value.”

SANDY SPRING	WASHINGTONFIRST
subject to any of the provisions of Subtitle 8. Through provisions in the articles unrelated to Subtitle 8, Sandy Spring already requires a classified board and that the number of directors be fixed by a vote of the board of directors.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Sandy Spring’s articles of incorporation provide that an officer or director of Sandy Spring shall not be personally liable to Sandy Spring or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability: (i) for actually receiving an improper benefit or profit in money, property or services from Sandy Spring (to the extent proven), or (ii) from an adverse judgment or other final adjudication based on a finding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

WashingtonFirst’s articles of incorporation provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of WashingtonFirst shall not be liable to WashingtonFirst or its stockholders for monetary damages.

Section 13.1-692.1 of the VSCA states that in any proceeding brought by or in the right of a corporation or by its stockholders, damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct cannot exceed the lesser of: (a) the monetary amount, including the complete elimination of liability, specified in the charter or, if approved by the stockholders, in the bylaws as a limitation on the liability of the officer or director; or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the director or officer from the corporation during the 12 months preceding the relevant act or omission. However, such limitation on liability will not apply if the officer or director engaged in willful misconduct or a knowing violation of any criminal law or any federal or state securities law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Sandy Spring’s articles of incorporation provide that subject to applicable provisions of federal law, Sandy Spring will indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee, or agent of Sandy Spring, and any individual who serves or served at Sandy Spring’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. Sandy Spring’s articles of incorporation further provide that an individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or	Under the WashingtonFirst articles of incorporation, WashingtonFirst will indemnify, to the fullest extent permitted by the VSCA, any current or former director or officer (and their respective heirs, executors and administrators) who is a party to any proceeding by reason of having served as a director or officer of WashingtonFirst or as a director, officer, employee or agent of another entity at the request of WashingtonFirst. WashingtonFirst may by a majority vote of a quorum of the disinterested directors cause WashingtonFirst to indemnify any other person who is a party to a proceeding by reason of having served as an employee or agent of WashingtonFirst or having served as an employee or agent of another entity at the request of WashingtonFirst.

SANDY SPRING	WASHINGTONFIRST

(b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

The rights of indemnification provided for in the Sandy Spring articles of incorporation are not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Rights of indemnification under the articles of incorporation continue as to a person who has ceased to serve in one of the capacities listed in the this section and inure to the benefit of the heirs, executors and administrators of such person.

WashingtonFirst is required to indemnify any director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of WashingtonFirst against reasonable expenses incurred by him in connection with such proceeding.

WashingtonFirst may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed under the indemnification provisions of the articles of incorporation and may procure insurance for current or former directors, officers, employees or agents of Washington first, or individuals serving in those capacities at other entities at WashingtonFirst’s request against liability arising from such service regardless of whether WashingtonFirst would be able to indemnify such person.

INSPECTION OF BOOKS AND RECORDS

Under MGCL Sections 512 and 513, any stockholder making a written demand may inspect and copy during usual business hours the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements deposited with the corporation and a statement showing all stock and securities issued by the corporation during the prior 12 months. Additionally, upon written request, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class of a corporation may inspect and copy during regular business hours the corporation’s accounting books and stock ledger.

Under Virginia law, a stockholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the stockholder meets the requirements below and gives the corporation written notice of the stockholder’s demand at least five business days before the date on which the stockholder wishes to inspect and copy: (i) excerpts from minutes of any meeting of the board of directors or a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the stockholders, and records of action taken by the stockholders, board of directors, or a committee of the board without a meeting; (ii) accounting records of the corporation; and (iii) the record of stockholders of record.

A stockholder may inspect and copy the records identified above only if: (i) the stockholder has been a stockholder for at least six months immediately preceding the stockholder’s demand or is the holder of record or beneficial owner of at least five percent of all of the outstanding shares; (ii) the stockholder’s demand is made in good faith and for a proper purpose (reasonably related to such person’s interest as a stockholder); (iii) the stockholder describes with reasonable particularity the stockholder’s purpose and the records the stockholder desires to inspect;

SANDY SPRING	WASHINGTONFIRST

and (iv) the records are directly connected with the stockholder’s purpose.

Under Section 13.1-661 of the VSCA, any stockholder of a Virginia corporation may inspect the list of stockholders that has been prepared for a meeting of stockholders, beginning two business days after the notice of the meeting is given for which the list was prepared and continuing through the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Sandy Spring’s articles of incorporation and bylaws provide that, in addition to the powers conferred by the MGCL or other statute, the Sandy Spring board may make, repeal, alter, amend and rescind the bylaws of Sandy Spring. Notwithstanding any other provision of the Sandy Spring organizational document or the fact that some lesser percentage may be specified by law, the bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of Sandy Spring except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of Sandy Spring entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting) or by a majority vote of the board.

Sandy Spring’s articles of incorporation authorize Sandy Spring to repeal, alter, amend or rescind any provision contained in the articles of incorporation in the manner prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of at 80% of the outstanding shares of capital stock entitled to vote (considered for this purpose as one class) cast at a stockholder meeting called for that purpose shall be required to amend certain sections of Sandy Spring’s articles of incorporation, including provisions relating to (i) authorization of issuance of stock; (ii) directors; (iii) approval of certain transactions; (iv) approval of business combinations with controlling parties; (v) evaluation of business combinations; and (vi) amendment of articles of incorporation.

WashingtonFirst bylaws provide that the bylaws may be amended or repealed by the board except to the extent that: (i) this power is reserved exclusively to the stockholders by law or the articles of incorporation; or (ii) the stockholders in adopting or amending particular bylaws provide expressly that the board may not amend or repeal the same. These bylaws may be amended or repealed by the stockholders even though the same also may be amended or repealed by the board.

The WashingtonFirst articles of incorporation provide that an amendment of the WashingtonFirst articles of incorporation may be approved by the affirmative vote of a majority of the shares entitled to vote on the transaction by each voting group entitled to vote on the transaction, if the board has approved and recommended the amendment by at least a two-thirds vote of the directors currently in office. If the amendment is not approved and recommended by at least two-thirds of the directors currently in office, then the amendment must be approved by the vote of 80% or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transactions.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Sandy Spring common stock is listed on the Nasdaq Global Select Market under the symbol “SASR” and WashingtonFirst common stock is listed on the Nasdaq Capital Market under the symbol “WFBI.” The following table sets forth the high and low reported sale prices per share of Sandy Spring common stock and WashingtonFirst common stock, and the cash dividends declared per share, for the periods indicated:

	Sandy Spring Common Stock			WashingtonFirst Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Quarter	$25.84	$23.75	$0.22	$16.18	$14.29	$0.05
Second Quarter	28.27	25.21	0.22	16.67	15.24	0.05
Third Quarter	28.18	24.41	0.22	18.09	15.19	0.05
Fourth Quarter	29.43	25.37	0.24	21.60	17.14	0.06
2016
First Quarter	27.43	24.36	0.24	21.93	19.41	0.06
Second Quarter	29.47	26.03	0.24	22.14	18.82	0.06
Third Quarter	31.28	27.74	0.24	24.24	20.30	0.06
Fourth Quarter	40.64	29.51	0.26	29.91	22.42	0.07
2017
First Quarter	44.57	37.07	0.26	29.48	26.22	0.07
Second Quarter	45.64	37.68	0.26	36.16	26.68	0.07
Third Quarter (through August 31, 2017)	41.43	37.54	0.26	35.44	32.32	0.07

On May 15, 2017, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of Sandy Spring common stock as reported on the Nasdaq Global Select Market were $42.78 and $42.08, respectively. On August 31, 2017, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, the high and low sales prices of shares of Sandy Spring common stock as reported on the Nasdaq Global Select Market were $38.84 and $38.23, respectively.

On May 15, 2017, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of WashingtonFirst common stock as reported on the Nasdaq Capital Market were $28.92 and $27.76, respectively. On August 31, 2017, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, the high and low sales prices of shares of WashingtonFirst common stock as reported on the Nasdaq Capital Market were $34.18 and $33.58, respectively.

As of the Sandy Spring record date, there were approximately 2,124 registered holders of Sandy Spring common stock and, as of the WashingtonFirst record date, there were approximately 429 registered holders of WashingtonFirst common stock.

Each of the Sandy Spring stockholders and the WashingtonFirst stockholders are advised to obtain current market quotations for Sandy Spring common stock and WashingtonFirst common stock. The market price of Sandy Spring common stock and WashingtonFirst common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the Transactions. No assurance can be given concerning the market price of Sandy Spring common stock or WashingtonFirst common stock before or after the effective date of the first-step merger. Changes in the market price of Sandy Spring common stock prior to the completion of the Transactions will affect the market value of the stock portion of the merger consideration that WashingtonFirst stockholders will be entitled to receive upon completion of the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SANDY SPRING

The following table provides information as of August 31, 2017 with respect to the persons known by Sandy Spring to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of Sandy Spring common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	1,839,507	(2)	7.61%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	1,690,268	(3)	6.99%

(1)	Percentages with respect to each person have been calculated on the basis of 24,178,652 shares of Sandy Spring common stock, the number of shares of Sandy Spring common stock outstanding and entitled to vote as of August 31, 2017.
(2)	According to the Schedule 13G filed by Blackrock, Inc., with the SEC on January 27, 2017, BlackRock, Inc., has sole voting power with respect to 1,786,431 shares and sole dispositive power with respect to 1,839,507 shares.
(3)	According to the Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2017, Dimensional Fund Advisors had sole voting power with respect to 1,619,337 shares and sole dispositive power with respect to 1,690,268 shares. These securities are owned by various investment funds, trusts and accounts for which Dimensional Fund Advisors or one of its subsidiaries serves as an adviser or sub-advisor. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors or its subsidiaries may possess voting and/or investment power over the securities. For the purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors disclaims beneficial ownership of such securities.

The following table provides information as of August 31, 2017, about the shares of Sandy Spring common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of Sandy Spring as of such date and (ii) all Sandy Spring directors and executive officers as a group. This information has been provided by each of the directors and executive officers at Sandy Spring’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to Sandy Spring’s knowledge, the beneficial owner has sole voting and dispositive power over the shares. No individual holds more than 1% of the total outstanding shares of Sandy Spring common stock. All directors and executive officers as a group own 2.61% of outstanding common stock.

Name	Shares Owned(1)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options(2)	Total
Mona Abutaleb	45	910	—	955
Ralph F. Boyd, Jr.	2,426	1,883	—	4,309
Mark E. Friis	36,405	1,883	—	38,288
Susan D. Goff	25,338	1,883	—	27,221
Robert E. Henel, Jr.	7,945	1,883	—	9,828
Pamela A. Little	18,344	1,883	—	20,227
James J. Maiwurm	1,261	910	—	2,171
Gary G. Nakamoto	4,614	1,883	—	6,497
Robert L. Orndorff	163,770	1,883	—	165,653
Craig A. Ruppert	75,005	1,883	—	76,888
Dennis A. Starliper	8,210	1,883	—	10,093
Daniel J. Schrider(3)	53,442	33,013	—	83,745
Philip J. Mantua(4)	35,421	14,364	—	48,573
Joseph J. O’Brien(5)	28,497	15,911	—	43,122
R. Louis Caceres	17,535	14,922	—	31,245
Ronald E. Kuykendall(6)	22,820	10,920	—	32,856
All directors and all executive officers as a group (18 persons)	511,054	125,593	3,213	630,880

(1)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(2)	Includes stock options exercisable as of August 31, 2017 and within 60 days thereafter.
(3)	Mr. Schrider’s shares include 9,181 shares held through employee benefit plans.
(4)	Mr. Mantua’s shares include 14,900 shares held through employee benefit plans.
(5)	Mr. O’Brien’s shares include 4,695 shares held through employee benefit plans.
(6)	Mr. Kuykendall’s shares include 5,539 shares held through employee benefit plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF WASHINGTONFIRST

The following table provides information as of August 31, 2017 with respect to the persons known by WashingtonFirst to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of WashingtonFirst common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding(1)
Endicott Opportunity Partners III, L.P. 570 Lexington Avenue, 37th Floor New York, New York 10022	1,199,032	(2)	9.59%

T. Rowe Price Group Inc. 100 E. Pratt Street Baltimore, Maryland 21202	889,850	(3)	7.12%

(1)	Percentages with respect to each person have been calculated on the basis of 12,509,766 shares of WashingtonFirst common stock, the number of shares of WashingtonFirst common stock outstanding and entitled to vote as of August 31, 2017.
(2)	Based on a Schedule 13D filed with the SEC on May 25, 2017. Excludes 132,747 shares of WashingtonFirst non-voting common stock.
(3)	Based on a Schedule 13G filed with the SEC on February 7, 2017.

The following table provides information as of August 31, 2017, about the shares of WashingtonFirst common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of WashingtonFirst as of such date and (ii) all WashingtonFirst directors and executive officers as a group. This information has been provided by each of the directors and executive officers at WashingtonFirst’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to WashingtonFirst’s knowledge, the beneficial owner has sole voting and dispositive power over the shares.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Shaza L. Andersen(2)	274,653	2.17%
Charles E. Andrews(3)	6,695	*
Joseph S. Bracewell(4)	398,375	3.19%
George W. Connors, IV(5)	127,372	1.02%
Josephine S. Cooper(6)	35,596	*
Stephen M. Cumbie	48,434	*
Hon. John H. Dalton(7)	87,361	*
Richard D. Horn(8)	84,478	*
Matthew R. Johnson(9)	96,382	*
Juan A. Mencia(10)	117,558	*
Obiora Menkiti	—	*
Caren D. Merrick(11)	5,888	*
Larry D. Meyers(12)	51,146	*
Mark C. Michael(13)	118,681	*
Madhu K. Mohan, MD(14)	305,184	2.44%
Ken Morrisette(15)	116,168	*
James P. Muldoon(16)	163,923	1.31%
William C. Oldaker(17)	182,070	1.46%
Jon M. Peterson	19,884	*
Randall S. Peyton, MD(18)	31,268	*
Michael J. Rebibo(19)	192,373	1.54%
Hon. Joe R. Reeder	68,163	*
William G. Reilly(20)	77,392	*
Gail R. Steckler(21)	51,873	*
Gen. (Ret.) Johnnie E. Wilson(22)	36,390	*
All directors and all executive officers as a group (25 persons)	2,697,307	21.13%

*	Represents beneficial ownership of less than one percent.
(1)	Percentages with respect to each person have been calculated on the basis of 12,509,766 shares of WashingtonFirst common stock, the number of shares of WashingtonFirst common stock outstanding and entitled to vote as of August 31, 2017.
(2)	Includes 5,000 shares owned jointly with Marc Andersen, Ms. Andersen’s husband, 120 shares owned by Kaitlin Andersen, Ms. Andersen’s daughter, 120 shares owned by Daniel Andersen, Ms. Andersen’s son, and 163,521 shares issuable upon exercise of options that are exercisable within 60 days.
(3)	Includes 1,575 shares owned jointly with Jean Andrews, Mr. Andrews’ wife.
(4)	Includes 31,426 shares owned by the Donley Family Trust for which Mr. Bracewell’s wife, Peggy Bracewell, serves as Trustee, 4,058 shares owned by the JSB Irrevocable Trust for which Mr. Bracewell’s wife, Peggy Bracewell, serves as Trustee, and 25,000 shares owned by the Peggy D. Bracewell Revocable Trust for which Mr. Bracewell’s wife, Peggy Bracewell, serves as Trustee.
(5)	Includes 54,611 shares issuable upon exercise of options that are exercisable within 60 days.
(6)	Includes 32,472 shares owned by the Josephine S. Cooper Living Trust, for which Ms. Cooper serves as Trustee, and 2,430 shares issuable upon exercise of options that are exercisable within 60 days.
(7)	Includes 60,022 shares owned by the John H. Dalton Family Trust dtd 12/20/2012 for which Mr. Dalton serves as Trustee.

(8)	Includes 43,096 shares owned jointly with Robin Horn, Mr. Horn’s wife, 1,050 shares owned by Griffin Horn, Mr. Horn’s son, 1,050 shares owned by Tess Horn, Mr. Horn’s daughter, and 2,520 shares issuable upon exercise of options that are exercisable within 60 days.
(9)	Includes 68,530 shares owned jointly with Themis Johnson, Mr. Johnson’s wife, and 26,828 shares issuable upon exercise of options that are exercisable within 60 days.
(10)	Includes 37,469 shares owned jointly with Lauren E. Mencia, Mr. Mencia’s wife, 21,000 shares owned by Yankee Investments, LLC and 2,430 shares issuable upon exercise of options that are exercisable within 60 days.
(11)	Includes 5,580 shares owned jointly with Phillip Merrick, Ms. Merrick’s husband.
(12)	Includes 9,095 shares owned jointly with Kris Meyers, Mr. Meyers’ wife, 39,621 shares owned by the Meyers and Associates Profit Sharing Plan, and 2,430 shares issuable upon exercise of options that are exercisable within 60 days.
(13)	Includes 2,084 shares owned by Occasions Caterers Inc., for which Mr. Michael serves as President.
(14)	Includes 29,993 shares held by Mangal Katikineni, IRA, Dr. Mohan’s wife, 5,660 shares owned by Nisha Katikineni Trust, 11,019 shares owned by Sheela Katikineni Trust, and 213,244 shares owned by the MMK Family Trust for which Dr. Mohan serves as Trustee.
(15)	Includes 102,102 shares owned by Interstate Group Holdings, Inc., for which Mr. Morrissette serves as a director and Vice President.
(16)	Includes 10,029 shares owned by METCOR Ltd., an information technology consulting and training company owned by Mr. Muldoon, 75,159 shares owned by METCOR Profit Sharing Plan, 3,158 shares owned by Linda Kessler, Mr. Muldoon’s wife, and 2,430 shares issuable upon exercise of options that are exercisable within 60 days.
(17)	Includes 28,163 shares owned by Judith Thedford IRA, Mr. Oldaker’s wife.
(18)	Includes 9,787 shares jointly owned with Pamela Peyton, Dr. Peyton’s wife, 54 shares owned by Carilynn Peyton, Dr. Peyton’s daughter and 54 shares owned by Frances Peyton, Dr. Peyton’s daughter.
(19)	Includes 128,940 shares jointly owned with Cynthia Rebibo, Mr. Rebibo’s wife and 14,888 shares owned by Cynthia Rebibo, Mr. Rebibo’s wife.
(20)	Includes 63,019 shares owned jointly with Jacqueline Reilly, Mr. Reilly’s wife, and 2,430 shares issuable upon exercise of options that are exercisable within 60 days.
(21)	Includes 6,812 shares owned by Steve A. Steckler, Ms. Steckler’s husband, 5,452 shares owned by Hannah Steckler, Ms. Steckler’s daughter, 2,681 shares owned by Jackson Valeriy Steckler Trust for which Ms. Steckler is Trustee, and 2,681 shares owned by the Anna Burka Steckler Trust for which Ms. Steckler is Trustee.
(22)	Includes 27,213 shares owned jointly with Helen Wilson, General Wilson’s wife.

LEGAL MATTERS

The validity of the Sandy Spring common stock to be issued in connection with the first-step merger will be passed upon for Sandy Spring by Kilpatrick Townsend & Stockton LLP (Washington, D.C.). Certain U.S. federal income tax consequences relating to the integrated mergers will be passed upon for Sandy Spring by Kilpatrick Townsend & Stockton LLP (Washington, D.C.) and for WashingtonFirst by Troutman Sanders LLP (Richmond, Virginia).

EXPERTS

Sandy Spring

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Sandy Spring, included in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting of Sandy Spring as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Sandy Spring’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WashingtonFirst

The consolidated financial statements of WashingtonFirst as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of BDO USA, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Sandy Spring

Sandy Spring held its 2017 annual meeting of stockholders on May 3, 2017 and began mailing its proxy statement for such meeting on or about March 22, 2017.

From time to time, individual stockholders of Sandy Spring may wish to submit proposals that they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in Sandy Spring’s annual proxy materials. Stockholder proposals intended to be presented at the 2018 annual meeting of stockholders may be eligible for inclusion in the proxy materials for that annual meeting if received at Sandy Spring’s executive offices not later than November 22, 2017 unless the date of the 2018 annual meeting is more than 30 days from May 3, 2018, in which case the deadline is a reasonable time before Sandy Spring begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, Sandy Spring’s bylaws require that to be properly brought before an annual meeting, stockholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder must set forth certain information specified in the bylaws concerning the stockholder and the business proposed to be brought before the meeting.

Stockholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at Sandy Spring’s executive offices not later than December 22, 2017. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Sandy Spring for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a stockholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

WashingtonFirst

WashingtonFirst held its 2017 annual meeting of stockholders on April 26, 2017 and began mailing its proxy statement for such meeting on or about March 14, 2017. WashingtonFirst will not hold a 2018 annual meeting of stockholders if the first-step merger is completed. However, if the first-step merger is not completed for any reason, WashingtonFirst will hold an annual meeting of its stockholders in 2018.

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at WashingtonFirst’s 2018 annual meeting of stockholders and included in the WashingtonFirst proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the President and Chief Executive Officer of WashingtonFirst at WashingtonFirst’s principal executive offices no later than November 14, 2017. Stockholder proposals should be submitted to WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, Attention: Corporate Secretary.

In addition, WashingtonFirst’s bylaws provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a stockholder, notice must be received by the Secretary of WashingtonFirst at WashingtonFirst’s offices not less than 120 days prior to the first anniversary date of the initial notice given to stockholders of record on the record date for WashingtonFirst’s previous annual meeting. Such notice to WashingtonFirst must also provide certain information set forth in the bylaws. A copy of the WashingtonFirst bylaws may be obtained upon written request to the Secretary of the WashingtonFirst.

WHERE YOU CAN FIND MORE INFORMATION

Sandy Spring is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of Sandy Spring common stock to be issued in connection with the first-step merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Sandy Spring in addition to being a proxy statement for Sandy Spring stockholders and WashingtonFirst stockholders. The registration statement, including this joint proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Sandy Spring, including information about Sandy Spring’s common stock.

Sandy Spring and WashingtonFirst also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Sandy Spring and WashingtonFirst, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by Sandy Spring with the SEC are also available at Sandy Spring’s website at www.sandyspringbank.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The reports, proxy statements and other information filed by WashingtonFirst with the SEC are available at WashingtonFirst’s website at www.wfbi.com under the tab “Investor Relations,” and then under the heading “Documents and Filings.” The web addresses of the SEC, Sandy Spring and WashingtonFirst are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

The SEC allows Sandy Spring and WashingtonFirst to incorporate by reference information in this joint proxy statement/prospectus. This means that Sandy Spring and WashingtonFirst can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Sandy Spring and WashingtonFirst previously filed with the SEC.

Sandy Spring SEC Filings	Period or Date Filed
(SEC File No. 000-19065)

Annual Report on Form 10-K	Year ended December 31, 2016

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2017 and June 30, 2017

Current Reports on Form 8-K	Filed on May 4, 2017, May 16, 2017, May 17, 2017 and July 31, 2017 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed March 22, 2017

The description of Sandy Spring common stock set forth in its registration statement on Form 8-A, as amended, filed on November 9, 1999, including any amendment or report filed with the SEC for the purpose of updating that description

WashingtonFirst SEC Filings	Period or Date Filed
(SEC File No. 001-35768)

Annual Report on Form 10-K	Year ended December 31, 2016

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2017 and June 30, 2017

Current Reports on Form 8-K	Filed on February 28, 2017, May 1, 2017, May 9, 2017, May 16, 2017, May 18, 2017 and July 21, 2017 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed March 14, 2017

The description of WashingtonFirst common stock set forth in its registration statement on Form 8-A, as amended, filed on December 20, 2012, including any amendment or report filed with the SEC for the purpose of updating that description

In addition, Sandy Spring and WashingtonFirst also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Sandy Spring, the Sandy Spring special meeting, and, in the case of WashingtonFirst, the date of the WashingtonFirst special meeting, provided that Sandy Spring and WashingtonFirst are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Sandy Spring has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Sandy Spring, and WashingtonFirst has supplied all information contained or incorporated by reference relating to WashingtonFirst.

Documents incorporated by reference are available from Sandy Spring and WashingtonFirst without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Sandy Spring Bancorp, Inc. 17801 Georgia Avenue Olney, Maryland 20832 Attn: Investor Relations Telephone: (800) 399-5919	WashingtonFirst Bankshares, Inc. 11921 Freedom Drive, Suite 250 Reston, Virginia 20190 Attn: Investor Relations Telephone: (703) 840-2410

Sandy Spring stockholders and WashingtonFirst stockholders requesting documents must do so by October 11, 2017 to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Sandy Spring or WashingtonFirst, then Sandy Spring and WashingtonFirst, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Sandy Spring nor WashingtonFirst has authorized anyone to give any information or make any representation about the Transactions or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 15, 2017

BY AND AMONG

SANDY SPRING BANCORP, INC.,

TOUCHDOWN ACQUISITION, INC.

AND

WASHINGTONFIRST BANKSHARES, INC.

Page Nos.
Introductory Statement		A-1
ARTICLE I — MERGERS		A-1
1.1	The Mergers	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Effects of the First-Step Merger	A-2
1.5	Conversion of Company Common Stock	A-2
1.6	Effect on Outstanding Shares of Parent Common Stock	A-3
1.7	Effect on Outstanding Shares of Common Stock of Merger Sub	A-3
1.8	Articles of Incorporation of the Surviving Corporation	A-3
1.9	Bylaws of Surviving Corporation	A-3
1.10	Treatment of Company Equity Awards	A-3
1.11	Bank Merger	A-4
1.12	Alternative Structure	A-4

ARTICLE II — EXCHANGE PROCEDURES		A-4
2.1	Exchange Agent	A-4
2.2	Exchange Procedures	A-5
2.3	Appraisal Rights	A-6

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7
3.1	Organization and Qualification	A-7
3.2	Subsidiaries	A-8
3.3	Capital Structure	A-9
3.4	Authority	A-10
3.5	No Violations	A-10
3.6	Consents and Approvals	A-10
3.7	Governmental Filings	A-11
3.8	Securities Filings	A-11
3.9	Financial Statements	A-11
3.10	Undisclosed Liabilities	A-12
3.11	Absence of Certain Changes or Events	A-12
3.12	Legal Proceedings	A-12
3.13	Absence of Regulatory Actions	A-12
3.14	Compliance with Laws	A-13
3.15	Taxes	A-14
3.16	Agreements	A-15
3.17	Intellectual Property	A-17
3.18	Labor Matters	A-17
3.19	Employee Benefit Plans	A-18
3.20	Real Property	A-19
3.21	Fairness Opinion	A-20
3.22	Fees	A-20
3.23	Environmental Matters	A-20
3.24	Loan Matters	A-20
3.25	Anti-takeover Provisions Inapplicable	A-22
3.26	Related Party Transactions	A-22
3.27	Insurance	A-22
3.28	Investment Securities; Derivatives	A-22
3.29	Corporate Documents and Records	A-23

i

3.30	Company Information	A-23
3.31	Internal Controls	A-23
3.32	Data Privacy	A-24
3.33	Tax Treatment of the Integrated Mergers	A-24

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-24
4.1	Organization and Qualification	A-25
4.2	Subsidiaries	A-25
4.3	Capital Structure	A-26
4.4	Authority	A-26
4.5	No Violations	A-27
4.6	Consents and Approvals	A-27
4.7	Governmental Filings	A-28
4.8	Securities Filings	A-28
4.9	Financial Statements	A-28
4.10	Undisclosed Liabilities	A-28
4.11	Absence of Certain Changes or Events	A-28
4.12	Legal Proceedings	A-29
4.13	Absence of Regulatory Actions	A-29
4.14	Compliance with Laws	A-29
4.15	Taxes	A-30
4.16	Employee Benefit Plans	A-31
4.17	Fairness Opinion	A-32
4.18	Fees	A-33
4.19	Loan Matters	A-33
4.20	Anti-takeover Provisions Inapplicable	A-33
4.21	Insurance	A-33
4.22	Corporate Documents and Records	A-33
4.23	Parent Information	A-33
4.24	Internal Controls	A-34
4.25	Data Privacy	A-34
4.26	Tax Treatment of the Integrated Mergers	A-35

ARTICLE V — COVENANTS RELATING TO CONDUCT OF BUSINESS		A-35
5.1	Conduct of Business Prior to the Effective Time	A-35
5.2	Forbearances by the Company	A-35
5.3	Forbearances by Parent	A-38

ARTICLE VI — COVENANTS		A-39
6.1	Acquisition Proposals	A-39
6.2	Advice of Changes	A-40
6.3	Access to Information	A-40
6.4	Applications; Consents	A-41
6.5	Antitakeover Provisions	A-41
6.6	Additional Agreements	A-42
6.7	Publicity	A-42
6.8	Stockholder Meetings	A-42
6.9	Registration of Parent Common Stock	A-43
6.10	Notification of Certain Matters	A-44
6.11	Employee Benefit Matters	A-44
6.12	Indemnification	A-46
6.13	Litigation and Claims	A-47
6.14	Dividends	A-47

6.15	Corporate Governance	A-47
6.16	Exemption from Liability Under Section 16(b)	A-47
6.17	Trust Preferred Securities and Subordinated Debt	A-48

ARTICLE VII — CONDITIONS TO CONSUMMATION		A-48
7.1	Conditions to Each Party’s Obligations	A-48
7.2	Conditions to the Obligations of Parent and Merger Sub	A-49
7.3	Conditions to the Obligations of the Company	A-50

ARTICLE VIII — TERMINATION		A-50
8.1	Termination	A-50
8.2	Termination Fee	A-52
8.3	Effect of Termination	A-52

ARTICLE IX — CERTAIN OTHER MATTERS		A-52
9.1	Interpretation	A-52
9.2	Survival	A-53
9.3	Waiver; Amendment	A-53
9.4	Counterparts	A-53
9.5	Governing Law; Jurisdiction	A-53
9.6	Waiver of Jury Trial	A-53
9.7	Expenses	A-54
9.8	Notices	A-54
9.9	Entire Agreement	A-55
9.10	Successors and Assigns; Assignment	A-55
9.11	Third Party Beneficiaries	A-55
9.12	Specific Performance	A-55
9.13	Severability	A-55
9.14	Delivery by Facsimile or Electronic Transmission	A-55

EXHIBITS

Exhibit A	Plan of Merger
Exhibit B	Amended and Restated Articles of Incorporation of the Company
Exhibit C	Plan of Bank Merger
Exhibit D	Form of Article III, Section 3 of Parent’s Bylaws

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.1(b)(i)
Additional Cash Payment	8.l(h)
affiliate	9.1
Agreement	Introduction
Articles of Merger	1.3
Bank Merger	1.11
BHC Act	3.1
business day	9.1
Chosen Courts	9.5(b)
Closing	1.2
Closing Date	1.2
Company	Introduction
Company Common Stock	1.5(a)
Company Contract	3.16(a)
Company Data	3.32
Company Directors	6.15
Company Disclosure Schedule	Article III
Company Employee Plans	3.19(a)
Company Equity Awards	1.10(b)
Company ERISA Affiliate	3.19(a)
Company Insiders	6.16
Company Leased Properties	3.20
Company Meeting	6.8(a)
Company Non-Voting Common Stock	1.5(a)
Company Owned Properties	3.20
Company Qualified Plan	3.19(f)
Company Real Property	3.20
Company Regulatory Agreement	3.13
Company Restricted Stock Award	1.10(b)
Company SEC Reports	3.8
Company Stock Option	1.10(a)
Company Stock Plans	1.10(d)
Company Voting Common Stock	1.5(a)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.11(a)
CRA	3.14(a)
Dissenting Shares	2.3(b)
Effective Time	1.3
Enforceability Exceptions	3.4
Environmental Laws	3.23
ERISA	3.19(a)
Equity Award Cash-out Price	1.10(a)
Exchange Act	3.6
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Excluded Shares	1.5(a)
FDIC	3.2(d)
Federal Reserve	3.1

First-Step Merger	Introductory Statement
Form S-4	3.6
GAAP	3.9
Governmental Entity	3.6
Indemnified Party	6.12(a)
Integrated Mergers	Introductory Statement
Intellectual Property	3.17
IRC	Introductory Statement
IRS	3.15(c)
Joint Proxy Statement	3.6
knowledge	9.1
Law	3.5
Letter of Transmittal	2.2(a)
Lien	3.2(a)
Loans	3.24(a)
Maryland Office	3.6
Material Adverse Effect	3.1
Merger	Introductory Statement
Merger Consideration	1.5(a)
Merger Sub	Introduction
MGCL	1.1(b)
Nasdaq	1.5(a)
New Certificates	2.1
Old Certificates	2.1
Parent	Introduction
Parent Average Price	1.5(a)
Parent Common Stock	1.5(a)
Parent Data	4.25
Parent Disclosure Schedule	Article IV
Parent Employee Plans	4.16(a)
Parent ERISA Affiliate	4.16(a)
Parent Meeting	6.8(a)
Parent Qualified Plan	4.16(f)
Parent Regulatory Agreement	4.13
Parent Restricted Stock Awards	4.3(b)(i)
Parent SEC Reports	4.8
Parent Stock Options	4.3(b)(ii)
Parent Stock Plans	4.3(c)
Permitted Encumbrances	3.20
person	9.1
Premium Cap	6.12(c)
Regulatory Agencies	3.7
Representatives	6.1(a)
Requisite Company Vote	3.4
Requisite Parent Vote	4.4(a)
Sarbanes-Oxley Act	3.31(b)
SEC	3.6
Second-Step Merger	Introductory Statement
Securities Act	3.8
Subsidiary	3.2(a)
Superior Proposal	6.1(b)(ii)

v

Surviving Corporation	1.1(b)
Takeover Statutes	3.25
Tax(es)	3.15(l)
Tax Return	3.15(m)
Termination Fee	8.2(a)
Virginia Bureau	3.6
VSCA	1.1(a)

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of May 15, 2017 (“Agreement”), by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), Touchdown Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”).

Introductory Statement

The Board of Directors of each of Parent and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation.

The parties hereto intend that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and that this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the IRC and within the meaning of Treasury regulation section 1.368-2(g).

Parent and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into an agreement pursuant to which each such stockholder has agreed, among other things, to vote his, her or its shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement pursuant to which each such stockholder has agreed, among other things, to vote his or her shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the First-Step Merger.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger substantially in the form attached as Exhibit A, in accordance with the Virginia Stock Corporation Act

(the “VSCA”), Merger Sub will merge with and into the Company at the Effective Time. The Company shall be the surviving corporation in the First-Step Merger and shall continue its existence under the laws of the Commonwealth of Virginia. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate.

(b) Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the VSCA, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place in the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street NW, Washington, DC, or at such other location as is agreed to by the parties hereto, at a time as agreed to by the parties hereto on the date designated by Parent within seven (7) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date as the parties may otherwise agree (the “Closing Date”).

1.3 Effective Time. In connection with the Closing, Merger Sub and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Virginia State Corporation Commission for filing in accordance with Section 13.1-720 of the VSCA. The First-Step Merger shall become effective at such date and time as Parent and the Company agree and specify in the Articles of Merger (the date and time the First-Step Merger becomes effective being the “Effective Time”).

1.4 Effects of the First-Step Merger. The First-Step Merger will have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub and be subject to all of the debts, liabilities and obligations of Merger Sub.

1.5 Conversion of Company Common Stock.

(a) At the Effective Time, by virtue of the First-Step Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $0.01 per share, of the Company (“Company Voting Common Stock”) and each share of the Non-Voting Common Stock, Series A of the Company (“Company Non-Voting Common Stock,” and, together with the Company Voting Common Stock, the “Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into a number of shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) as follows:

(i) if the Parent Average Price is greater than $53.23, the Exchange Ratio shall equal .8210;

(ii) if the Parent Average Price is greater than $50.15 and equal to or less than $53.23, the Exchange Ratio shall equal the quotient of $43.70 divided by the Parent Average Price;

(iii) if the Parent Average Price is equal to or greater than $37.07 and equal to or less than $50.15, the Exchange Ratio shall equal .8713;

(iv) if the Parent Average Price is equal to or greater than $34.00 and less than $37.07, the Exchange Ratio shall be equal to the quotient of $32.30 divided by the Parent Average Price; and

(v) if the Parent Average Price is less than $34.00, the Exchange Ratio shall equal .9500.

“Parent Average Price” shall mean the volume-weighted average price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the twenty (20) consecutive trading days ending on (and including) the fifth business day immediately preceding the Closing Date, as reported by Bloomberg Financial Markets, or any successor thereto, through its “volume weighted average price” function (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company). The Parent Common Stock to be issued in the First-Step Merger is sometimes referred to herein as the “Merger Consideration.”

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the First-Step Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Parent Average Price.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

1.6 Effect on Outstanding Shares of Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the First-Step Merger.

1.7 Effect on Outstanding Shares of Common Stock of Merger Sub. At and after the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

1.8 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company, as the surviving corporation in the First-Step Merger, shall be the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit B, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

1.9 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of the Company, as the surviving corporation in the First-Step Merger, shall be the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

1.10 Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan or assumed by the Company prior to the date of this Agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the Closing Date, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price over (B) the exercise price per share of Company Common Stock of such Company Stock Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

(b) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5. Parent shall pay or issue the consideration described in this Section 1.10(b) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the IRC or any provisions of state, local, or foreign Tax law.

(c) At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.10., including delivering written notice to each holder of a Company Equity Award of the treatment of such award pursuant to this Section 1.10 and taking reasonable steps to obtain each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 1.10, in each case not less than 30 days prior to the Closing and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

(d) For purposes of this Agreement, “Company Stock Plans” means the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan and the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan.

1.11 Bank Merger. Concurrently with or as soon as reasonably practicable after the execution and delivery of this Agreement, Sandy Spring Bank, a wholly owned subsidiary of Parent, and WashingtonFirst Bank, a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which WashingtonFirst Bank will merge with and into Sandy Spring Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

1.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Integrated Mergers as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE II

EXCHANGE PROCEDURES

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.5(b) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

2.2 Exchange Procedures.

(a) As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (1) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 1.5(b) and (2) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(c), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 2.2. Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

(e) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.5, any dividends or other distributions to be paid pursuant to this Section 2.2 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.2 shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Appraisal Rights.

(a) In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Voting Common Stock.

(b) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Company Non-Voting Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the First-Step Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Company Non-Voting Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Company Non-Voting Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement. The Company will provide Parent (i) prompt notice of any written demands received by the Company for appraisal of shares of Company Non-Voting Common Stock, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to Section 13.1-729 et seq. of the VSCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in Company SEC Reports filed after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article III, or to one or more of the Company’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedule or another Section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has not elected to be treated as a financial holding company under the BHC Act. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of the Company or Parent, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Parent or the Company taken with the prior written consent, or at the request, of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (vi) any failure, in and of itself, by Parent or the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations. The Company engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

3.2 Subsidiaries.

(a) Section 3.2 of the Company Disclosure Schedule sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (i) consolidated with such party for financial reporting purposes or (ii) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent (50%) by such party (for the avoidance of doubt, with respect to the Company, the statutory business trusts related to the trust preferred securities issued or assumed by the Company are Subsidiaries of the Company). The Company owns of record and beneficially all the capital stock or other equity interests of each of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, claim, lien or encumbrance (“Lien”). There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Virginia-chartered banks.

(b) Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(d) WashingtonFirst Bank is a Virginia-chartered bank. No Subsidiary of the Company other than WashingtonFirst Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. WashingtonFirst Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Voting Common Stock, (ii) 10,000,000 shares of non-voting common stock, par value $0.01 per share, of which 2,000,000 shares have been designated Non-Voting Common Stock, Series A, and (iii) 10,000,000 shares of preferred stock, par value $5.00 per share, of which no shares of preferred stock are issued or outstanding.

(b) As of May 10, 2017, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than:

(i) 12,238,573 shares of Company Voting Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 16,663 shares of Company Voting Common Stock granted in respect of outstanding Company Restricted Stock Awards;

(ii) 816,835 shares of Company Non-Voting Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; and

(ii) 570,303 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.

(c) Since May 10, 2017, the Company has not (i) issued, repurchased, redeemed or acquired any Company Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Company Common Stock, or any options, warrants, or other rights of any kind to acquire Company Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that were outstanding on May 10, 2017 in accordance with their terms (without amendment or waiver since May 10, 2017) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in the Company SEC Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, the Company is not deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued or assumed by it or any of its affiliates.

(e) There are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company or its Subsidiaries under the Securities Act other than the Registration Rights Agreement dated as of December 30, 2014 by and among the Company and certain stockholders thereof, which shall be terminated and be of no further force or effect as of the Effective Time pursuant to an amendment in full force and effect as of the date hereof that will terminate such Registration Rights Agreement as of the Effective Time, which amendment has been made available to Parent. As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(f) Other than the Company Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. Section 3.3(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of May 10, 2017, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.

(g) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. The Company does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors. The Board of Directors of the Company has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

3.5 No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.6 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (each, a “Law”) to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, defaults, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

3.6 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Office”) and the Virginia Bureau of Financial Institutions (“Virginia Bureau”) in connection with the Bank Merger and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vi) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the First-Step Merger, no consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) or any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the First-Step Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

3.7 Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Federal Reserve, the FDIC, or any state regulatory authority (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

3.8 Securities Filings. The Company has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since January 1, 2014 (collectively, “Company SEC Reports”). An accurate and complete copy of each of the Company SEC Reports is publicly available. No such Company Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.9 Financial Statements. The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.10 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of March 31, 2017 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, except for (i) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

3.11 Absence of Certain Changes or Events.

(a) Since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(b) Since December 31, 2016, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a)(i), (b)(ii), (c), (d), (i)(iii), (j), (k), (m), (n), or (o) of Section 5.2 if taken after the date hereof.

3.12 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the First-Step Merger, would apply to Parent or any of its Subsidiaries). Since January 1, 2014, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.13 Absence of Regulatory Actions. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to the Company Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of the Company, threatened against any officer or director of the Company or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of the Company or any of its Subsidiaries.

3.14 Compliance with Laws.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have since January 1, 2014 complied in all material respects with and are not in material default or violation under any Law applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b) WashingtonFirst Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause WashingtonFirst Bank or any other Subsidiary of the Company to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”.

(c) The Board of Directors of WashingtonFirst Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and WashingtonFirst Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and WashingtonFirst Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(d) Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.15 Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable).

(c) The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Integrated Mergers is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(k) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(l) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(m) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.16 Agreements.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) (A) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (B) with respect to the employment of any directors, officers, employees or consultants; or (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ii) that (A) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (C) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(iii) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(iv) that relates to incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100,000, other than deposit liabilities, trade payables, Federal Home Loan Bank borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;

(vi) that limits the payment of dividends by the Company or any of its Subsidiaries;

(vii) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, operating agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice) ;

(x) that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company’s Articles of Incorporation and Bylaws providing for indemnification;

(xi) to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xii) that would prevent, materially delay or materially impede the Company’s ability to consummate the First-Step Merger, the Second-Step Merger, the Bank Merger or the other transactions contemplated hereby;

(xiii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets;

(xiv) that is a lease of real or personal property providing for annual rentals of $50,000 or more;

(xv) that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its affiliates; or

(xvi) that is not listed above and that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,”

and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.17 Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.18 Labor Matters. The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

3.19 Employee Benefit Plans.

(a) Section 3.19(a) of the Company Disclosure Schedule lists all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate. There has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable Law or which do not materially increase the cost of such Company Employee Plan.

(b) The Company has previously delivered or made available to Parent true and complete copies of each Company Employee Plan along with, where applicable, copies of and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Company Employee Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Employee Plan, and (iv) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last two (2) years.

(c) Each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) There is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(e) The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(f) Section 3.19(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC. Each Company Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the IRC is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the Company has filed a “top hat” registration letter with the Department of Labor for each such plan.

(h) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(i) All contributions required to be made with respect to any Company Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, or result in any funding of or limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(k) No Company Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of the Company as defined in Item 402 of Regulation S-K promulgated under the Securities Act in connection with the transactions contemplated hereby.

3.20 Real Property. The Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases any Company Leased Property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. To the knowledge of the Company, none of the buildings, structures or other improvements located on any Company Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

3.21 Fairness Opinion. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio (as set forth in Section 1.5(a)(iii)) in the First-Step Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.22 Fees. Other than for financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., pursuant to a letter agreement, a true and complete copy of which has previously been provided to Parent, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.23 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local Law relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, actions, or investigations of any nature pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

3.24 Loan Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary is a creditor which as of

March 31, 2017, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Section 3.24(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2017, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2017 and (y) each asset of the Company or any of its Subsidiaries that, as of March 31, 2017, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Since January 1, 2014, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval;

and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(h) Since January 1, 2014, the Company and each of its Subsidiaries have not engaged in, and, to the knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Company Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(i) Since January 1, 2014, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.25 Anti-takeover Provisions Inapplicable. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the VSCA or federal law.

3.26 Related Party Transactions. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.27 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 Investment Securities; Derivatives.

(a) Except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Neither the Company nor any of its Subsidiaries owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(b) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the

Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.29 Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

3.30 Company Information. The information regarding the Company and its Subsidiaries to be supplied by Company to Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

3.31 Internal Controls.

(a) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.32 Data Privacy. The Company and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Company Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Company Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of the Company, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Company’s or its Subsidiaries’ information technology systems or (ii) Company Data or any other such information collected, maintained or stored by or on behalf of the Company and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

3.33 Tax Treatment of the Integrated Mergers. The Company has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) (i) as disclosed in Parent SEC Reports filed after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of Parent’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Parent Disclosure Schedule or another Section of this Agreement), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is registered with the Federal Reserve as a bank holding company under the BHC Act and has not elected to be treated as a financial holding company under the BHC Act. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

4.2 Subsidiaries.

(a) Each of Parent’s Subsidiaries (including, without limitation, Merger Sub) is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and since the date of its formation has not engaged in any activates or conducted its operations other than in connection with or as contemplated by this Agreement.

(b) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Parent are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c) Sandy Spring Bank is a Maryland-chartered trust company with commercial bank powers. No Subsidiary of Parent other than Sandy Spring Bank is an “insured depository institution” as defined in the Federal

Deposit Insurance Act, as amended, and the applicable regulations thereunder. Sandy Spring Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.

4.3 Capital Structure.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of capital stock.

(b) As of May 10, 2017, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than:

(i) 24,150,938 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 175,395 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent common stock (“Parent Restricted Stock Awards”); and

(ii) 98,216 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock (“Parent Stock Options”); and

(iii) 15,646 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding restricted stock performance awards.

(c) Since May 10, 2017, Parent has not (i) issued, repurchased, redeemed or acquired any Parent Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, or any options, warrants, or other rights of any kind to acquire Parent Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Awards that were outstanding on May 10, 2017 in accordance with their terms (without amendment or waiver since May 10, 2017) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Parent Stock Plans. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent as in effect as of the date of this Agreement.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.

(e) Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Parent (including any rights plan or agreement) or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement.

(f) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Parent Common Stock or other equity interests of Parent. Parent does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

4.4 Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s Board of Directors. The Board of Directors of Parent has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its stockholders and has directed that the issuance of shares of Parent Common Stock in connection with the First-Step Merger be submitted to Parent’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the issuance of shares of Parent Common Stock in connection with the First-Step Merger (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized (subject to the attainment of the Requisite Parent Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors and sole stockholder of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.5 No Violations. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.6 have been obtained and the applicable waiting periods have expired, violate any Law to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Parent or Merger Sub or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

4.6 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office and the Virginia Bureau in connection with the Bank Merger and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Exchange Act, (vi) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the First-Step Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Integrated Mergers and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Parent has no knowledge of any reason pertaining to Parent why any of the approvals referred to in this Section 4.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

4.7 Governmental Filings. Parent and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

4.8 Securities Filings. Parent has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since January 1, 2014 (collectively, “Parent SEC Reports”). An accurate and complete copy of each of the Parent SEC Reports is publicly available. No such Parent Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.9 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.10 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Parent as of March 31, 2017 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, except for (i) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

4.11 Absence of Certain Changes or Events. Since December 31, 2016, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Parent.

4.12 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such.

4.13 Absence of Regulatory Actions. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to Parent Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of Parent, threatened against any officer or director of Parent or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of Parent or any of its Subsidiaries.

4.14 Compliance with Laws.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have since January 1, 2014 complied in all material respects with and are not in material default or violation under any Law applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Sandy Spring Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have knowledge of any facts or circumstances that would cause Sandy Spring Bank or any other Subsidiary of Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”. To the knowledge of Parent, since January 1, 2014, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Parent or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Sandy Spring Bank (or where appropriate of any other Subsidiary of Parent) has adopted, and Sandy Spring Bank (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Sandy Spring Bank (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

4.15 Taxes.

(a) Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable).

(c) The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries)

under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither Parent nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Integrated Mergers is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(j) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(k) Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Parent and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(l) Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

4.16 Employee Benefit Plans.

(a) For purposes of this Agreement, “Parent Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.

(b) Each Parent Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan, and neither Parent nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c) There is no pending or, to the knowledge of Parent, threatened litigation, administrative action or proceeding relating to any Parent Employee Plan. All of Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Parent Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Parent or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(d) Neither the Parent nor any of its Subsidiaries, nor any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and Parent is not aware of any condition that exists that would, or would be reasonably likely to, result in Parent incurring any such liability.

(e) No Parent Employee Plan or employee plans maintained by any Parent ERISA Affiliate has experienced any “reportable events,” as such term is defined under ERISA Section 4043, for which a waiver has not been granted, has had any “accumulated funding deficiencies,” as such term is defined under ERISA Section 302(a)(2) (prior to amendment by P.L. 109-280) or IRC Sections 412(a) or 4971 (whether or not waived), nor for years after amendment by P.L. 109-280 any “funding shortfalls” as defined in IRC Section 430(c).

(f) Each Parent Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Parent Qualified Plan”) has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of Parent, there are no circumstances likely to result in revocation of any such letter. No Parent Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC.

(h) All contributions required to be made with respect to any Parent Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent. Each Parent Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries, or result in any funding of or limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust.

4.17 Fairness Opinion. The Board of Directors of Parent has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio in the First-Step Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.18 Fees. Other than for financial advisory services performed for Parent by The Kafafian Group, Inc. and Sandler O’Neill & Partners, L.P., pursuant to letter agreements, true and complete copies of which have previously been provided to the Company, neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

4.19 Loan Matters.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.20 Anti-takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the MGCL.

4.21 Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.22 Corporate Documents and Records. Parent has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Parent and each of Parent’s Subsidiaries, as in effect as of the date of this Agreement. Neither Parent nor any of Parent’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Parent and each of Parent’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

4.23 Parent Information. The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Parent for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

4.24 Internal Controls.

(a) Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.25 Data Privacy. Parent and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Parent Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Parent Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of Parent, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Parent’s or its Subsidiaries’ information technology systems or (ii) Parent Data or any other such information collected, maintained or stored by or on behalf of Parent and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

4.26 Tax Treatment of the Integrated Mergers. Parent has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Law or as consented to in writing by Parent or, in the case of clause (b), the Company, as applicable (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in the Company Disclosure Schedule, and except to the extent required by Law or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld:

(a) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

(ii) prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock or trust preferred securities, except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.07 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company, and (C) required dividends or distributions in respect of trust preferred securities;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Equity Awards in accordance with their terms; or

(v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than the Company or a Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;

(d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 5.1(f);

(f) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, (A) that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized Loans or (B) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries that constitutes a nonperforming Loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(g) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;

(h) except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or WashingtonFirst Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

(i) (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit based or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof;

(ii) pay or award, or commit to pay or award, any bonuses or incentive compensation not required by any existing plan or agreement;

(iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person);

(iv) grant or accelerate the vesting of any equity-based awards or other compensation;

(v) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement;

(vi) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(vii) hire any employee with annual compensation in excess of $100,000, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its Articles of Incorporation or bylaws, or similar governing documents;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

(m) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(n) make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date hereof, which are described in the Company Disclosure Schedule, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

(q) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the First-Step Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(s) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t) take any action that would prevent or impede the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 9.8 and shall note that it is a request pursuant to this Section 5.2.

5.3 Forbearances by Parent. Except as expressly contemplated or permitted by this Agreement or disclosed in Parent Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent of the Company:

(a) knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the First-Step Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

(c) take action that would prevent or impede the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(e) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent, Merger Sub or Representatives of Parent or Merger Sub), regarding an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding the foregoing, prior to the date of the Company Meeting, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that (1) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any nonpublic information permitted to be provided by the prior sentence, the Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with such third party on terms no more favorable to such person than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.

(b) As used in this Agreement,

(i) “Acquisition Proposal” shall mean any proposal or offer with respect to, or third party indication of interest in, any of the following (other than the transactions contemplated hereunder): (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (2) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the Company’s consolidated assets or twenty-five percent (25%) or more of any class of equity securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company in a single transaction or series of transactions; (3) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company; and

(ii) “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Integrated Mergers and the transactions contemplated by this Agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) The Company will promptly notify (and in any event within twenty-four (24) hours) Parent of receipt of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal and the substance thereof, including, in each case, the identity of the person making such Acquisition Proposal or inquiry and the material terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent of any developments, discussions or negotiations with respect to any such Acquisition Proposal or inquiry, including any amendments to or revisions of the terms of such Acquisition Proposal or inquiry.

(d) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which the Company or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

6.2 Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (and shall cause its Subsidiaries to) afford the other party such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation Tax Returns), contracts, properties, personnel and to such other information relating to itself and its Subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by any party in this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and documents obtained pursuant to this Section 6.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated January 15, 2017 between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) From and after the date hereof, Representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Parent and its Subsidiaries with the goal of conducting such conversion as soon as reasonably practicable following the consummation of the Bank Merger.

6.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as reasonably practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Integrated Mergers and the Bank Merger). The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 6.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, shall give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b) As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

6.5 Antitakeover Provisions. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

6.7 Publicity. Parent and the Company shall each use their reasonable best efforts (a) to develop a joint communications plan, and (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The Company agrees that neither it nor any Subsidiary shall issue any communication of a general nature regarding the transactions contemplated by this Agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent or issue any communication of a general nature to customers without the prior approval of Parent.

6.8 Stockholder Meetings.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement and the First-Step Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the stockholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company and (ii) the issuance of shares of Parent Common Stock in connection with the First-Step Merger, in the case of Parent.

(b) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend approval of the issuance of shares of Parent Common Stock in connection with the First-Step Merger, then in submitting such issuance of shares to its stockholders, the Board of Directors of Parent may (but shall not be required to) submit the share issuance to Parent’s stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Parent may communicate the basis for its lack of a recommendation to Parent’s stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law.

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.8(c) and will require a new notice period as referred to in this Section 6.8(c).

(d) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote.

6.9 Registration of Parent Common Stock.

(a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file the Joint Proxy Statement with the SEC and Parent shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Company will furnish to Parent the information required to be included in the Form S-4 with respect to the Company’s business and affairs and shall have the right to review and consult with Parent and approve the form of, and any characterizations of such information included in, the Form S-4 prior to its, or any amendment or supplement thereto, being filed with the SEC. Parent and the Company shall each use their reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the First-Step Merger and the transactions contemplated hereby. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First-Step Merger for offering or sale in any jurisdiction, any comments on or correspondence related to the Joint Proxy Statement or the Form S-4 from the SEC, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the

Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Company and Parent to their respective stockholders.

(b) Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the First-Step Merger and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Company Common Stock.

6.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

6.11 Employee Benefit Matters.

(a) Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries.

(b) Prior to the Effective Time, the Company shall adopt resolutions providing that the Company’s health and welfare plans as set forth on the Company Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Parent or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Parent or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Parent’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(c) For purposes of vesting and determination of eligibility to participate under Parent’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), each Continuing Employee who is eligible to participate in such plans, programs or policies shall receive credit for service with the Company; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) prohibited under Parent’s compensation and benefit plans, programs or policies. Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Parent’s compensation and benefit plans, programs or policies, except for Parent’s paid time off program.

(d) The Company shall take all necessary and appropriate actions to terminate the Company’s 401(k) plan effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Upon termination of the 401(k) plan all participants will be 100% vested in their account balances. If requested in writing by Parent, the Company will also take all necessary steps to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company’s 401(k) plan. The Company shall, or shall direct the fiduciaries of the Company’s 401(k) plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company’s 401(k) plan at least five (5) business days before such document is adopted, distributed or filed, and no such document shall be adopted, distributed or filed without Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall take any and all actions as may be required to permit the Continuing Employees to roll over their account balances (excluding loans) in the Company’s 401(k) plan into Parent’s 401(k) plan.

(e) Parent agrees that each full time Company employee who is involuntarily terminated by Parent (other than for cause as determined by Parent) within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Parent, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four (4) weeks of base pay for Company employees who have one (1) full year or less of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Any employee of the Company or any of its Subsidiaries who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the First-Step Merger or the Bank Merger shall not receive the severance benefits as provided in this Section 6.11(e) but will receive the payment specified in such agreement.

(f) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between the Company or any of its Subsidiaries and any of their employees, which are not terminated in connection with the consummation of the transactions contemplated by this Agreement, and all accrued and vested benefit obligations through the Effective Time which are between the Company or any of its Subsidiaries and any of their current or former directors, officers, employees or consultants.

6.12 Indemnification.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable Law, and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person has not met the relevant standard of conduct.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend annually pursuant to this Section 6.12(c) more than three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance (the “Premium Cap”) and, if Parent is unable to maintain such policy as a result of this proviso, Parent shall obtain as much comparable insurance as is available by payment of such amount; provided further, that Parent may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

6.13 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Plan of Bank Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.14 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.15 Corporate Governance. Effective as of the Effective Time, Parent shall (i) increase the size of its Board of Directors to fifteen (15) members, (ii) appoint Joseph S. Bracewell, Shaza L. Andersen and two (2) additional current members of the Board of Directors of the Company (the “Company Directors”), to be designated by Parent after consultation with the Company, to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies and (iii) appoint Joseph S. Bracewell and Shaza L. Andersen to the Executive Committee of Parent’s Board of Directors. Effective as of the Effective Time, Parent shall cause Sandy Spring Bank to (i) increase the size of its Board of Directors to fifteen (15) members, and (ii) appoint Joseph S. Bracewell, Shaza L. Andersen and two (2) additional current members of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. The Boards of Directors of Parent and Sandy Spring Bank shall take appropriate actions to permit such nominations and service under, and subject to the terms of, their respective Bylaws. The Board of Directors of Parent shall take appropriate actions to cause the Company Directors to be nominated to stand for election by Parent’s stockholders at Parent’s next annual meeting of stockholders, with Joseph S. Bracewell nominated as a Class I director with a term expiring at the 2021 annual meeting of stockholders and the other Company Directors nominated to such classes as the Nominating Committee shall determine so that the number of directors in each class is as nearly equal as possible. Thereafter, Parent will apply its normal governance and nomination procedures to the re-election of incumbent directors. At or prior to the Effective Time, Parent shall cause Article III, Section 3 of its bylaws to be amended, as of the Effective Time, to read in its entirety as set forth in Exhibit D.

6.16 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective

Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. Assuming the Company delivers to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the First-Step Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.17 Trust Preferred Securities and Subordinated Debt.

(a) At the Effective Time, Parent agrees that it shall expressly assume all of the Company’s obligations under the indenture relating to such subordinated debt securities (including, without limitation, being substituted for the Company) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees or declarations of trust required by said indenture, the subordinated debt securities or the trust preferred securities issued by Alliance Virginia Capital Trust I, or as may reasonably be requested by the trustee thereunder, and shall perform all of the Company’s obligations with respect to the subordinated debt securities and the trust preferred securities issued by Alliance Virginia Capital Trust I.

(b) At the Effective Time, Parent agrees that it shall expressly assume all of the Company’s obligations in connection with the Company’s issuance of $25,000,000 principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due 2025 pursuant to the Indenture, dated as of October 5, 2015, between the Company and Wilmington Trust, National Association, as trustee (including, without limitation, being substituted for the Company), and execute any and all documents, instruments and agreements, including any supplemental indentures, officer’s certificates, opinions of counsel and declarations of trust required by the Indenture, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of the Company’s obligations with respect to said indenture.

ARTICLE VII

CONDITIONS TO CONSUMMATION

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the First-Step Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated and (ii) none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Integrated Mergers or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Integrated Mergers, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

(e) Registration Statement; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and be continuing, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the First-Step Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.3, 3.11(a), 3.22 and Section 3.25 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2, and 3.4 (in each case after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Tax Opinion. Parent shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Parent, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Integrated Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Merger Sub the Company and others.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the First-Step Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Sections 4.3, 4.11, 4.18 and 4.20 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2, and 4.4 (in each case after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion of Troutman Sanders LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Integrated Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Merger Sub, the Company and others.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Integrated Mergers abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the obtainment of the Requisite Parent Vote or the Requisite Company Vote:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken or (ii) if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment thereof at which a vote on the issuance of shares of Parent Common Stock in connection with the First-Step Merger was taken; or

(c) by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either Parent or the Company, in the event that the First-Step Merger is not consummated by the first anniversary of this Agreement, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and (b) or Sections 7.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f) by the Company, prior to the time the Requisite Parent Vote is obtained, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the First-Step Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after the Company requests in writing that such action be taken or (ii) breached its obligations under Section 6.8 in any material respect; or

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.1 or 6.8 in any material respect; or

(h) by the Company, if the Parent Average Price is less than $34.00, subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall promptly (and in any event no later than the last day of the three (3) day period commencing on the fifth business day immediately preceding the Closing Date) notify Parent in writing of such election. During the three (3) day period commencing with Parent’s receipt of such notice, Parent shall have the option to (i) increase the Exchange Ratio to equal $32.30 divided by the Parent Average Price or (ii) pay, as part of the Merger Consideration, an amount in cash, without interest, equal to (x) $32.30 minus (y) the Parent Average Price multiplied by .9500 (the “Additional Cash Payment”). If within such three (3) day period, Parent delivers written notice to the Company that it intends to proceed with the Integrated Mergers by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio or Additional Cash Payment, then no termination shall be permitted by, or shall have occurred pursuant to, this Section 8.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified, and any references in this Agreement to the Merger Consideration shall thereafter include any Additional Cash Payment).

8.2 Termination Fee.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(g), the Company shall pay Parent, by wire transfer of same day funds, a fee in the amount of $18,500,000 (the “Termination Fee”).

(b) In the event of termination of this Agreement by the Company pursuant to Section 8.1(f), Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee.

(c) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(d) The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, then such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. The amounts payable pursuant to Sections 8.2(a), (b) and (c) constitute liquidated damages and not a penalty and, except in the case of fraud or willful misconduct, shall be the sole remedy of the party receiving such payment in the event of termination of this Agreement on the bases specified in such sections.

8.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 6.3(b) and 8.2 and Article IX, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE IX

CERTAIN OTHER MATTERS

9.1 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, “knowledge” means, with respect to the Company and Parent or any Subsidiary, the actual knowledge of the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Credit Officer, the General Counsel or persons performing comparable functions. As used in this Agreement, (i) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement, and (iii) “business day” means any day other than a Saturday, Sunday or a day on which banks in Maryland or Virginia are authorized or obligated by Law to close.

9.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 6.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

9.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the VSCA or the applicable state and federal banking Laws.

9.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

9.5 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the Commonwealth of Virginia).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8.

9.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne proportionately by Parent and the Company based on the number of stockholders of such party.

9.8 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email (with confirmation), mailed by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attention:     Ronald E. Kuykendall,

 Secretary and General Counsel

Email:           rkuykendall@sandyspringbank.com

With copies, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention:     Aaron M. Kaslow, Esq.

Email:           akaslow@kilpatricktownsend.com

If to the Company, to:

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

Attention:     Shaza Andersen

 President and Chief Executive Officer

Email:          sandersen@wfbi.com

With copies, which shall not constitute notice, to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention:     Jacob A. Lutz, III, Esq.

Email:           jake.lutz@troutmansanders.com

9.9 Entire Agreement. This Agreement, together with the documents and instruments referred to herein, together with the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

9.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

9.11 Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.12, which is intended to benefit each Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the First-Step Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Sandy Spring Bancorp, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider President and Chief Executive Officer

Touchdown Acquisition, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider President

WashingtonFirst Bankshares, Inc.

By:	/s/ Shaza L. Andersen
Shaza L. Andersen President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

PLAN OF MERGER

Merging

TOUCHDOWN ACQUISITION, INC.,

a Virginia corporation,

with and into

WASHINGTONFIRST BANKSHARES INC.,

a Virginia corporation

1.    The Merger. Touchdown Acquisition, Inc., a Virginia corporation (the “Merged Corporation”) and wholly owned subsidiary of Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), shall, at the Effective Time (as defined below), be merged (the “Merger”) with and into WashingtonFirst Bankshares Inc., a Virginia corporation (the “Company”). The parties shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”) with the State Corporation Commission of the Commonwealth of Virginia.

2.    Effective Time; Effects of the Merger.

(a)    The Merger shall become effective at the date and time (the “Effective Time”) specified in the Articles of Merger.

(b)    The Company shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of the Merged Corporation shall terminate.

(c)    The Merger will have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of the Merged Corporation and be subject to all of the debts, liabilities and obligations of the Merged Corporation.

3.    Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as the Surviving Corporation, shall be the Articles of Incorporation of the Merged Corporation, as in effect immediately prior to the Effective Time and attached hereto as Exhibit 1, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

4.    Bylaws. At the Effective Time, the Bylaws of the Company, as the Surviving Corporation, shall be the Bylaws of the Merged Corporation, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

5.    Manner and Basis of Converting Shares of Merged Corporation Common Stock and Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Merged Corporation or any holder of any shares of the common stock or other capital stock of the Company, Parent or the Merged Corporation:

(a)    Merged Corporation Common Stock. At and after the Effective Time, each share of the common stock, par value $0.01 per share, of the Merged Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b)    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value

Exhibit A – 1

$0.01 per share, of the Company (“Company Voting Common Stock”) and each share of the Non-Voting Common Stock, Series A of the Company (“Company Non-Voting Common Stock,” and, together with the Company Voting Common Stock, the “Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares (as defined below) and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into a number of shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) as follows:

(i)    if the Parent Average Price is greater than $53.23, the Exchange Ratio shall equal .8210;

(ii)    if the Parent Average Price is greater than $50.15 and equal to or less than $53.23, the Exchange Ratio shall equal the quotient of $43.70 divided by the Parent Average Price;

(iii)    if the Parent Average Price is equal to or greater than $37.07 and equal to or less than $50.15, the Exchange Ratio shall equal .8713;

(iv)    if the Parent Average Price is equal to or greater than $34.00 and less than $37.07, the Exchange Ratio shall be equal to the quotient of $32.30 divided by the Parent Average Price; and

(v)    if the Parent Average Price is less than $34.00, the Exchange Ratio shall equal .9500.

“Parent Average Price” shall mean the volume-weighted average price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on (and including) the fifth business day immediately preceding the closing of the Merger, as reported by Bloomberg Financial Markets, or any successor thereto, through its “volume weighted average price” function (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company). The Parent Common Stock to be issued in the Merger is sometimes referred to herein as the “Merger Consideration.”

(c)    Parent Capital Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(d)    No Fractional Shares. No fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Parent Average Price.

(e)    Anti-Dilutive Adjustments. If, between the date of the Agreement and Plan of Merger dated as of May 15, 2017 (the “Merger Agreement”) by and among Parent, the Merged Corporation and the Company and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by the Merger Agreement prior to such event.

(f)     Excluded Shares. As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

6.    Treatment of Company Equity Awards

(a)    At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan (as defined below) or assumed by the Company prior to the date of this

Exhibit A – 2

Agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the closing date of the Merger, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price (as defined below) over (B) the exercise price per share of Company Common Stock of such Company Stock Option less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

(b)    At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 5(b) of this Plan of Merger. Parent shall pay or issue the consideration described in this Section 6 within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of state, local, or foreign tax law.

(c)    For purposes of this Plan of Merger, “Company Stock Plans” means the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan and the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan.

7.    Exchange Procedures.

(a)    Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this Section 7, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 5(b) in exchange for outstanding shares of such Company Common Stock, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 5(d) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

(b)    Company Stock Certificate Exchange Procedures.

(i)    As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 5, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected,

Exhibit A – 3

and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 5(b), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 7(b)(iii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 5(b), and (ii) a check representing the amount of (1) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 5(b) and (2) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 7(b)(iii), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 7(b)(iii). Until surrendered as contemplated by this Section 7(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 7(b).

(ii)    The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 7(b). Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(iv)    The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 7(b).

(v)    Any portion of the aggregate amount of cash to be paid pursuant to Section 5(b), any dividends or other distributions to be paid pursuant to this Section 7(b) or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 7(b) shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such

Exhibit A – 4

stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vi)    Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

8.    Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Voting Common Stock. Each share of Company Non-Voting Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Company Non-Voting Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Company Non-Voting Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Plan of Merger.

9.    Amendment. Prior to the Effective Time, any provision of this Plan of Merger may be amended or modified at any time by an agreement in writing between the Company, the Merged Company and Parent (which writing shall expressly state the intent to amend or modify this Plan of Merger) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the VSCA or the applicable state and federal banking laws, rules and regulations.

10.    Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement.

Exhibit A – 5

Annex B

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 15, 2017 (this “Agreement”), is by and between WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”), and the undersigned shareholder (the “Shareholder”) of Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Touchdown Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “First-Step Merger”) and (ii) immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation and, in connection therewith, each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such Parent Common Stock, together with any other capital stock of Parent acquired by the Shareholder after the execution of this Agreement and over which the Shareholder exercises the sole right of disposition and voting, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by Parent that are entitled to vote on the approval of the issuance of shares pursuant to the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Parent Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Parent Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Parent’s shareholders, however called, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted all of such Shares, (1) in favor of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, (2) against any agreement, amendment of any agreement (including Parent’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (3) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Parent in the Merger Agreement.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Parent Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate planning purposes to his or her affiliates (as defined in the Merger Agreement) or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member, as applicable, shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of his or her affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of Parent with respect to which beneficial ownership and the sole rights of disposition and voting are acquired by the Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Parent, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Capacity; Consents. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of the Company pursuant to this Agreement, the Shareholder beneficially owns all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(b) Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify the Company of the number of shares of Parent Common Stock acquired by the Shareholder and over which the Shareholder exercises sole rights of disposition and voting, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of the Company and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Capacity.

(a) The Shareholder does not make any agreement or understanding herein as a director of Parent. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in the Shareholder’s capacity as a director of Parent, including complying with or exercising such Shareholder’s fiduciary duties as a member of the Board of Directors of Parent.

(b) The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

Section 5. Termination. Other than this Section 5 and Section 6, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 6. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (with confirmation), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to the Company, to:

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

Attention:         Shaza Andersen

                          President and Chief Executive Officer

Email:               sandersen@wfbi.com

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention:         Jacob A. Lutz, III, Esq.

Email:               jake.lutz@troutmansanders.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except the Company may, without the consent of the Shareholder, assign any of the Company’s rights and delegate any of the Company’s obligations under this Agreement to any affiliate of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Parent Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

WASHINGTONFIRST BANKSHARES, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

Signature

Print name

Number of Shares of Parent Common Stock:

Address:

Facsimile:
Email:

[Signature Page to Voting Agreement]

Annex C

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 15, 2017 (this “Agreement”), is by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Touchdown Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “First-Step Merger”) and (ii) immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation and, in connection therewith, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the execution of this Agreement and over which the Shareholder exercises the sole right of disposition and voting, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted all of such Shares, (1) in favor of the approval of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Company’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate planning purposes to his or her affiliates (as defined in the Merger Agreement) or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member, as applicable, shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of his or her affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership and the sole rights of disposition and voting are acquired by the Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Capacity; Consents. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement, the Shareholder beneficially owns all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(b) Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify Parent of the number of shares of Company Common Stock acquired by the Shareholder and over which the Shareholder exercises sole rights of disposition and voting, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Capacity.

(a) The Shareholder does not make any agreement or understanding herein as a director of the Company. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in the Shareholder’s capacity as a director of the Company, including complying with or exercising such Shareholder’s fiduciary duties as a member of the Board of Directors of the Company.

(b) The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

Section 5. Termination. Other than this Section 5 and Section 6, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 6. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (with confirmation), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to Parent, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832

Attention: Ronald E. Kuykendall

EVP, General Counsel & Secretary

Facsimile: 301.774.8434

Email: rkuykendall@sandyspringbank.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street NW

Washington, DC 20005

Attention: Aaron M. Kaslow

Facsimile: 202.204.5600

Email: akaslow@kilpatricktownsend.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of Parent’s rights and delegate any of Parent’s obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles (except that matters relating to the Shareholder’s fiduciary duties as a member of the Board of the Directors of the Company shall be subject to the laws of the Commonwealth of Virginia).

(l) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SANDY SPRING BANCORP, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

Signature

Print name

Number of Shares of Company Common
Stock:

Address:
Facsimile:
Email:

[Signature Page to Voting Agreement]

Annex D

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 15, 2017 (this “Agreement”), is by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Touchdown Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “First-Step Merger”) and (ii) immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation and, in connection therewith, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the execution of this Agreement and over which the Shareholder exercises the sole right of disposition and voting, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted all of such Shares, (1) in favor of the approval of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Company’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership and the sole rights of disposition and voting are acquired by the Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Capacity; Consents. The Shareholder is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Shareholder has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder and the consummation by the

Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or its property or assets is bound, or any statute, rule or regulation to which the Shareholder or its property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement, the Shareholder beneficially owns all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(b) Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify Parent of the number of shares of Company Common Stock acquired by the Shareholder and over which the Shareholder exercises sole rights of disposition and voting, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Termination. Other than this Section 4 and Section 5, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (with confirmation), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to Parent, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832

Attention: Ronald E. Kuykendall

                    EVP, General Counsel & Secretary

Facsimile: 301.774.8434

Email: rkuykendall@sandyspringbank.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street NW

Washington, DC 20005

Attention: Aaron M. Kaslow

Facsimile: 202.204.5600

Email: akaslow@kilpatricktownsend.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of Parent’s rights and delegate any of Parent’s obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Name: Daniel J. Schrider
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ENDICOTT OPPORTUNITY PARTNERS III, L.P.
By: W.R. Endicott III, L.L.C., its general partner

By:	/s/ Wayne K. Goldstein
Name: Wayne K. Goldstein
Title: Managing Member

Number of Shares of Company Common Stock:

1,199,032

Address:	570 Lexington Avenue, 37th Floor

New York, NY 10022

Phone:	212-450-8070

Facsimile:	212-450-5530

Email:	wayne@theendicottgroup.com

brad@theendicottgroup.com

[Signature Page to Voting Agreement]

Annex E

May 15, 2017

The Board of Directors

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive

Suite 250

Reston, VA 20190

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) of the Exchange Ratio (as defined below), in the proposed merger of Touchdown Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Sandy Spring Bancorp, Inc. (“Sandy Spring”), with and into WashingtonFirst, as a result of which WashingtonFirst would be the surviving corporation and a wholly-owned subsidiary of Sandy Spring (such transaction, the “First-Step Merger” and, taken together with the immediately subsequent merger of WashingtonFirst with and into Sandy Spring (with Sandy Spring as the surviving corporation), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among WashingtonFirst, Merger Sub and Sandy Spring. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the First-Step Merger, automatically and without any action on the part of any holder of shares of common stock, par value $0.01 per share, of WashingtonFirst (“WashingtonFirst Voting Common Stock”) or any holder of shares of non-voting common stock, Series A, of WashingtonFirst (“WashingtonFirst Non-Voting Common Stock” and, together with WashingtonFirst Voting Common Stock, “WashingtonFirst Common Stock”), each share of WashingtonFirst Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and Excluded Shares (each as defined in the Agreement)) shall become and be converted into 0.8713 of a share of common stock, par value $1.00 per share, of Sandy Spring (“Sandy Spring Common Stock”), subject to adjustment (as to which we express no opinion) if the Parent Average Price (as defined in the Agreement) is less than $37.07 or greater than $50.15. The foregoing ratio of 0.8713 of a share of Sandy Spring Common stock for one share of WashingtonFirst Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, simultaneously with or immediately following the Effective Time, WashingtonFirst Bank, a wholly-owned subsidiary of WashingtonFirst, is expected to merge with and into Sandy Spring Bank, a wholly-owned subsidiary of Sandy Spring, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to WashingtonFirst and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses, and in the case of

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

The Board of Directors — WashingtonFirst Bankshares, Inc.

May 15, 2017

WashingtonFirst further to an existing sales and trading relationship with a KBW affiliate, we and our affiliates may from time to time purchase securities from, and sell securities to, WashingtonFirst and Sandy Spring. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of WashingtonFirst or Sandy Spring for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of WashingtonFirst (the “Board”) in rendering this opinion and will receive a fee from WashingtonFirst for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, WashingtonFirst has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to WashingtonFirst and received compensation for such services. KBW acted as an underwriter in connection with WashingtonFirst’s December 2015 registered offering of common stock. In addition, KBW acted as placement agent in connection with WashingtonFirst’s October 2015 private placement of subordinated debt securities. In the past two years, KBW has not provided investment banking or financial advisory services to Sandy Spring for which compensation was received. KBW provided investment banking assistance to Sandy Spring in the past two years in regard to a potential transaction that was considered but not consummated by Sandy Spring, in connection with which KBW did not enter into an engagement agreement or receive compensation. We may in the future provide investment banking and financial advisory services to WashingtonFirst or Sandy Spring and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WashingtonFirst and Sandy Spring and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated May 15, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of WashingtonFirst; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended March 31, 2017 of WashingtonFirst; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Sandy Spring; (v) the unaudited quarterly financial results and Quarterly Report on Form 10-Q for the period ended March 31, 2017 of Sandy Spring; (vi) certain regulatory filings of WashingtonFirst and Sandy Spring including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended March 31, 2017 for Sandy Spring and December 31, 2016 for WashingtonFirst and their respective subsidiaries’ call reports filed with respect to each quarter during the three-year period ended March 31, 2017; (vii) certain other interim reports and other communications of WashingtonFirst and Sandy Spring to their respective shareholders; and (viii) other financial information concerning the businesses and operations of WashingtonFirst and Sandy Spring that was furnished to us by WashingtonFirst and Sandy Spring or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of WashingtonFirst and Sandy Spring; (ii) the assets and liabilities of WashingtonFirst and Sandy Spring; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for WashingtonFirst and Sandy Spring with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of WashingtonFirst that were prepared by, and provided to us and discussed with us by, WashingtonFirst management and that were used and relied upon by us at the direction of such management and

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

The Board of Directors — WashingtonFirst Bankshares, Inc.

May 15, 2017

with the consent of the Board; (vi) publicly available consensus “street estimates” of Sandy Spring for 2017 and 2018, as well as adjustments thereto for 2018 and assumed long-term Sandy Spring growth rates provided to us by Sandy Spring management, all of which information was discussed with us by Sandy Spring management and used and relied upon by us based on such discussions, at the direction of WashingtonFirst management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Transaction on Sandy Spring (including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction) that were prepared by, and provided to and discussed with us by, Sandy Spring management, and used and relied upon by us based on such discussions, at the direction of WashingtonFirst management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of WashingtonFirst and Sandy Spring regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by WashingtonFirst, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with WashingtonFirst.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of WashingtonFirst as to the reasonableness and achievability of the financial and operating forecasts and projections of WashingtonFirst referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of WashingtonFirst, upon Sandy Spring management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Sandy Spring (as adjusted for 2018), the assumed Sandy Spring long-term growth rates, and the estimates regarding certain pro forma financial effects of the Transaction on Sandy Spring, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Transaction), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Sandy Spring “street estimates” (as adjusted for 2018) referred to above that such estimates are consistent with, the best currently available estimates and judgments of Sandy Spring management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of WashingtonFirst and Sandy Spring that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Sandy Spring, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of WashingtonFirst and Sandy Spring and with the consent of the Board, that all such information provides a

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

The Board of Directors — WashingtonFirst Bankshares, Inc.

May 15, 2017

reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WashingtonFirst or Sandy Spring since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for WashingtonFirst and Sandy Spring are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of WashingtonFirst or Sandy Spring, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of WashingtonFirst or Sandy Spring under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the WashingtonFirst Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions (including the Bank Merger) and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of WashingtonFirst, Sandy Spring or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings and related expenses expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of WashingtonFirst that WashingtonFirst has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WashingtonFirst, Sandy Spring, Merger Sub, the Transaction and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the First-Step Merger to the holders of WashingtonFirst Common Stock, without regard to

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

The Board of Directors — WashingtonFirst Bankshares, Inc.

May 15, 2017

differences between WashingtonFirst Voting Common Stock and WashingtonFirst Non-Voting Common Stock. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any such related transaction to WashingtonFirst, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated recently-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of WashingtonFirst to engage in the Transaction or enter into the Agreement; (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by WashingtonFirst or the Board; (iii) the fairness of the amount or nature of any compensation to any of WashingtonFirst’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of WashingtonFirst Common Stock; (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of WashingtonFirst (other than the holders of WashingtonFirst Common Stock solely with respect to the Exchange Ratio, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Sandy Spring or any other party to any transaction contemplated by the Agreement; (v) the relative fairness of the Exchange Ratio as between holders of WashingtonFirst Voting Common Stock and holders of WashingtonFirst Non-Voting Common Stock; (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion or any other additional consideration (as provided in the Agreement) that could be paid for WashingtonFirst Common Stock; (vii) the actual value of Sandy Spring Common Stock to be issued in the First-Step Merger; (viii) the prices, trading range or volume at which WashingtonFirst Voting Common Stock or Sandy Spring Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which Sandy Spring Common Stock will trade following the consummation of the Transaction; (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to WashingtonFirst, Sandy Spring, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of WashingtonFirst Voting Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

The Board of Directors — WashingtonFirst Bankshares, Inc.

May 15, 2017

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the First-Step Merger is fair, from a financial point of view, to the holders WashingtonFirst Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company ● 787 Seventh Avenue ● New York, NY 10019

(212) 887-7777 ● www.kbw.com

Annex F

May 15, 2017

Board of Directors

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832

Ladies and Gentlemen:

Sandy Spring Bancorp, Inc. (“Parent”), Touchdown Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and WashingtonFirst Bankshares, Inc. (“Company”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will be merged with and into Company (the “First-Step Merger”), so that Company is the surviving entity in the First-Step Merger and a wholly-owned subsidiary of Parent, and (ii) immediately thereafter, Company, as the surviving entity in the First-Step Merger, will merge with an into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Merger”), with Parent as the surviving entity in the Merger. Pursuant to the terms of the Agreement, at the Effective Time, by virtue of the First-Step Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Company and each share of Non-Voting Common Stock, Series A, of Company (together, “Company Common Stock”) that is issued and outstanding at the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall become and be converted into the number of shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) as follows: (i) if the Parent Average Price is greater than $53.23, the Exchange Ratio shall equal 0.8210; (ii) if the Parent Average Price is greater than $50.15 and equal to or less than $53.23, the Exchange Ratio shall equal the quotient of $43.70 divided by the Parent Average Price; (iii) if the Parent Average Price is equal to or greater than $37.07 and equal to or less than $50.15, the Exchange Ratio shall equal 0.8713; (iv) if the Parent Average Price is equal to or greater than $34.00 and less than $37.07, the Exchange Ratio shall be equal to the quotient of $32.30 divided by the Parent Average Price; and (v) if the Parent Average Price is less than $34.00, the Exchange Ratio shall equal 0.9500. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Parent.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement, dated May 15, 2017; (ii) certain publicly available financial statements and other historical financial information of Parent and its bank subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Company and its bank subsidiary that we deemed relevant; (iv) publicly available consensus analyst earnings per share estimates for Parent for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Parent; (v) publicly available consensus analyst earnings per share estimates for Company for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Company; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock and Company Common Stock, including a comparison of certain stock trading information for Parent Common Stock, Company Common Stock and certain stock indices as well as publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for Parent and Company with similar bank and thrift institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Parent the business, financial condition, results of operations and prospects of Parent and held similar discussions with certain members of the senior management of Company regarding the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Parent, Company or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Parent and Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or Company, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Parent or Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Parent or Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Parent or Company. We have assumed, with your consent, that the respective allowances for loan losses for both Parent and Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Parent for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Parent. In addition, in preparing its analyses Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Company for the years ending December 31, 2017 and December 31, 2018, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by the senior management of Company. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent. With respect to the foregoing information, the respective managements of Parent and Company confirmed to us that such information reflected (or, in the case of the publicly available consensus analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements of the future financial performance of Parent and Company, respectively, and we assumed that such performance would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in Parent’s or Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Parent and Company will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, in all respects material to our analysis, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, Company or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Parent Common Stock or Company Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We will receive a fee for rendering this opinion. Parent has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O’Neill has not provided any other investment banking services to Parent in the two years preceding the date hereof. As we previously advised you, in the two years preceding the date hereof we have provided certain investment banking services to, and received investment banking fees from, Company. Most recently, Sandler O’Neill acted as placement agent in connection with the offer and sale of Parent’s subordinated debt in October 2015 and as financial advisor to the board of directors of Company in connection with Company’s acquisition of 1st Portfolio Holding Corporation, which transaction closed in July 2015. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent, Company and their respective affiliates. We may also actively trade the equity and debt securities of Parent, Company or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Parent as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Parent and does not address the underlying business decision of Parent to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Parent, or the effect of any other transaction in which Parent might engage. We also do not express any opinion as to the amount or nature of the compensation to be received in the Merger by any Parent or Company officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced or summarized without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02OFUB 0 2 A V + Special Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends you vote FOR Proposals 1 and 2. For Against Abstain 1. Proposal to approve the Agreement and Plan of Merger, dated as of May 15, 2017, by and among Sandy Spring Bancorp, Inc., Touchdown Acquisition, Inc. (“Merger Sub”) and WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) and the first-step merger, pursuant to which Merger Sub will merge with and into WashingtonFirst (the “WashingtonFirst Merger Proposal”). For Against Abstain 2. Proposal to adjourn the WashingtonFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the WashingtonFirst Merger Proposal. Change of Address — Please print new address below. IMPORTANT SPECIAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 3 4 3 4 5 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on October 18, 2017. Vote by Internet • Go to www.investorvote.com/WFBI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message .

WASHINGTONFIRST BANKSHARES, INC. SPECIAL MEETING OF SHAREHOLDERS October 18, 2017, 10:00 a.m. This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Shaza L. Andersen and Matthew R. Johnson as proxies, each with full power to act alone and with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of WashingtonFirst Bankshares, Inc. held of record by the undersigned on August 31, 2017, at the Special Meeting of Shareholders to be held at its corporate headquarters located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, on October 18, 2017 at 10:00 a.m, or any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND SUBMITTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Continued and to be signed on reverse side. Revocable Proxy — WashingtonFirst Bankshares, Inc. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q